table of Contents

As filed with the U.S. Securities and Exchange Commission on January 12, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 ________________

Ocean Thermal Energy Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	4931 (Primary Standard Industrial Classification Code Number)	20-5081381 (I.R.S. Employer Identification No.)

800 South Queen Street
Lancaster, Pennsylvania 17603

(717) 299-1344

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeremy P. Feakins

Chief Executive Officer

Ocean Thermal Energy Corporation

800 South Queen Street
Lancaster, Pennsylvania 17603

(717) 299-1344

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John P. Cleary, Esq.

Christopher L. Tinen, Esq.

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 300

San Diego, California 92130

(619) 515-3221

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: [_]		Accelerated filer: [_]
Non-accelerated filer [_]	(Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 value per share	52,631,578	$0.285	$14,999,999.70	$1,867.50

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(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act.
(3)	Based on the average of the high and low sales prices for the registrant’s common stock on January 9, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2018

PRELIMINARY Prospectus

Ocean Thermal Energy Corporation

52,631,578 Shares of Common Stock

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This prospectus relates to the offer and resale of up to 52,631,578 shares of our common stock, par value $0.001 per share, by the selling stockholders identified on page 16.  All such shares represent shares that L2 Capital, LLC (“L2 Capital”) has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on December 18, 2017 (the “Equity Purchase Agreement”). Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $15,000,000 worth of shares of our common stock to L2 Capital. This arrangement is also sometimes referred to herein as the “Equity Line.”

For more information about the selling stockholders, please see the section of this prospectus entitled “Selling Stockholders” beginning on page 16.

The selling stockholders may sell any shares offered under this prospectus at fixed prices, prevailing market prices at the time of sale, at varying prices or negotiated prices.

L2 Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Line, and any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 17.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of shares directly to L2 Capital pursuant to the Equity Line.

Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “CPWR.” On January 9, 2018, the average of the high and low sales prices of our common stock was $0.285 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2018.

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You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, operating results and prospects may have changed since that date.

Ocean Thermal Energy Corporation, the Ocean Thermal Energy Corporation logo, and other trademarks or service marks of Ocean Thermal appearing in this prospectus are the property of Ocean Thermal Energy Corporation. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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Prospectus Summary

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our common stock. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” “Ocean Thermal” refer to Ocean Thermal Energy Corporation.

Our Business

Ocean Thermal Energy Corporation, a Nevada corporation, is currently in the business of designing Ocean Thermal Energy Conversion (“OTEC”) power plants and Seawater Air Conditioning (“SWAC”) plants for large commercial properties, utilities and municipalities. These technologies provide practical solutions to mankind’s three oldest and most fundamental needs: clean drinking water, plentiful food, and sustainable, affordable energy without the use of fossil fuels. OTEC is a clean technology that continuously extracts energy from the temperature difference between warm surface ocean water and cold deep seawater. In addition to producing electricity, some of the seawater running through an OTEC plant can be efficiently desalinated using the power generated by the OTEC technology, producing thousands of cubic meters of fresh water every day for the communities served by its plants for use in agriculture and human consumption. This cold deep nutrient-rich water can also be used to cool buildings (SWAC) and for fish farming/ aquaculture. In short, it’s a technology with many benefits, and its versatility makes OTEC unique.

The Company previously operated under the corporate name of TetriDyn Solutions, Inc. (“TetriDyn”). On March 10, 2017, TetriDyn entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ocean Thermal Energy Corporation, a Delaware corporation (“OTE”). On May 9, 2017, TetriDyn consummated the acquisition of all outstanding equity interests of OTE pursuant to the terms of the Merger Agreement, with a newly-created Delaware corporation that is wholly-owned by TetriDyn (“TetriDyn Merger Sub”), merging with and into OTE (the “Merger”) and OTE continuing as the surviving corporation and a wholly-owned subsidiary of TetriDyn. Effective upon the consummation of the Merger (the “Closing”), the OTE Stock issued and outstanding or existing immediately prior to the Closing of the Merger was converted at the Closing into the right to receive newly issued shares of TetriDyn common stock. As a result of the Merger, TetriDyn succeeded to the business and operations of OTE. In connection with the consummation of the Merger and upon the consent of the holders of a majority of the outstanding common shares, TetriDyn filed with the Nevada Secretary of State an amendment to its articles of incorporation changing its name to “Ocean Thermal Energy Corporation”.

Our principal executive office is located at 800 South Queen Street, Lancaster, PA 17603. Our telephone number is (717) 299-1344 and our website is www.otecorporation.com. Unless expressly noted, none of the information on our website is part of this prospectus or any prospectus supplement. Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “CPWR.”

1

Offering SUMMARY

Common stock that may be offered by selling stockholders	52,631,578 shares

Common stock outstanding before this offering	122,642,247 shares

Common stock to be outstanding after this offering	175,273,825 shares (1)

Use of proceeds	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling stockholders. We will receive proceeds from the sale of shares to L2 Capital L2 Capital has committed to purchase up to $15,000,000 worth of shares of our common stock over a period of time terminating on the earlier of the date on which L2 Capital shall have purchased shares under the Equity Purchase Agreement for an aggregate purchase price of $15,000,000 or December 11, 2020.

L2 Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the lowest traded price on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the “Put Date,” or the date on which the applicable put notice is delivered to L2 Capital (the “Pricing Period”). In order to exercise the put, certain conditions must be met at each put notice date including, but not limited to: (i) we must have an effective registration statement, (ii) our common stock must be deposit/withdrawal at custodian (“DWAC”) eligible, (iii) the minimum price must exceed $0.01, and (iv) the number of shares to be purchased by L2 Capital may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by L2 Capital, would exceed 4.99% of our shares of common stock outstanding.

For further information, see “The Offering” beginning on page 14.

Plan of Distribution	The selling stockholders may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

For further information, see “Plan of Distribution” beginning on page 17.

Risk factors	You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

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(1) Assumes the issuance of 52,631,578 shares offered hereby that are issuable under our Equity Purchase Agreement with L2 Capital.

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Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Financial Condition

The auditors’ report for the years ended December 31, 2016 and 2015, contains an explanatory paragraph about our ability to continue as a going concern.

The report of our auditors on our consolidated financial statements for the years ended December 31, 2016 and 2015, as well as for prior years, contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern. We had a net loss of $6,108,117 and $13,384,634 respectively, and cash used in operations of $2,057,879 and $1,672,688, respectively, and has a working capital deficiency of $7,865,177 and $5,730,802 and an accumulated deficit of $53,111,543 and $47,003,426, respectively at December 31, 2016. This raises substantial doubt about our ability to continue as a going concern. Unless we raise additional capital by December 31, 2018, we will be unable to continue as a going concern. Our ability to continue as a going concern beyond December 31, 2018, is dependent on our ability to raise additional capital through the sale of debt or equity securities or stockholder loans and to implement our business plan during the next 12 months. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Management believes that actions presently being taken to obtain additional funding through implementing our strategic plans, broadly based marketing strategy, and sales incentives to expand operations will provide the opportunity for us to continue as a going concern.

We have no current project that will generate revenues in the near future.

None of our several projects is to the development stage at which it will generate revenues in the near future. Our project development cycles are relatively long, extending over several years as we identify a potential project site, complete negotiations with third parties, complete permitting, obtain financing, complete construction, and place a plant into service. We expect to receive a development fee of approximately 3% of the project cost from our projects, payable upon the close of project financing. Operating revenues from projects are expected to be received when the plant has been built and placed into operation. We are currently focusing on developing a U.S. Virgin Island project, but even if we develop it successfully, it will not generate revenues until several years in the future. Until we receive revenues from this or another project, we will be dependent on raising funds from external sources.

We will require substantial amounts of additional capital from external sources.

We do not have any current source of revenues or sufficient cash or other liquid resources to fund our planned activities until we receive development fees from new contracts. Accordingly, as in the past, we will need substantial amounts of capital from external sources to fund day-to-day operations and project development. We have no arrangements or commitment for such capital. We plan to continue our practice of seeking external capital through the sale of debt or equity, although we cannot assure that such efforts will be successful. Any new investments will dilute the interest of the current stockholders. Further, new investors may require preferential financial returns, security, voting rights, or other preferences that will be superior to the rights of the holders of common stock. Alternatively, as project development advances, we may be required to sell all or a portion of our interest in one or more projects, which could reduce our retained financial interest and potential return.

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Risks Related to Our Business

Our efforts to develop OTEC and SWAC plants are subject to many financial, technical, managerial, and sales risks that may make us unsuccessful.

We incur substantial costs that we may not recover developing a new project that we may not build, operate, or sell. The identification of suitable locations, the investigation of the applicable regulatory and economic framework, the identification of potential purchasers, the completion of preliminary engineering and planning, and the funding of related administrative and support costs ordinarily require several years to complete before we determine to further develop or abandon a project. Each of these steps is fraught with risks and uncertainties, such as:

•	limited market due to low demand, existing competitive energy sources, low power costs, or the absence of a single or few large potential output purchasers;

•	a regulatory scheme suggesting that the development and operation of a plant would be subject to excessively stringent utility regulations, burdensome zoning or permitting practices and requirements, unusually stringent environmental requirements, or similar factors;

•	shortage of suitable onshore locations, lack of available cold water with near-shore accessibility, sea wave and current conditions, and exposure to hurricanes, typhoons, earthquakes, or similar extreme events;

•	the unavailability of favorable tax or other incentives or excessively stringent applicable incentive requirements;

•	the high cost and potential regulatory difficulties in integrating into new markets;

•	the possibility that new markets may be limited or unstable or exposed to competition from other sources of existing or potentially new energy sources;

•	difficulties in negotiating power purchase agreements (PPAs) with potential customers, including in some instances, the necessity to assist in the formation of a power purchasing group; and

•	educating the market as well as investors regarding the reliability and economical and environmental benefits of ocean thermal technologies.

We cannot assure that we will be able to overcome these risks as we initiate the development of a project. We may incur substantial costs in advancing a project through the early stages, only to conclude eventually that the project is not economically or technically feasible, in which case we may be unable to recover the costs that we have then incurred. When we elect to proceed with a project, we may continue to incur substantial costs and be unable to complete the development, sell the project, or otherwise recover our investment. Even when a project is developed, constructed, and placed in operation, we cannot assure that we will be able to operate at a profit sufficient to recover our total investment.

We are dependent on the performance of counterparties to our agreements.

Our projects are and will be complex, with a number of agreements among several parties that purchase plant outputs; provide financing; complete design, construction, and other services; design and perform regulatory compliance; and fulfill other requirements. The failure of any participant in one of our projects due to its own management, financial, operating, or other deficiencies, all of which may be outside our control, can materially and adversely affect our operations and financial results. In circumstances in which we are not the prime developer of a large-scale project involving many large components in addition to our OTEC, SWAC, or other components, we would have little ability to address problems resulting from performance failures by others or implement project-wide remedial measures. The foregoing is illustrated in our Baha Mar project, which is now on hold because of contract performance and financing disputes by others and may never resume.

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Ongoing world economic, currency-exchange, energy-price, and political circumstances adversely affect our project development activities.

Recent and ongoing world events outside of our control or influence adversely affect our development activities. Economic uncertainties have resulted in the unpredictable availability of credit, debt, and equity financing; volatile interest rates; currency exchange-rate fluctuations that add risk to international projects; restrictions on the availability of borrowing; concerns respecting inflation and deflation; economic turmoil resulting from unpredictable political events and tensions in international relations; substantial reductions in hydrocarbon energy prices and the impact of such declines on the cost of energy generally; shifts in the economic feasibility of competitive energy sources; and similar factors. These adverse factors frequently have a particularly intense effect on emerging markets and developing countries, which we believe provide the greatest opportunity for our development of our projects. The possibility that principal energy prices will continue at current or even higher levels, which could reduce the projected cost at which power could be generated by hydrocarbon-fueled power plants and could make our relatively higher cost plants less competitive. These emerging and developing markets are particularly vulnerable to the negative impacts of these adverse circumstances. The economic feasibility of alternative energy, including the process we develop and propose to operate, as compared to hydrocarbon energy is adversely affected as the prices for hydrocarbon fuels decline. Accordingly, possible continuing low hydrocarbon prices may retard the potential increase in the economic feasibility of alternative energy. The decline in crude oil prices from over $100 per barrel several years ago to approximately half that in mid-2016 has adversely affected alternative energy development. Our ability to develop and operate alternative energy plants and our ability to generate revenue will be adversely affected by continuing, relatively soft hydrocarbon energy prices. Further, alternative energy development may be adversely affected by uncertainty in hydrocarbon prices or public expectations that hydrocarbon prices may decline again.

We require substantial amounts of capital for all phases of our proposed activities.

We require substantial amounts of capital to fund efforts to identify, research, preliminarily engineer, permit, and design our projects and negotiate PPAs for them. These costs may not be recovered, because we may not elect to complete the development of the project or because the development and operation of the project are not successful. We will rely on external capital to fund all of our operations, and we cannot assure that such capital will be available. Our efforts to access capital markets will be limited, particularly at the outset, because we have not yet developed and placed into operation our first plant. Accordingly, we expect that we will have to provide the potential for a significant economic return for the initial capital we obtain, which will likely dilute the interests of our existing stockholders. We expect that each project that we are able to fully develop, construct, and place into operation will require several stages and levels of debt and equity financing. For example, we expect that a 17.2-megawatt (MW) OTEC plant may require total capital expenditures of approximately $445 million, consisting of $365 million in project debt financing and $80 million in equity. We cannot assure that we will be able to obtain such financing, and if obtained, such financing may be on terms that we will retain only a minority financial interest in the completed project and its operations. Our inability to obtain required financing for any activity or project could have a material adverse effect on our activities and operations.

We are reliant on our key executives and personnel.

Our business, development, and prospects are highly dependent upon the continued services and performance of our directors and other key personnel, on whom we rely for experience, technical skills, and commercial relationships. We believe that the loss of services of any existing key executives, for any reason, or failure to attract and retain necessary personnel, could have a material adverse impact on our business, development, financial condition, results of operations, and prospects. Although we have entered into employment agreements with our key executives, we may not be able to retain such key executives. We do not maintain key-man life insurance on any of our executive employees.

Regulations and policies governing energy projects, power generation, desalinated water sales, and other aspects of our OTEC and SWAC plants may adversely affect our ability to develop projects, and any changes in the applicable regulatory schemes may adversely affect projects that we are constructing or have constructed and are operating.

In identifying possible plant locations and undertaking preliminary development, an important factor in the overall economic feasibility of a project will be the governing regulatory regime. Such regulation includes the way the local jurisdiction regulates the power, cooling energy, or water output from a plant. Any change in that regulatory scheme after we determine to develop a plant based on existing circumstances could have a material adverse effect on our proposed operations. Generally, we will seek to structure plant output sales agreements as privately negotiated contracts not subject to utility or similar regulation, but we cannot assure that we will be able to do so. Some PPAs that we may seek to enter into may be subject to public utility commission approval, which may not be obtained or may be delayed. In some jurisdictions, the sale of output from a plant may be subject to public service commission or regulation by a similar authority as a public utility, even though we attempt to negotiate a private purchaser agreement for that output. In these circumstances, we may encounter delays in obtaining any required approval, approval may be conditioned on specified prices or other operating conditions, or the existence of the regulatory framework may delay or limit our ability to seek price increases.

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The financial model for our proposed projects has not been tested and may not be successful.

We are proposing a financial model for the development of individual projects that includes development financing provided by us, construction financing provided by equity investors in the specific projects, and project debt financing; the payment of a development fee to us at the time of construction; and continuing equity participation by us throughout the plant’s operation. We have not used this model in the financing or completion of any plant, and we cannot assure that the financial model and, therefore, the anticipated financial return to us will be acceptable to those that might provide the requisite external capital. We may need to revise extensively our financing structure for each project, and we cannot assure that any restructured proposal would not substantially reduce our financial return or increase our risk. The financial, investment, and credit community are generally unfamiliar with OTEC and SWAC projects, which will adversely affect our financing efforts. We have no existing relationships with potential sources of debt or equity capital, and any financing sources that we may develop may be inadequate to support the anticipated capital needs of our business. Our efforts to obtain financing may be adversely affected by the fact that our projects will likely be located in developing or emerging markets. Our inability to obtain financing may force us to abandon projects in which we have invested substantial costs, which we may be unable to recover. The process of identifying new sources of debt and equity financing and agreeing on all relevant business and legal terms could be lengthy and could require us to limit the rate at which we can develop projects or reduce our financial return.

We may be exposed to political and legal risks in the developing or emerging markets in which we propose to locate plants.

Many of the emerging and developing markets that may be suitable for a potential OTEC or SWAC plants are located in emerging or developing countries that may have developing and untested regulatory and legal environments for large-scale, international, commercial enterprises. Further, political instability, regime change, or other political factors may increase uncertainty and instability, which in turn may adversely affect our ability to secure necessary regulatory approvals and obtain required project financing, which increases related costs and reduces our financial return. Any changes in applicable laws and regulations, including any governmental incentives, environmental requirements or restrictions, safety requirements, and similar matters, may change, and the risk or likelihood of such a change could adversely affect the availability and cost of financing. Further, in some jurisdictions, applicable legal requirements may not have been fully tested and are still being developed in the face of modern international commercial transactions and environmental requirements, which may lead to changes in interpretation or application that may be adverse to us. Our expectations regarding the size of the potential OTEC and SWAC markets and the number of possible suitable locations may not be accurate.

Our business plan and models are based on our identification of potential suitable locations for OTEC or SWAC plants based on a preliminary evaluation of public information respecting demographic data, current power-generation costs, and local seafloor contours and seawater temperatures, which may be inaccurate. Any material inaccuracy could substantially reduce the total market available to us for plant development.

We may be unable to arrange or complete future construction projects on time, within expected budgets, or without interruption due to materials availability and disruptions in supply, labor, or other factors. If any project reaches the point at which we undertake construction, such construction may be subject to actual prices higher than the amount budgeted, the limited or delayed availability of components or materials, shortages or interruptions of labor or materials, or similar circumstances. In the case we have insufficient budget flexibility to pay increased construction costs, corresponding delays could result to construction completion and the commencement of operations.

Emerging markets are often associated with high growth rates that may not be sustainable and may be accompanied by periods of high inflation. Rising inflation or related government monetary and economic policies in certain project jurisdictions may affect our ability to obtain external financing and reduce our ability to implement our expansion strategy. We can give no assurances that a local government will not implement general or project-specific measures to tighten external financing standards, or that if any such measure is implemented, it will not adversely affect our future operating results and profitability.

We are subject to changing attitudes about environmental risks.

Our projects may face opposition from environmental groups that may oppose our development, construction, or operation of OTEC or SWAC plants. Each project is expected to have different environmental issues, especially as many of our projects are based in different settings having a wide range of environmental standards. We intend to solicit input from environmental organizations and activists early in our design process in relation to our projects in an effort to consider appropriately these organizations’ recommendations in order to mitigate subsequent conflict or opposition, but we cannot assure that such outreach will be effective in all cases, and if it is not, opposition to our projects could increase our cost and adversely affect the results of our operations.

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We may be unable to find land suitable for our projects.

Each project site requires land of differing characteristics to permit the cost-effective construction of OTEC or SWAC plants, and suitable land may not always be available. Even if available, such land may be difficult to obtain in a timely or cost-effective manner. For example, we would prefer to place OTEC power systems and facilities as close to the ocean as possible. We hope to mitigate this risk by using land owned by local governments, rather than private individuals or entities, as targeting local governments with favorable energy policies or mandates should reduce land rights risks. Our inability to secure appropriate land at a reasonable cost may render certain of our future projects economically unfeasible.

We have a limited number of suppliers for certain materials, which could increase our costs or delay completion of projects.

In our systems, the two most important components are heat exchangers and deep-water intake pipes. Although there are multiple providers of each of these components, the supply of the best components comes from just a few companies globally. Should these resources become unavailable for any reason or too costly, we would be required to seek alternative suppliers. The products from such suppliers could be of a lower quality or more costly, in any event requiring us to expend additional monies or time to complete our projects as planned. This could result in financial penalties or other costs to us.

There may be greater cost in building OTEC plants that generate over 10 MWs of electricity.

In order to successfully obtain debt financing for OTEC facilities, we must find engineering, procurement, and construction contractors willing to enter into fixed-price contracts at a pricing that is economically viable for us. Based on our preliminary discussions, we believe that engineering, procurement, and construction contractors may be willing to consider fixed-price arrangements for up to 10-MW OTEC facilities, but we have not yet discussed performance risk guarantees for OTEC plants greater than 10 MW. The cost of construction for larger OTEC power systems may vary considerably. Such variances could include increased costs for construction, design, and component procurement. As we gain more experience, we may improve upon efficiencies and accuracy in pricing. Failure to procure engineering, procurement, and construction contractors willing to perform fixed-price contracts on facilities that produce more than 10 MWs may have a material adverse effect on our operations.

Technological advances may render our technologies, products, and services obsolete.

We operate in a fast-moving sector in which new forms of power generation and new energy sources are continuously being researched. New technologies may be able to provide power, coolant, desalinated seawater, or other outputs at a lower cost, including amortization of capital costs, or with less environmental impact. We will remain subject to these risks for the useful life of our projects, which could extend for 20 to 30 years or more. Any such technological improvements could render our projects obsolete.

We may not successfully manage growth.

We intend to continue to develop the projects in our project pipeline and to construct and operate plants as we deem warranted and as we are able to finance. This is an ambitious growth strategy. Our growth and future success will depend on the successful completion of the expansion strategies and the sufficiency of demand for our energy products. The execution of our expansion strategies may also place a strain on our managerial, operational, and financial reserves. Should we fail to effectively implement such expansion strategies or should there be insufficient demand for our products and services, our business operations, financial performance, and prospects would be adversely affected.

There will likely be a single or limited number of power purchasers from each plant, so we will be dependent on their economic viability and stability and continued operations.

We expect that any plant that we operate will provide power, cooling, desalinated water, or other products to a few or a limited number of key power purchasers that will use the power for specific commercial enterprises, such as resorts, manufacturing or processing plants, or similar large-scale operations. Accordingly, our ability to sell power and other outputs will be dependent on the economic viability of these purchasers. If one or more key purchasers were to fail, we would be required to obtain alternative purchasers for our power and other outputs, and there may be no or a limited number of such alternative purchasers in the merging and developing markets where we anticipate our plants may be located. Accordingly, a failure of an output purchaser may result in the failure of our power plant project. We do not anticipate that we will be able to obtain insurance to protect us against such a loss on acceptable terms. Further, our project output purchasers may not comply with contractual payment obligations or may otherwise fail to perform their contracts, and they may have greater economic bargaining power and negotiating leverage as we seek to enforce our contractual rights. To the extent that any of our project power purchasers are, or are controlled by, governmental entities, our projects may also be subject to legislative, administrative, or other political action or policies that impair their contractual performance. Any failure of any key power purchasers to meet their contractual obligations for any reason could have a material adverse effect on our business and operations.

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Operational problems, natural events or catastrophes, casualty loss, or other events may impair the commercial operation of our projects.

Our ability to meet our delivery obligations under power-generation contracts, as well as our ability to meet economic projections, will depend on our ability to maintain the efficient working order of our plants. Severe weather, natural disasters, accidents, failure of significant equipment components, inability to obtain replacement parts, failure of power transmission facilities, or other catastrophes or occurrences could materially interrupt our activities and consequently reduce our economic return. Since all of our plants will be located on the shore within close proximity to deep ocean or lake water, our plants will be subject to extraordinary natural occurrences, such as wave surges from hurricanes or typhoons, tsunamis, earthquakes, and other events, over which we will have absolutely no control. We cannot assure that we can obtain sufficient insurance to protect us from all risks resulting from such catastrophes. Further, we cannot assure that any design features or operating policies that we may use will mitigate the risks to which our plants may be exposed. Any threatened or actual events could expose us to plant shutdowns, substantial repairs, interruptions of operations, damages to our power purchasers, and similar events that could require us to incur substantial costs and significantly impair our revenues and results of operations.

We may be adversely affected by climate change.

Climate change may result in changes in ocean currents and water temperatures that could have a material adverse effect on our results of operations. These changes may require additional capital costs or impair the efficiency of our operations. Because of the size and cost of major components of our power plants, we typically will not inventory spare components, so that any substantial damage may require that we await the custom manufacture and delivery of such items, which may involve substantial delays. Significant changes may render any plant inefficient and uneconomical.

Our projects will be subject to substantial regulation.

Our projects likely will be significant commercial or industrial enterprises in each of their locations and, as such, will be subject to numerous environmental, health and safety, antidiscrimination, and similar laws and regulations in each of the jurisdictions governing our locations. These laws and regulations will require our projects to obtain and maintain permits and approvals; complete environmental impact assessments or statements prior to construction; and review processes and operations to implement environmental, health and safety, antidiscrimination, and other programs and procedures to control risks associated with our operations.

Our in-water facilities and operations may be deemed to threaten living coral, sea plants and animals, shoreline contours, and similar items. In some circumstances, we may encounter environmental problems that we may unable to overcome, which may force us to relocate our facilities, at considerable additional costs.

If our projects do not comply with applicable laws, regulations, or permit conditions, or if there are endangered or threatened species fatalities on our projects, we may be required to pay penalties or fines or curtail or cease operations of the affected projects. In addition, violations of environmental and other laws, including certain violations of laws protecting wetlands, shorelines and land, and sea plant and animal life, may result in civil fines, criminal sanctions, or injunctions.

Some environmental laws impose liability on current and previous owners and operators of real property for the cost of removal or remediation of hazardous substances, without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substance. In some jurisdictions, private plaintiffs may also bring claims arising from the presence of hazardous substances or their unlawful release or exposure. We will likely be unable to purchase insurance against these risks at all or on acceptable terms.

Environmental health and safety laws, regulations, and permit requirements applicable to any specific project at the time of construction may change or become more stringent during the life of the operation. Any such changes could require that our projects incur substantial additional costs, alter their operations, or limit or curtail their operations in order to comply, which would have a material adverse effect on our operations. We may not be able to pass on any additional costs that we incur to our power purchasers, particularly in those cases in which we sell power pursuant to a long-term, fixed-price agreement. The OTEC and SWAC industry may be subject to increased regulatory oversight.

8

As the OTEC and SWAC industries develop, new regulatory schemes may be adopted by one or more jurisdictions in which we develop or operate plants in order to address actual or perceived threats or problems. In addition to more stringent environmental, safety, and other regulations that may be applicable to us generally under the current regulatory scheme, whole new areas of regulation may be adopted, which could have a material adverse effect on our results of operations. New regulations may specifically regulate, for example, the price at which power that is generated from different seawater temperatures may be sold, even to private purchasers. We may have plants in various locations subject to different governing jurisdictions, so the complexity of this developing and expanding regulatory pattern may be particularly cumbersome and expensive.

Insurance to cover anticipated risks may become more expensive.

There are no known commercial OTEC and SWAC plants in operation, so the nature and cost of insurance is difficult to predict. Insurance costs may substantially exceed the costs forecast during the planning process or budgeted during actual operations. We cannot assure that adequate insurance coverage will be available to protect us against all risks or that any related costs will be economical. Accordingly, if we are unable or cannot afford to purchase insurance against specific risks, our projects may be fully exposed to those risks, which also could have a material adverse effect on the viability of any affected plant.

Risks Related to Our International Operations

Certain risks of loss arise from our need to conduct transactions in foreign currencies.

Our business activities outside the United States and its territories may be conducted in foreign currencies. In the future, our capital costs and financial results may be affected by fluctuations in exchange rates between the applicable currency and the dollar. Other currencies used by us may not be convertible at satisfactory rates. In addition, the official conversion rates between a particular foreign currency and the U.S. dollar may not accurately reflect the relative value of goods and services available or required in other countries. Further, inflation may lead to the devaluation of such other currencies.

Foreign governmental entities may have the authority to alter the terms of our rights or agreements if we do not comply with the terms and obligations indicated in such agreements.

Pursuant to the laws in some jurisdictions in which we may develop or operate plants, foreign governmental entities may have the authority to alter the terms of our contractual or financial rights or override the terms of privately negotiated agreements. In extreme circumstances, some foreign governments have taken the extreme step of confiscating private property on the assertion that such action is necessary in the public interest of such country. If this were to occur, we may not be compensated fairly or at all. We cannot assure that we have complied, and will comply, with all the terms and obligations imposed on us under all foreign laws to which one or more of our operations and assets may be subject.

Our operations will require our compliance with the Foreign Corrupt Practices Act.

We must conduct our activities in or related to foreign companies in compliance with the U.S. Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery laws that generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Enforcement officials interpret the FCPA’s prohibition on improper payments to government officials to apply to officials of state-owned enterprises, including state-owned enterprises with which we may develop or operate projects or to which we may sell plant outputs. While our employees and agents are required to acknowledge and comply with these laws, we cannot assure that our internal policies and procedures will always protect us from violations of these laws, despite our commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of risks may adversely affect our business, performance, prospects, value, financial condition, reputation, and results of operations.

Our competitors may not be subject to laws similar to the FCPA, which may give them an advantage in negotiating with underdeveloped countries and the government agencies.

Our competitors outside the United States may not be subject to anti-bribery or corruption laws as encompassing or stringent as the U.S. laws to which we are subject, which may place us at a competitive disadvantage.

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We may encounter difficulties repatriating income from foreign jurisdictions.

As we develop and place plants into operation, we intend to enter into only revenue-generating agreements in which we are paid in U.S. dollars directly to our U.S. banks or through countries in which repatriation of the funds to our U.S. accounts is unrestricted. However, situations could arise in which we agree to accept payment in foreign jurisdictions and for which restrictions make it difficult or costly to transfer these funds to our U.S. accounts. In this event, we could incur costs and expenses from our U.S. assets for which we cannot recover income directly. This could require us to obtain additional working capital from other sources, which may not be readily available, resulting in increased costs and decreased profits, if any.

Risks Related to Our Common Stock

Our common stock is thinly traded, and there is no guarantee of the prices at which the shares will trade.

Trading of our common stock is conducted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “CPWR.” Not being listed for trading on an established securities exchange has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of the Company. This may result in lower prices for your common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. Historically, our common stock has been thinly traded, and there is no guarantee of the prices at which the shares will trade, or of the ability of stockholders to sell their shares without having an adverse effect on market prices.

We have never paid dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends depends on our ability to successfully develop our OTEC business and generate revenue from future operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors and will be at the discretion of our board of directors (the “Board of Directors”).

Because our common stock is a “penny stock,” it may be difficult to sell shares of our common stock at times and prices that are acceptable.

Our common stock is a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our common stock. Because of these rules, many brokers choose not to participate in penny stock transactions and there is less trading in penny stocks. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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Our management concluded that our internal control over financial reporting was not effective as of December 31, 2016. Compliance with public company regulatory requirements, including those relating to our internal control over financial reporting, have and will likely continue to result in significant expenses and, if we are unable to maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and other federal securities laws. As a result, we incur significant legal, accounting, and other expenses, including costs associated with our public company reporting requirements and corporate governance requirements. As an example of public reporting company requirements, we evaluate the effectiveness of disclosure controls and procedures and of our internal control over financing reporting in order to allow management to report on such controls.

Our management concluded that our internal control over financial reporting was not effective as of December 31, 2016 due to a failure to maintain an effective control environment, failure of segregation of duties, failure of entity-level controls and our sole executive’s access to cash.

If significant deficiencies or other material weaknesses are identified in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common stock and ability to obtain any necessary equity or debt financing could suffer. This would likely have an adverse effect on the trading price of our common stock and our ability to secure any necessary additional equity or debt financing.

Risks Relating to our Equity Line with L2 Capital

Resales of shares purchased by L2 Capital under the Equity Purchase Agreement may cause the market price of our common stock to decline.

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $15,000,000 worth of shares of our common stock to L2 Capital. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $15,000,000 or December 11, 2020. This arrangement is also sometimes referred to herein as the “Equity Line.” The common stock to be issued to L2 Capital pursuant to the Equity Purchase Agreement will be purchased at a price equal to 85% of the “Market Price,” which is defined as the lowest traded price on the OTCQB, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the date that a put notice is delivered to L2 Capital (a “Put Date”). L2 Capital will have the financial incentive to sell the shares of our common stock issuable under the Equity Purchase Agreement in advance of or upon receiving such shares and to realize the profit equal to the difference between the discounted price and the current market price of the shares. This may cause the market price of our common stock to decline.

The foregoing description of the terms of the Equity Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Equity Purchase Agreement itself.

Puts under Equity Purchase Agreement may cause dilution to existing stockholders.

From time to time during the term of the Equity Purchase Agreement, and at our sole discretion, we may present L2 Capital with a put notice requiring L2 Capital to purchase shares of our common stock. As a result, our existing stockholders will experience immediate dilution upon the purchase of any of the shares by L2 Capital. L2 Capital may resell some, if not all, of the shares that we issue to it under the Equity Purchase Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to L2 Capital in exchange for each dollar of the put amount. Under these circumstances, the existing stockholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by L2 Capital, and because our existing stockholders may disagree with a decision to sell shares to L2 Capital at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

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There is no guarantee that we will satisfy the conditions to the Equity Purchase Agreement.

Although the Equity Purchase Agreement provides that we can require L2 Capital to purchase, at our discretion, up to $15,000,000 worth of shares of our common stock in the aggregate, our ability to put shares to L2 Capital and obtain funds when requested is limited by the terms and conditions of the Equity Purchase Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to L2 Capital at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to L2 Capital to the extent that it would cause L2 Capital to beneficially own more than 4.99% of the outstanding shares of our common stock.

We may not have access to the full amount available under the Equity Purchase Agreement with L2 Capital.

Our ability to draw down funds and sell shares under the Equity Purchase Agreement requires that a registration statement be declared effective and continue to be effective registering the resale of shares issuable under the Equity Purchase Agreement. The registration statement of which this prospectus is a part registers the resale of 52,631,578 shares of our common stock issuable under the Equity Line. Our ability to sell any additional shares under the Equity Purchase Agreement will be contingent on our ability to prepare and file one or more additional registration statements registering the resale of such additional shares. These registration statements (and any post-effective amendments thereto) may be subject to review and comment by the staff of the Securities and Exchange Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements (and any post-effective amendments thereto) cannot be assured. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Purchase Agreement to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to L2 Capital. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the Equity Purchase Agreement with L2 Capital is subject to a number of conditions, there is no guarantee that we will be able to draw down all of the proceeds of $15,000,000 under the Equity Purchase Agreement.

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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission in its rules, regulations and releases, which represent the registrant’s expectations or beliefs, including but not limited to, statements concerning the registrant’s operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the registrant’s control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the company and its subsidiaries, volatility of stock price, commercial viability of OTEC systems and any other factors discussed in this and other registrant filings with the Securities and Exchange Commission.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

This prospectus contains forward-looking statements, including statements regarding, among other things:

•	our ability to continue as a going concern;

•	our anticipated needs for working capital;

•	our ability to secure financing;

•	actual capital costs, operating costs, production and economic returns may differ significantly from those that we have anticipated;

•	the financial model for our proposed projects has not been tested and may not be successful;

•	we are subject to changing attitudes about environmental risks;

•	our projects will be subject to substantial regulation;

•	our efforts to develop OTEC and SWAC plants are subject to many financial, technical, managerial, and sales risks that may make us unsuccessful;

•	our exposure to political and legal risks in developing or emerging markets where we propose to locate our plants;

•	technological advances may render our technologies obsolete; and

•	operational problems, natural events or catastrophes, casualty loss, or other events may impair the commercial operation of our projects.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

These risks and uncertainties and other factors include, but are not limited to, those set forth under “Risk Factors.” All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive proceeds from the sale of shares of our common stock pursuant to L2 Capital under the Equity Purchase Agreement. We will use these proceeds for general corporate and working capital purposes, or for other purposes that our Board of Directors, in its good faith, deems to be in the best interest of our Company. We have agreed to bear the expenses relating to the registration of the offer and resale by the selling stockholders of the shares being offered hereby.

THE OFFERING

The selling stockholders may offer and resale of up to 52,631,578 shares of our common stock, par value $0.001 per share, pursuant to this prospectus.  All of such shares represent shares that L2 Capital has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on December 11, 2017 (the “Equity Purchase Agreement”), which are described below.

Equity Purchase Agreement and Registration Rights Agreement with L2 Capital, LLC

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $15,000,000 worth of shares of our common stock to L2 Capital.   Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $15,000,000 or December 11, 2020. We have no obligation to sell any shares under the Equity Purchase Agreement. This arrangement is also sometimes referred to herein as the “Equity Line.”

As provided in the Equity Purchase Agreement, we may require L2 Capital to purchase shares of common stock from time to time by delivering a put notice to L2 Capital specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than 300% of the average daily trading volume in dollar amount for our common stock during the 5 trading days preceding the date on which we deliver the applicable put notice. Additionally, such amount may not be lower than $10,000 or higher than $1,000,000. L2 Capital will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause L2 Capital to own more than 4.99% of our common stock.

 For each share of the our common stock purchased under the Equity Line, L2 Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the lowest closing traded price on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the “Put Date,” or the date that a put notice is delivered to L2 Capital (the “Pricing Period”).  On the settlement date, L2 Capital will purchase the applicable number of shares subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by L2 Capital of the shares to be issued under the Equity Line as contemplated by the Registration Rights Agreement described below.  The Equity Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

 The Equity Purchase Agreement contains covenants, representations and warranties of us and L2 Capital that are typical for transactions of this type. In addition, we and L2 Capital have granted each other customary indemnification rights in connection with the Equity Purchase Agreement. The Equity Purchase Agreement may be terminated by us at any time.

In connection with the Equity Purchase Agreement, we also entered into Registration Rights Agreement with L2 Capital requiring us to prepare and file a registration statement registering the resale by L2 Capital of shares to be issued under the Equity Line, to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) three months after the last closing of a sale of shares under the Equity Line, (ii) the date when L2 Capital may sell all the shares under Rule 144 without volume limitations, or (iii) the date L2 Capital no longer owns any of the shares. In accordance with the Registration Rights Agreement, on January 12, 2018, we filed the registration statement of which this prospectus is a part registering the resale by L2 Capital of up to 52,631,578 shares that may be issued and sold to L2 Capital under the Equity Line. This registration statement was declared effective by the SEC on _______, 2018.

The 52,631,578 shares being offered pursuant to this prospectus by L2 Capital will represent approximately 35.66% of our shares of common stock issued and outstanding held by non-affiliates of our Company as of the date of this prospectus assuming the offering is fully subscribed.

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The foregoing description of the terms of the Equity Purchase Agreement and Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements and instruments themselves, copies of which are filed as Exhibits 10.1 and 10.2 to our Current Report on Form 8-K dated December 21, 2017, and incorporated into this prospectus by reference. The benefits and representations and warranties set forth in such agreements and instruments are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

We intend to sell L2 Capital periodically our common stock under the Equity Purchase Agreement and L2 Capital may, in turn, sell such shares to investors in the market at the market price or at negotiated prices. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to L2 Capital to raise the intended amount of funds, as our stock price declines.

Likelihood of Accessing the Full Amount of the Equity Line

Notwithstanding that the Equity Line is in an amount of $15,000,000, we anticipate that the actual likelihood that we will be able access the full amount of the Equity Line is low due to several factors, including that our ability to access the Equity Line is impacted by our average daily trading volume, which may limit the maximum dollar amount of each put we deliver to L2 Capital, and our stock price. Our use of the Equity Line will continue to be limited and restricted if our share trading volume or and market price of our stock continue at their current levels or decrease further in the future from the volume and stock prices reported over the past year. Further, if the price of our stock remains at $0.285 per share (which represents the average of the high and low reported sales prices of our common stock on January 9, 2018), the sale by L2 Capital of all 52,631,578 of the shares registered in this prospectus would mean we would receive only $12,750,000 from our sale of shares under the Equity Line. Our ability to issue shares in excess of the 52,631,578 shares covered by the registration statement of which this prospectus is a part will be subject to our filing a subsequent registration statement with the SEC and the SEC declaring it effective.

In addition, we may have to increase the number of our authorized shares in order to issue shares to L2 Capital in the future. Increasing the number of our authorized shares will require further board and stockholder approval. Accordingly, because our ability to deliver puts to L2 Capital under the Equity Purchase Agreement is subject to a number of conditions, there is no guarantee that we will receive all or any portion of the $15,000,000 that is available to us under the Equity Line.

December 28, 2017 Convertible Note and Warrant Financing Transaction

On December 28, 2017, we entered into a Note and Warrant Purchase Agreement pursuant to which we issued a series of unsecured promissory notes (the “Notes”) to accredited investors, in the aggregate principal amount of $535,000 as of January 8, 2018. The Notes accrue interest at a rate of 10% per annum payable on a quarterly basis and are not convertible into shares of capital stock of the Company. The Notes are payable within five business days after receipt of funds from L2 Capital under the Equity Purchase Agreement equal to 20% of the total funds received by the Company from L2 payable on a pro rata basis to all holders of the Notes. The Company may prepay the Notes in whole or in part without penalty or premium on or before the maturity date of July 30, 2019.

In connection with the issuance of the Notes, for each Note purchased the Noteholder will receive a warrant exercised as follows:

$10,000 note with a warrant to purchase 2,000 shares

$20,000 note with a warrant to purchase 5,000 shares

$25,000 note with a warrant to purchase 6,500 shares

$30,000 note with a warrant to purchase 8,000 shares

$40,000 note with a warrant to purchase 10,000 shares

$50,000 note with a warrant to purchase 14,000 shares

The exercise price per share of the Warrants is equal to Eighty-Five Percent (85%) of the closing price of the Company’s common stock on the day immediately preceding the exercise of the relevant Warrant, subject to adjustment as provided in the Warrant. The Warrant includes a cashless net exercise provision whereby the holder can elect to receive shares equal to the value of the Warrant minus the fair market value of shares being surrendered to pay the exercise. As of January 8, 2018, we had issued Warrants to purchase 145,500 shares of common stock.

The foregoing description of the terms of the Note and Warrant Purchase Agreement, Notes and Warrants does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements and instruments themselves, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to our Current Report on Form 8-K dated January 3, 2018, and incorporated into this prospectus by reference. The benefits and representations and warranties set forth in such agreements and instruments are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

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SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders or their respective permitted transferees of 52,631,578 shares of our common stock which may be issued by us to L2 Capital under the Equity Purchase Agreement. L2 Capital is an “underwriter” within the meaning of the Securities Act in connection with its resale of our common stock pursuant to this prospectus.  The selling stockholder has not had any position or office, or other material relationship with us or any of our affiliates over the past three years. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of January 5, 2018 and the number of shares of our common stock being offered pursuant to this prospectus

Name of selling stockholder	Shares beneficially owned as of the date of this prospectus (1)	Number of shares being offered	Number of shares to be beneficially owned and percentage of beneficial ownership after the offering (1)(2)
			Number of shares	Percentage of class (3)
L2 Capital LLC (4)	1,714,285	52,631,578	0	0%

_______________

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	The amount and percentage of shares of our common stock that will be beneficially owned by the selling stockholder after completion of the offering assume that they will sell all shares of our common stock being offered pursuant to this prospectus.

(3)	Based on 122,642,247 shares of our common stock issued and outstanding as January 5, 2018. All shares of our common stock being offered pursuant to this prospectus by the selling stockholder are counted as outstanding for computing the percentage beneficial ownership of such selling stockholder.

(4)	Adam Long possesses voting and investment control over shares owned by L2 Capital.

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PLAN OF DISTRIBUTION

The selling stockholders or their respective permitted transferees may, from time to time, sell any or all of shares of our common stock covered hereby on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers.

L2 Capital, LLC is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because L2 Capital is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although L2 Capital has agreed not to enter into any “short sales” of our common stock, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, L2 Capital may enter into arrangements it deems appropriate with respect to sales of shares of our common stock after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares reasonably expected to be purchased by L2 Capital under such put notice.

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DESCRIPTION OF SECURITIES

Capital Stock

Pursuant to our articles of incorporation, as amended to date, our authorized capital stock consists of 205,000,000 shares, comprised of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 5, 2018, there were 122,642,247 shares of common stock and 0 shares of preferred stock issued and outstanding. Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., under the trading symbol “CPWR.”

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our articles of incorporation and bylaws. For greater detail about our capital stock, please refer to our articles of incorporation and bylaws.

Common Stock

Voting.  Holders of our common stock are entitled to one vote for each outstanding share of common stock owned by such stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. At any meeting of the stockholders, a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by our articles of incorporation or by our bylaws.

Dividend Rights.  Holders of our common stock are entitled to receive ratably dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions. The dividend rights of holders of common stock are subject to the dividend rights of the holders of any series of preferred stock that may be issued and outstanding from time to time.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, the holders of such preferred stock may be entitled to distribution and/or liquidation preferences that require us to pay the applicable distribution to the holders of preferred stock before paying distributions to the holders of common stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

Preferred Stock

Pursuant to our articles of incorporation, as amended to date, we are authorized to issue up to five million (5,000,000) shares of preferred stock. We may issue such shares without stockholder action, from time to time, in one or more series, as may be determined by our Board of Directors. Our Board of Directors is expressly granted authority, within the limits set forth in the Nevada Revised Statutes, to:

(a)                designate, in whole or in part, the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class of shares before the issuance of any shares of that class;

(b)                create one or more series within a class of shares, fix the number of shares of each such series, and designate in whole or in part the voting powers, designations, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; or

(c)                alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly-unissued class of shares or any wholly-unissued series of any class of shares.

At this time, however, no shares of preferred stock are outstanding and we have not designated any series of preferred stock.

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Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid.

This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33-1/3%;

•	33-1/3% or more but less than or equal to 50%; or

•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe that these provisions apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of December 31, 2017, we had 1,520 stockholders of record. Therefore, we believe that these provisions governing combination of a Nevada corporation apply to us and may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

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•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

Our articles of incorporation contains provisions for “blank-check preferred stock” that may delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

EXPERTS

The consolidated financial statements of Ocean Thermal Energy Corporation as of and for the years ended December 31, 2016 and 2015, appearing in this prospectus and the registration statement of which it is a part, have been audited by Liggett & Webb P.A., an independent registered public accounting firm, as set forth in their report dated March 31, 2017 (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Procopio, Cory, Hargreaves & Savitch, LLP has provided us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

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BUSINESS

Overview

OCEES International Inc. (“OCEES”) was formed under the laws of Hawaii on January 21, 1998. Ocean Thermal Energy Corporation (“OTE Delaware”) was a Delaware corporation formed on October 18, 2010. In 2011, OCEES and OTE Delaware entered into a share exchange agreement. The transaction was treated as a merger of entities under common control as 100% of the stockholders of OCEES exchanged their shares for 100% of the outstanding shares of OTE Delaware.

OTE Delaware used its proprietary technology to develop, build, own, and operate renewable energy systems, primarily in the Eastern and Western Caribbean Islands.

On December 17, 2013, Broadband Network Affiliates, Inc. (“BBNA”), a Nevada Corporation, changed its state domicile and became a Delaware Corporation. On December 23, 2013, BBNA entered into a merger agreement with OTE Delaware, which was effective December 31, 2013. Upon completion of the merger, BBNA changed its name to Ocean Thermal Energy Corporation (“OTE”) and the former OTE Delaware ceased to exist. The transaction was treated as a reverse merger and recapitalization by OTE Delaware.

The Company previously operated under the corporate name of TetriDyn Solutions, Inc. (“TetriDyn”). On March 10, 2017, TetriDyn entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OTE. On May 9, 2017, TetriDyn consummated the acquisition of all outstanding equity interests of OTE pursuant to the terms of the Merger Agreement, with a newly-created Delaware corporation that is wholly-owned by TetriDyn (“TetriDyn Merger Sub”), merging with and into OTE (the “Merger”) and OTE continuing as the surviving corporation and a wholly-owned subsidiary of TetriDyn. Effective upon the consummation of the Merger (the “Closing”), the OTE Stock issued and outstanding or existing immediately prior to the Closing of the Merger was converted at the Closing into the right to receive newly issued shares of TetriDyn common stock. As a result of the Merger, TetriDyn succeeded to the business and operations of OTE. In connection with the consummation of the Merger and upon the consent of the holders of a majority of the outstanding common shares, TetriDyn filed with the Nevada Secretary of State an amendment to its articles of incorporation changing its name to “Ocean Thermal Energy Corporation”.

Our Business

The Company develops projects for renewable power generation, desalinated water production, and air conditioning using proprietary intellectual property designed and developed by its own experienced oceanographers, engineers, and marine scientists. Plants using its technologies are designed to extract energy from the temperature difference between warm surface ocean water and cold deep seawater at a depth of approximately 3,000 feet. We believe these technologies provide practical solutions to mankind’s fundamental needs for sustainable, affordable energy; desalinated water for domestic, agricultural, and aquaculture uses; and cooling, all without the use of fossil fuels.

•	Ocean Thermal Electrical Conversion, known in the industry as “OTEC”, power plants are designed to produce electricity. In addition, some of the seawater running through an OTEC plant can be desalinated efficiently, producing fresh water for agriculture and human consumption.

•	Seawater Air Conditioning, known in its industry as SWAC, plants are designed to use cold water from ocean depths to provide air conditioning for large commercial buildings or other facilities. This same technology can also use deep cold water from lakes, known as Lake Water Air Conditioning or LWAC.

Both OTEC and SWAC systems can be engineered to produce desalinated water for potable, agricultural, and fish farming/aquaculture.

Many applications of technologies based on ocean temperature differences between surface and deep seawater have been developed at the Natural Energy Laboratory of Hawaii Authority, or NELHA, test facility (http://nelha.hawaii.gov), including applications for desalinated seawater, fish-farming, and agriculture. We believe our proprietary advances to existing technologies developed by others in the industry enhance their commercialization for the plants we proposed to develop.

The Company has recruited a scientific and engineering team that includes oceanographers, engineers, and marine scientists who have worked for a variety of organizations since the 1970s on several systems based on extracting the energy from the temperature differences between surface and deep seawater, including projects by NELHA, the Argonne National Laboratory (http://www.anl.gov), and others. Note: All URL addresses in this Information Statement are inactive textual references only. Our executive team members have complementary experience in leading engineering and technical companies and projects from start-up to commercialization.

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Our Vision

Our vision is to bring these technologies to tropical and subtropical regions of the world where about 3 billion people live. Our market includes 68 countries, 29 territories with suitable sea depth, shore configuration, and market need, we plan to be the first company in the world to design and build a commercial scale OTEC plant and, to that end, has several projects in the planning stages. Our initial markets and potential projects include several U.S. Department of Defense bases situated in the Asia Pacific and other regions where energy independence is crucial. Currently, we have projects in various planning and development stages in the Caribbean, the South Pacific, Asia, Zanzibar, Guam and other island locations.

Our Technology

OTEC is a self-sustaining energy source, with no supplemental power required to generate continuous (24/7) electricity. It works by converting heat from the sun, which has warmed ocean surface water, into electric power, and then completing the process by cooling the plant with cold water from deep in the ocean. The cold water can also be used for very efficient air conditioning and desalinated to produce fresh water. OTEC has worked in test settings where there exists a natural temperature gradient of 20 degrees Celsius or greater in the ocean. We believe OTEC can deliver sustainable electricity in tropical and subtropical regions of the world at rates approximately 20-40% lower than typical costs for electricity produced by fossil fuels in those markets.

Further, we believe that a small, commercial OTEC plant could offer competitive returns even in a market where the cost of electricity is as low as $0.30 per kilowatt-hour, or kWh. For example, the Inter-American Development Bank, an international bank providing development financing in Latin America and the Caribbean, reports that energy prices for hydrocarbon-generated power during 2010-2012 for 15 Caribbean countries averaged $0.33 per kWh, with a high of $0.43 per kWh in Antigua and Barbados. For the U.S. Virgin Islands, Water and Power Authority of the Virgin Islands reported that as of February 1, 2017 the average price for electricity for commercial customers was nearly $0.40 per kWh. We believe that we have an opportunity to offer base-load energy (the amount of energy required to meet minimum requirements) pricing that is better than our customer’s next best alternative in the markets where electricity costs are $0.30 or more per kWh.

Technology advancements have significantly brought the capital costs of OTEC down to make it competitive compared to traditional energy sources in the OTEC markets. Technology improvements including larger diameter seawater pipes manufactured with improved materials, increased pumping capabilities from OTEC depths, better understanding of material requirements in deep ocean environment, more experience in deep water pipeline and cable installation techniques, and more accurate sea bottom mapping technology which is required for platform positioning and pipe installation. The cold-water pipes at a demonstration site in Hawaii have been in continuous operation for more than 20 years and the technology has improved significantly since the Hawaiian installation.

We estimate that a small OTEC plant that delivers 13 million watts (megawatts or MW) per hour for 30 years would currently cost approximately $350 million. This is the plant size that we typically propose for our initial target markets to meet 20% or more of their current demand for electricity and a large portion of their need for fresh drinking water and agricultural water. OTEC has been proven in test settings at NELHA, where a Department of Energy-sponsored OTEC plant operated successfully throughout the 1990s to produce continuous, affordable electricity from the sea without the use of fossil fuels. Spin-off technologies of desalination and seawater cooling, developed from the OTEC plant at NELHA, have also become economically and technical feasible.

Finally, we believe the decreasing supply and increasing cost of fossil-fuel-based energy has intensified the search for renewable alternatives. We further believe that renewable energy sources, although traditionally more expensive than comparable fossil-fuel plants, have many advantages, including increased national energy security, decreased carbon emissions, and compliance with renewable energy mandates and air quality regulations. We believe these market forces will continue and potentially increase. In remote islands where shipping costs and limited economies of scale substantially increase fossil-fuel-based energy, renewable energy sources may be attractive. Many islands contain strategic military bases with high-energy demands that we believe would greatly benefit from a less expensive, reliable source of energy that is produced locally, such as OTEC.

SWAC is a process that uses cold water from locations such as the ocean or deep lakes to provide the cooling capacity to replace traditional electrical chillers in an air conditioning system. SWAC applications can reduce the energy consumption of a traditional air-conditioning system by as much as 90%. Even when the capital cost amortization of building a typically sized SWAC system providing 9,800 tons of cooling ($140-$150 million) are taken into account, SWAC can save the customer approximately 25-40% when compared to conventional systems—we estimate savings can be as high as 50% in locations where air temperatures and electricity costs are high. Cooling systems using seawater or groundwater for large commercial structures are in use at numerous locations developed and operated by others worldwide, including Heathrow Airport, UK; Finland (Google Data Center); Cornell University, NY; Stockholm, Sweden; and the City of Toronto, Canada.

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How Our Technology Works

OTEC uses the natural temperature difference between cooler deep ocean water at a depth of approximately 3,000 feet and warmer shallow or surface water to create energy. An OTEC plant project involves installing about 6.0 feet diameter, deep-ocean intake pipes (which can readily be purchased), together with surface water pipes, to bring seawater onshore. OTEC uses a heat pump cycle to generate power. In this application, an array of heat exchangers transfer the energy from the warm ocean surface water as an energy source to vaporize a liquid in a closed loop, driving a turbine, which in turn drives a generator to produce electricity. The cold deep ocean water provides the required temperature to condense vapor back into a liquid, thus completing the thermodynamic cycle, which is constantly and continuously repeated. The working fluid is typically ammonia, as it has a low boiling point. Its high hydrogen density makes ammonia a very promising green energy storage and distribution media. Among practical fuels, ammonia has the highest hydrogen density, including hydrogen itself, in either its low temperature, or cryogenic, and compressed forms. Moreover, since the ammonia molecule is free of carbon atoms (unlike many other practical fuels), combustion of ammonia does not result in any carbon dioxide emissions. The fact that ammonia is already a widely produced and used commodity with well-established distribution and handling procedures allows for its use as an alternative fuel. This same general principle is used in steam turbines, internal combustion engines, and, in reverse, refrigerators. Rather than using heat energy from the burning of fossil fuels, OTEC power draws on temperature differences of the ocean caused by the sun’s warming of the ocean’s surface, providing an unlimited and free source of energy.

OTEC and SWAC infrastructure offers a modular design that facilitates adding components to satisfy customer requirements and access to a sufficient supply of cold water. These components include reverse-osmosis desalination plants to produce drinkable water, bottling plants to commercialize the drinkable water, and off-take solutions for aquaculture uses (such as fish farms), which benefit from the enhanced nutrient content of deep ocean water. A further advantage of a modular design is that, depending on the patterns of electricity demand and output of the OTEC plant, a desalination plant can be run using the excess electricity capacity.

Currently, OTEC requires a minimum temperature difference of approximately 20 degrees Celsius to operate, with each degree greater than this increasing output by approximately 10% to 15%. OTEC has potential applications in tropical and subtropical zones. OTEC is particularly well suited for tropical islands and coastal areas with proximate access to both deep water and warm surface water. These communities are typically subject to high and fluctuating energy costs ranging from $0.28-$0.75 per kWh, as they rely on importing fossil fuels for power generation. Data from the National Renewable Energy Laboratory of the U.S. Department of Energy website indicated that at least 68 countries and 29 territories around the globe appear to meet these criteria.

The world’s largest OTEC power plant to date is operational at the NELHA facility in Hawaii and is connected to the electrical grid. It provides base-load electricity produced by OTEC to about 150 homes. Around the world, a couple of other successful developmental and experimental plants have been built, and the U.S. National Oceanic and Atmospheric Administration, or NOAA, has stated that: “The qualitative analysis of the technical readiness of OTEC by experts at this workshop suggest that a <10 MWe floating, closed-cycle OTEC facility is technically feasible using current design, manufacturing, deployment techniques and materials.” We believe that we have sufficient skill and knowledge to now commercialize 5-MW to 30-MW land-based OTEC plants, using off-the-shelf components, including the cold-water piping.

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SWAC (or LWAC) is a significantly more cost-effective and environmentally friendly way to implement air-conditioning using cold water sourced from lakes or, analogous with OTEC, deep ocean water, rather than from an electric chiller. Comparing Federal Energy Management Program engineering efficiency requirements of approximately 0.94 kilowatts of electricity per ton of cooling capacity with our own engineering estimates of 0.09 kilowatts of electricity per ton of cooling capacity, as calculated by DCO Energy, our engineering, procurement, and construction partner, we estimate that SWAC systems can reduce electricity consumption by up to 80-90% when compared to conventional systems. Therefore, OTE believes such energy reductions may make SWAC systems well-suited for large structures, such as office complexes, medical centers, resorts, data centers, airports, and shopping malls. We believe that other SWAC plants we may develop will likely achieve similar efficiencies. There are examples of proven successful SWAC/LWAC systems in use, including a large 79,000-ton system used to cool buildings in the downtown area of the City of Toronto, Canada; Google’s data center in Finland operates a SWAC system that uses waters from the Baltic Sea to keep servers cool; and a system with more than 18,000 tons of cooling is in operation at Cornell University, Ithaca, New York.

OTEC Versus Other Energy Sources

The construction costs of power plants using any technology are much higher in remote locations, such as tropical islands, than on the mainland of the United States, principally due to the need to transport materials, components, and other construction materials, supplies, and labor not available locally. There are also considerations that make those other technologies less attractive in those areas. We believe the consistency of OTEC over its life provides clear advantages over other generation technology in the tropical and subtropical markets, because its base-load power (available at all times and not subject to fluctuations throughout the day) is an important asset to the small transmission grid, which is typical in these regions.

Combined-cycle natural gas plants typically need to be capable of generating several hundred MWs to attain the lower cost per kW installed values to make the plant economically feasible. Tropical locations do not have large enough grids and market demand to make that plant size reasonable. Further, tropical locations frequently do not have domestic fuel supplies, requiring fuel to be imported. In order to import natural gas, it must be liquefied for shipment and then vaporized at the location. There are initial cost and public safety concerns with such facilities. In addition, gas-fired plants emit undesirable nitrogen oxide, carbon dioxide, and volatile organic compounds.

Solar applications continue to increase as the cost and effectiveness of photovoltaic panels improve. However, we estimate that the cost to install solar panels in tropical regions remains high. Beyond the issues with shipping and labor costs that all construction must overcome, the design and building code requirements are tougher in storm-prone areas subject to potential wind damage from hurricanes, earthquakes, and typhoons than are typically encountered in mainland non-tropical installations. Support structures must be more substantial in order to hold the solar panels in place in case of hurricane-force winds. Solar power, like wind power, places substantial stress on an electrical grid. Since the input of both of these sources is subject to weather conditions, they cannot be considered a reliable supply of power, and back-up capacity is necessary. Further, instantaneous changes in output due to sporadic cloud cover create transient power flow to the grid, creating difficulties in maintaining proper voltages and stability. OTEC is a stabilizing source to the grid, providing constant and predictable power, and has no emissions. The ability of OTEC to provide constant, continuous power is a large benefit as compared to any of the other renewable options available.

Our estimated price of OTEC-generated power of approximately $0.30 per kWh under current economic conditions, which can be as low as $0.18 net per kWh with maximum efficiency and revenue from water production, is also constant both throughout the year and over a plant’s life. OTEC’s power price, determined almost entirely by the amortization of its initial cost, is a protection against inflation and rising interest rates, which greatly affect coal and oil. Customers in our target markets currently pay from $0.35 to as high as $0.60 per kWh for power from coal and oil-fueled power plants. However, imported fuels are subject to price volatility that has a direct impact on the cost of electricity and adds operating risk during the life of a plant. The fuel handling to allow for the shipping, storage, and local transport is expensive, a potential source of damaging fuel spills, and a basis for environmental concerns. Fossil-fuel plants create pollution, emit carbon dioxide, and are visually unappealing, which is of particular concern in tropical areas renowned for their clear, pristine air and beauty. We project OTEC can save these markets up to 40%, compared to their current electrical costs, and when revenues from fresh drinking water, aquaculture, and agriculture production are considered, the justification is even more compelling.

Overview of the Market and the Feasibility of OTEC in Current Market Conditions

We believe that OTEC is now an economically, technologically, and environmentally competitive power source, especially for developing or emerging countries in certain tropical and subtropical regions contiguous to oceans. Our natural target markets are communities in countries around the Caribbean, Asia, and the Pacific. These locations are typically characterized by limited infrastructure, high-energy costs, mostly imported or expensively generated electricity, and frequently with significant fresh water and food shortages. These are serious limitations on economic development, which we believe our OTEC technology can address.

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Data presented to the Sustainable Use of Oceans in the Context of the Green Economy and the Eradication of Poverty workshop in Monaco in 2011 by Whitney Blanchard of the Office of Ocean and Coastal Resource Management, National Oceanic and Atmospheric Administration, show that at least 98 nations and territories using an estimated 5 terawatts of potential OTEC net power are candidates for OTEC-power systems. Blanchard specifically notes that Hawaii, Guam, Florida, Puerto Rico, and the U.S. Virgin Islands are suitable for OTEC.

Over the past decade, there have been substantial changes that we believe have now made the commercialization of OTEC economically, technologically, and environmentally feasible. First and foremost is the price of oil, which until early 2014 traded at prices ranging from approximately $75 to $120 per barrel, since dropping to $50 per barrel or lower. According to www.oil.com, on January 3, 2018, oil traded at approximately $66.40 per barrel, as quoted at Brent, the leading global price benchmark for Atlantic basin crude oils. Even with current relatively low oil prices, developers of oil-fired power plants must model the economic performance of their plants over a useful life of 20 or more years, so they remain vulnerable to future oil price increases. The U.S. Energy Information Administration predicts increasing oil prices as a result of a combination of higher demand for liquid fuels and lower global crude oil supply in nations not included in Organisation for Economic Co-operation and Development. The U.S. Energy Information Administration predicts Brent crude oil prices will rise to between $76 and $252 per barrel (2013 dollars) in 2040 depending on demand and supply. It is generally accepted within the OTEC community that OTEC approaches competitive pricing when oil exceeds $40 per barrel. With OTEC power, customers can decouple the price of electricity from the price of oil.

The International Energy Agency’s 2015 World Energy Outlook expects liquid natural gas export capacity to grow rapidly in the short term, with major new sources of supply coming mostly from Australia and the United States.

Liquid natural gas prices have collapsed, in part because demand is turning out weaker than some previously anticipated. Additionally, many rules and regulations are in effect to mitigate the environmental issues associated with liquid natural gas extraction, transportation, and storage, adding significant costs.

According to the U.S. Environmental Protection Agency, the electric power sector accounted for 30% of total greenhouse gas emissions by the United States in 2014. Greenhouse gas emissions from electricity have increased by about 12% since 1990 as electricity demand has grown and fossil fuels have remained the dominant source for generations.

Fossil-fuel-fired power plants are a significant source of domestic carbon dioxide emissions, the primary cause of global warming. To generate electricity, fossil-fuel-fired power plants use natural gas, petroleum, coal, or any form of solid, liquid, or gaseous fuel derived from such materials.

The United States, along with many other countries including the United Kingdom and The Netherlands, have agreed or proposed either to shut down or to substantially reduce all of their coal-burning power plants over the next few years.

Scientific American, a respected U.S. scientific journal, recently reported that scientists have determined that both money and lives would be saved if rising fossil-fuel and biofuel emissions that are warming the planet are stopped and power generation is switched to an entirely renewable energy system.

Many countries today, including the United States, are concerned with environmental issues caused by fossil-fuel generated power. At the Sustainable Innovation Forum, a business-focused event held in Paris, France, in late 2015, cross-sector participants from business, government, finance, the United Nations, non-governmental organizations, and civil society met to create opportunities to bolster business innovation and bring scale to the emerging green economy.

The international concern about the harmful effects of climate change led to the negotiation of the Paris Agreement in December 2015 as the culmination of the 2015 United Nations Climate Change Conference. On October 5, 2016, the threshold for entry into force of the Paris Agreement was achieved, when it was ratified by at least 55 countries that together represent 55% of the global greenhouse emissions. The agreement entered into force 30 days later on November 4, 2016. The agreement provides for members to reduce their carbon output as soon as possible and to do their best to keep global warming to no more than two degrees Celsius, or 3.6 degrees Fahrenheit. In order to achieve the desired results, there would have to be a worldwide reduction in emissions from fossil fuels and a shift to renewable resources.

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We believe the ongoing concern about environmental issues and the price instability of fossil-fuel prices are motivation for increased commercial interest in OTEC, renewed activity in the commercial sector, and increased interest among communities and agencies that recognize the potential benefits of this technology, including the U.S. Department of Defense and U.S. Department of the Interior territories. In the last four years, several large companies have used their OTEC technology experience to introduce OTEC systems worldwide, supporting the argument that the technology is now at the point where it can be introduced at a commercial level:

•	In June 2014, the French companies, Akuo Energy and DCNS (now Naval Energies), were funded to construct and install a number of OTEC plants adding up to 16 MWs of power generation outside the coastline of Martinique in the Caribbean. This is by far the biggest OTEC project announced to date, and the European Union has allocated €72 million (about $82 million at current exchange rates) for this purpose. DCNS (now Naval Energies), is our teaming partner for potential projects in the Caribbean.

•	Since early 2014, we have begun working with several industrialized and developing countries for investigating suitable OTEC sites, infrastructural solutions, and funding opportunities. These include the U.S. Virgin Islands, The Bahamas, Cayman Islands, and other countries.

•	Lockheed Martin has designed a 10-MW OTEC plant and has partnered with the China-based Reignwood Group, stated its intent to build the plant. According to a recent Lockheed Martin press release: “Just one 10-megawatt OTEC plant could provide reliable, clean energy for approximately 10,000 people; replace the burning of 50,000 barrels of oil; and eliminate the release of 80,000 tons of carbon dioxide per year into the atmosphere.”

•	Two non-governmental organizations promoting OTEC have been created in recent years: OTEC Foundation (based in The Netherlands) and OTEC Africa (based in Sweden).

•	In 2014, the world’s first international conference dedicated to OTEC was held in Borås, Sweden. A conference report was published.

•	New technological advances for larger and more robust deep seawater pipes and more efficient and cost-effective heat exchangers, pumps, and other components have, in our opinion, further improved the economics for OTEC.

•	Many countries, including a large number of Caribbean nations, now have renewable energy standards and are looking at ways to reduce their carbon footprint, decouple the price of electricity from the volatile price of oil, and increase energy security. Along with these countries, we are aware that Hawaii, U.S. territories, and the U.S. Department of Defense are looking at OTEC as a possible source of renewable energy and water for drinking, fish farming, and agriculture.

•	The NELHA demonstration OTEC plant in Hawaii is producing 100 kw of sustainable, continuous electricity annually and is powering a neighborhood of 120 homes. A potential next phase for OTEC development at NELHA is being considered by an international consortium under the recently signed Okinawa-Hawaii clean energy agreement.

•	BARDOT Group, a French SME specialized in subsea engineering and equipment manufacturing for offshore energy, has signed a contract for the first commercial OTEC system to be installed in an eco-resort in Maldives.

In November 2017, NELHA began soliciting proposals for a 0.1-0.3 megawatt on-shore Ocean Thermal Energy Conversion (OTEC) system, to be operated for ten years. In its RFP, NELHA stated: “Proposer will design, construct, install, own, operate and maintain the OTEC system. The general intent of the Project is increase consumption of renewable energy at NELHA; provide stable energy prices for NELHA; and, advance OTEC technology.” And that the on-shore facility “must emulate a marine site to the maximum extent possible to represent a quantum leap forward in the commercialization of OTEC.” We have responded to the RFP as a bidder alongside Naval Energies, who we anticipate will act as our turn-key Engineering Procurement Contractor (EPC).

Global acceptance of man’s influence on climate change may also contribute to a shift in the demand for OTEC. As evidenced by the Paris Agreement reached in December 2015 to combat climate change, 195 nations have expressly recognized that conventional fossil-fuel powered energy technologies affect global climate change and the need to embrace a sustainable future in energy and water. Low-lying coastal countries (sometimes referred to as small island developing states) that tend to share similar sustainable development challenges, including small but growing populations, limited resources, remoteness, susceptibility to natural disasters, vulnerability to external shocks, excessive dependence on international trade, and fragile environments, have embraced this recognition and are keenly aware that they are on the frontline of early impact of sea level rise and are aggressively trying to embrace sustainable-energy alternatives. This is a major driving force for OTEC in primary early markets.

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Recent international political instability in fossil-fuel-producing regions and oil price volatility have exposed the criticality of energy security and independence for all countries. The need to have a tighter control of domestic energy requirements is a matter of increasing international concern. Continued reliance on other countries (particularly those in oil-producing regions) is not a favorable option any longer. We believe these considerations will continue to drive renewable research and commercialization efforts that benefit technologies with global potential to replace fossil-fuel-based energy systems and benefit from base-load capabilities like OTEC.

Our current management team has led the development of the business since 2010 and has established a pipeline of potential projects which include one signed 20-year energy services agreement (‘‘ESA’’), six signed memoranda of understanding (‘‘MoU’’) and a written agreement to support Lockheed Martin Corporation in proposing to the US Navy a Company built SWAC system for a Military Base in the Indian Ocean. The projects under the ESA, Lockheed Agreement and MoUs are to design, build, own and operate OTEC, SWAC, or a combination of both plants in The United States Virgin Islands, Bahamas, an Island in the Indian Ocean and in East Africa. The Public Services Commission (“PSC”) of the US Virgin Islands has approved our application to be a ‘Qualified Facility’ and build a 15MW OTEC plant on the island of St. Croix. In addition to the OTEC plant, we are negotiating additional opportunities to supply potable water to the USVI Government.

We are also discussing with Lockheed Martin Corporation, a SWAC project for the US Department of Defense) and both OTEC and SWAC with the US Department of Agriculture (“USDA”). Currently, two projects are in the planning and discussion phase:

•	SWAC plant for a US Navy Base in Diego Garcia, British Indian Ocean Territories

•	OTEC and SWAC plant for Guam, Micronesia, in the Western Pacific

We have provided a detailed study and designs for OTEC and/or SWAC to:

•	Lockheed Martin Corporation for an OTEC system to be built for the US Navy Base in Diego Garcia, We are briefing the project to US Navy at a design charrette meeting in early 2018
•	The USDA for a combined OTEC/SWAC plant for Guam
•	The Legislature of the US Virgin Islands for an OTEC plant for the island of St, Croix

Having successfully developed this pipeline of opportunities, we believe that it is now appropriate to seek additional funding to further progress and build up our engineering and technical teams, further develop our IP, file patents for several OTEC technical systems, and advance our pipeline of current opportunities to support our growth strategy.

Our Competition

We compete in the development, construction, and operation of OTEC and SWAC plants with other operators that develop similar facilities powered by other energy sources, primarily oil, natural gas, nuclear energy, and solar power. These traditional energy sources have well-established infrastructures for production, delivery, and supply, with well-known commercial terms. In developing our OTEC and SWAC plants, we will need to satisfy our customers that these technologies are sound and economical, which may be a challenge until and unless we have an established successful operating history. The energy industry is dominated by an array of companies of all sizes that have proven technologies and well-established fuel sources from a number of suppliers.

We expect that we will encounter increasing competition for OTEC and SWAC plants. Other firms with greater financial and technical resources are focusing commercialization of these technologies. This includes, for example, Akuo Energy and DCNS (now Naval Energies), which were funded to construct and install a number of OTEC plants adding up to 16 MWs of power generation outside the coastline of Martinique in the Caribbean, and Lockheed Martin, which has recently designed a 10-MW OTEC plant and has partnered with China-based Reignwood Group, which intends to build the plant in Hainan, China.

Our competitors may benefit from collaborative relationships with countries, including a large number of Caribbean nations that now have renewable energy standards, and are looking at ways to reduce their carbon footprint, decouple the price of electricity from the volatile price of oil, and increase energy security. Other competitors may have advantageous relationships with authorities such as Hawaii, U.S. territories, and the U.S. Department of Defense, which are looking at OTEC as a possible source of renewable energy and water for drinking, fish farming, and agriculture.

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We cannot assure that we will be able to compete effectively as this industry grows and becomes more established and as OTEC and SWAC plants become more accepted as viable and economic energy solutions.

We believe competition in this industry is and will be based on technical soundness and viability, the economics of plant outputs as compared to other energy sources, developmental reputation and expertise, financial capability, and ability to develop relationships with potential customers. All of these factors are outside our control.

Our Operational Strategy and Economic Models

We have developed economic models of costs and potential revenue structures that we will seek to implement as we develop OTEC and SWAC projects.

OTEC Projects

The estimated construction costs for a 20-MW plant are approximately $445 million. The hard costs of approximately $301 million consist of the power system and platform construction and piping, which make up 68% of the total. The remaining 32% consists of other construction costs and the deployment of the cold water pipe. The soft costs of approximately $58 million consist of design, permits and licensing, environmental impact assessment, bathymetry, contractor fees, and insurance.

Once operational, the capacity factor, which is the projected percent of time that a power system will be fully operational, considering maintenance, inspections, and estimated unforeseen events, is expected to be 95% annually. This factor is used in our financial calculations, which means the plant will not be generating revenue for 5% of the year. Most fossil-fuel plants have capacity factors around 90%, as a result of the major maintenance for high-temperature boilers, fossil-fuel feed in systems, safety inspections, cleaning, etc. The normal maintenance cycle for the pumps, turbine, and generators used in the OTEC plant is typically every five years. This includes the cleaning of the heat exchangers and installation of new seals.

We anticipate that project returns will be comprised of two components: First, as the project developer, we will seek a lump-sum payment as a development fee at the time of closing the project financing for each project. These payments will be allocated toward reimbursement of development costs and perhaps a financial return at the early stage of each project. The development fee will vary, but initially we will seek a fee of approximately 3% of the project cost, payable upon closing project financing. Second, we will retain a percentage of equity in the project, with a goal to retain a minimum of 51% of the equity in any OTEC project in order to participate in operating revenues.

We will seek to generate revenue from OTEC plants from contract pricing charged on an energy-only price per kWh or on the basis of a generating capacity payment priced per kW per month and an energy usage price per kWh. In addition to revenue from power generation, in many of the countries of the world where we intend to build OTEC and SWAC plants, water is in short supply. In some locations, water is considered the more important commodity. Depending on the part of the world in which the plant is built, supplying water for drinking, fish farming, and agriculture would significantly increase plant revenue.

We cannot assure that we can maintain the revenue points noted above, that any fees received will offset development costs incurred to date, or that any operating plant will generate revenue.

SWAC Projects

The estimated construction costs are approximately $150 million. The hard costs of approximately $91 million consist of piping and installation, which make up 60% of the total. The remaining 40% consists of the pump house, central utility plant (CUP), mechanical and engineering equipment, design, and other contingency costs. The soft costs of approximately $30 million consist of the CUP license, permits, environmental impact assessment, bathymetry, and insurance.

Under our economic model, it will seek to generate revenue at two stages of the project. First, as the project developer, we will seek a lump-sum payment of a development fee equal to approximately 3% of the project cost at the time of closing the project financing for each project. Such payments would provide the Company with income at the early stage of each project. If we are able to negotiate a development fee, we estimate that it will vary but typically will be in the $2,500,000-$3,500,000 range. The second component of project returns is based upon the percentage of equity we will retain in the project.

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SWAC contract revenue will be based typically on three charges:

•	Fixed Price–this is based upon the capital costs of the project paid over the term of the debt and with the intention of covering the costs of debt.

•	Operation and Maintenance–this payment covers the cost of the labor and fixed overhead needed to run the SWAC system, as well as any traditional chiller plant operating to fulfill back-up or peak-load requirements.

•	Chilled Water Payment–this is a variable charge based on the actual chilled water use and chilled water generated both by the SWAC and conventional system at the agreed upon conversion factors of kW/ton and current electricity costs in U.S. dollars per kWh.

We will seek to structure project financing with the goal of retaining 100% of the equity in any SWAC project. We cannot assure that we will recover project development costs or realize a financial return over the life of the project.

Our Project Timeline

We have not developed, designed, constructed, and placed into operation any OTEC or SWAC plants. However, based on our planning process and early development experience to date, we estimate that it will take approximately two to four years or more, depending on local conditions, including regulatory and permitting requirements, to take a project from a preliminary memorandum of understanding with a potential power or other product purchaser to completion and commencement of operation.

Our Strategic Relationships

We have strategic relationships with each of the following parties for potential plant construction and the funding of projects.

•	DCO Energy, LLC, Mays Landing, New Jersey, is an American energy development company specializing in the development, engineering, construction, start-up, commissioning, operation, maintenance and management, as well as, ownership of central energy centers, renewable energy projects, and combined heat, chilling, and power-production facilities. DCO Energy was formed in 2000 and has independently developed and/or operated energy producing facilities of approximately 275 MW of electric, 400 MMBtu/hr of heat recovery, 1,500 MMBtu/hr of boiler capacity, and 130,000 tons of chilled water capacity, totaling over $1 billion of assets. DCO Energy provides financing, engineering and design, construction management, start-up and commissioning resources, and long-term operating and maintenance services for its own projects as well as third-party clients.

•	Naval Energies (f/k/a DCNS) Paris, France, is a French naval defense company and one of Europe’s largest ship builders. It employs 12,500 people and generates annual revenues of around $3.9 billion. In 2009, Naval Energies set up an incubator dedicated to marine renewable energies and has stated its intention to be a leader in this market, which includes marine turbines, floating wind turbines, OTEC, and tidal stream turbines.

•	Kongsberg Devotek AS, Kongsberg, Norway, is a product development and engineering company operating in the maritime, defense, automotive, oil and gas, and industrial sectors. Kongsberg Devotek has particular skills in the design and manufacture of offshore and subsea structures and infrastructure, which include development and installation of seabed piping. Further, Kongsberg Devotek has extensive experience in working with the maritime industry, including propulsion systems, deck machinery, loading and off-loading units, and control and guiding systems. We plan to continue discussions with Kongsberg Devotek in 2018.

Our Construction and Components

Once we have designed the system, we will review the design with its engineering, procurement, and construction partner to maximize the chances that the project can be delivered according to plan and on budget. We expect our construction contracts to be at a fixed price and to include penalties if the construction timetable is missed. We may, but are not obligated to, engage DCO Energy to construct our plants or serve as our Owners Engineer.

In our systems, the two most important components are heat exchangers and deep-water intake pipes. Although there are multiple providers of each of these components, the supply of the best components comes from just a few companies globally. We expect to source our deep-water intake pipes from Pipelife of Norway, the only company we know of that makes pipes of sufficient quality, strength, and diameter (2.5 meters) to support our planned OTEC plants. However, we expect that we could work around a lack of supply from Pipelife by using multiple smaller pipes that are widely available on the market, although this would increase our construction costs.

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We will also need the highest quality, large heat exchangers for our systems; heat exchangers represent a large percentage of the projected costs of our OTEC and SWAC systems and also account for a significant portion of the design complexity inherent in commercial OTEC and SWAC designs. Our relationship with Alfa Laval for heat exchangers provides the Company with the size and quality heat exchangers that it expects to need, although we believe there are several other companies that could provide the Company with adequate supply of these devices meeting our specifications if we need to source from them.

Other major components, such as ammonia turbines, generators, and pumps, are manufactured by several multinational companies, including General Electric and Siemens.

Our Operations

For OTEC electricity-generating facilities, we intend to enter into 20- to 30-year PPAs, pursuant to which the project would supply fixed-price, baseload electricity to satisfy the minimum demand of the purchaser’s customers. This PPA structure allows customers to plan and budget their energy costs over the life of the contract. For our SWAC systems, we intend to enter into 20-to 30-year ESAs to supply minimum quantities of chilled water for use in a customer’s air conditioning system.

We anticipate that operations of OTEC and SWAC plants will be subcontracted to third parties that will take responsibility for ensuring the efficient operation of the plants. These arrangements may reduce our exposure to operational risk, although they may reduce our financial return if actual operating costs are less than the subcontract payments. We cannot assure that any OTEC and SWAC plants will permit the PPAs and ESAs to yield minimum target internal rates of return. Our first projects are likely to have lower returns than subsequent projects. Variances in internal rates of return may occur due to a range of factors, including availability and structure of project financing and localized issues such as taxes, some of which may be outside of our control.

We expect our OTEC contract pricing will either be charged on an energy-only price per kWh or on the basis of a capacity payment priced per kW per month and an energy usage price per kWh. We cannot assure that this pricing will enable the Company to recoup its funding costs and capital repayments and allow it to earn a profit.

Marketing Strategies

Our marketing and sales efforts are managed and directed by its chairman and chief executive officer, Jeremy P. Feakins, who has 35 years’ experience of senior-level sales in both commercial and governmental markets. Our marketing campaign has focused on explaining to potential customers the economic, environmental, and other benefits of OTEC and SWAC through personal contacts, industry interactions, and our website.

Our target markets are comprised of large institutional customers that typically include governments, utilities, large resorts, hospitals, educational institutions, and municipalities. We market to them directly through personal meetings and contact by our chief executive officer and other key members of our team. We also make extensive use of centers of influence either to heighten awareness of our products in the minds of key customers’ decision-makers or to secure face-to-face meetings and preliminary agreements with our customers and our chief executive officer.

Sales cycles in our business are extremely long and complex and often involve multiple meetings with governmental, regulatory, electric utility, and corporate entities. Therefore, we cannot predict when or if any of the projects we currently have under development will progress to the signed contract or operational phase and generate revenue. We do not expect sales to be seasonal or cyclical.

Material Regulation

Our business and products are subject to material regulation. However, because we contemplate offering our products and services in different countries, the specific nature of the regulation will be wholly dependent on the nation where the project will be located. The precise nature of the regulatory requirements for each project is wholly dependent on the specific location, and the national, state, and local regulations apply at that location.

In all cases, we expect the level of regulation will be material and will require significant permitting and ongoing compliance during the life of the project. The most significant regulations will likely be environmental and will include mitigating possible adverse effects during both the construction and operational phases of the project.

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However, we believe that the limited plant site disturbance of both SWAC and OTEC projects, together with the significantly lower emissions that result from these projects as compared to fossil-fuel electrical generation, will make compliance with all such regulation manageable in the normal course.

The second most significant regulations will likely involve coordination with existing infrastructure. We believe compliance with this type of regulation is a routine civil engineering coordination process that exists for all new buildings and infrastructure projects of all types. Again, we believe that the design of both SWAC and OTEC projects can readily be modified to avoid interference with existing infrastructure in most cases.

Facilities

Our principal executive offices are located at 800 South Queen Street, Lancaster, Pennsylvania 17603. Our telephone number at that address is (717) 299-1344.

Intellectual Property

We use, or intend to employ in the performance of our material contracts, intellectual property rights in relation to the design and development of OTEC plants. Our intellectual property rights can be categorized broadly as proprietary know-how, technical databases and trade secrets, comprising concept designs, plant design, and economic models. Additionally, we have applied to register the trademark TOO DEEP® at the U.S. Patent and Trademark Office for the provision of desalinated deep ocean water for consumption. The trademark has been granted, subject to using it in commerce.

We may apply for patents for components of our intellectual property for OTEC and SWAC systems, including novel or new methodologies for cold-water piping, heat exchanges, and computer-aided design programs. We cannot assure that any patents we seek will be granted.

Our intellectual property has been developed by our employees and is protected under employee agreements confirming that the rights in the inventions and developments made by the employees are our property. Confidential information is protected by nondisclosure agreements we entered into with prospective partners or other third parties with which we do business.

We have not received any notification from third parties that our processes or designs infringe any third-party rights, and we are not aware of any valid and enforceable third-party intellectual property rights that infringe our intellectual property rights. Currently, there is no patent for any company for OTEC technology.

Employees

We currently have 10 employees and/or consultants, consisting of one officer, three engineers and technicians, two marketing, and three general and administrative employees. There are no collective-bargaining agreements with our employees, and we have not experienced work interruptions or strikes. We believe our relationship with employees is good and we provide health and life insurance for all employees.

LEGAL PROCEEDINGS

From time to time, we are involved in legal proceedings and regulatory proceedings arising from operations. We establish reserves for specific liabilities in connection with legal actions that management deems to be probable and estimable.

In late 2016, we entered into a binding agreement with an investor group from Memphis, Tennessee to invest a substantial amount of capital into our company (the “Memphis Investors”). As part of the agreement, we were restricted from making changes to our capital structure and, consequently, suffered significant financial damages when the investors did not honor their commitment and defaulted on the agreement. On May 16, 2017, we filed a civil suit in the United States District Court in the Western District of Tennessee (Case No. 2:17 –cv-02343). Court ordered mediation ended with no agreement reached. Trial date is set August 13, 2018.

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MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “CPWR.” The following table sets forth the range of high and low closing bid quotes of our common stock per quarter as reported by the OTCQB for the past two fiscal years ended December 31, 2016 and 2015, respectively, and subsequent fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017. All quoted prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	Low	High

December 31, 2017	$0.17	$2.25
September 30, 2017	$1.00	$7.00
June 30, 2017	$3.00	$12.25
March 31, 2017	$1.70	$17.50

December 31, 2016	$1.025	$7.50
September 30, 2016	$6.25	$7.50
June 30, 2016	$5.00	$7.50
March 31, 2016	$7.40	$12.50

December 31, 2015	$10.00	$15.00
September 30, 2015	$10.00	$15.00
June 30, 2015	$7.50	$20.00
March 31, 2015	$2.50	$20.00

Holders

As of December 31, 2017, there were approximately 1,520 stockholders.

Dividends

We have not paid, nor declared, any cash dividends since our inception and do not intend to declare or pay any such dividends in the foreseeable future. Our ability to pay cash dividends is subject to limitations imposed by state law.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and operating results together with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. The last day of our fiscal year is December 31. Our fiscal quarters end on March 31, June 30, September 30, and December 31, and our current fiscal year ended on December 31, 2017.

Overview

We develop projects for renewable power generation, desalinated water production, and air conditioning using our proprietary technologies designed to extract energy from the temperature differences between warm surface water and cold deep water. In addition, our projects provide ancillary products such as potable/bottle water and high-profit aquaculture, mariculture, and agriculture opportunities.

We currently have no source of revenue, so as we continue to incur costs we are dependent on external funding in order to continue. We cannot assure that such funding will be available or, if available, can be obtained on acceptable or favorable terms.

Our operating expenses consist principally of expenses associated with the development of our projects until we determine that a particular project is feasible. Salaries and wages consist primarily of employee salaries and wages, payroll taxes, and health insurance. Our professional fees are related to consulting, engineering, legal, investor relations, outside accounting, and auditing expenses. General and administrative expenses include travel, insurance, rent, marketing, and miscellaneous office expenses. The interest expense includes interest and discounts related to our loans and notes payable.

Description of Expenses

General and administrative expenses consist primarily of salaries and related costs for accounting, administration, finance, human resources, and information systems. Professional fees expenses consist primarily of fees related to legal, outside accounting, auditing, and investor relations services.

Results of Operations

Comparison of Three Months Ended September 30, 2017 and 2016

We had no revenue in the three months ended September 30, 2017 or 2016.

During the three months ended September 30, 2017, we had salaries and wages of $768,226, compared to salaries and wages of $280,929 during the same three-month period for 2016, an increase of 173% and can be attributed to accruing stock bonuses for staff.

During the three months ended September 30, 2017 and 2016, we recorded professional fees of $416,484 and $756,363 respectively, a decrease of 45%. This decrease was due primarily to our decreased use of outside consultants.

General and administrative expenses were $98,519 during the three months ended September 30, 2017 and $123,700 for the same three-month period in 2016. This is a 20% decrease compared to the same three-month period of the previous year as we continue to manage office expenses due to our limited working capital.

Our interest expense was $239,392 for the three months ended September 30, 2017, compared to $1,820,835 for the same period of the previous year. Interest expense for the 2017 period decreased due to the conversion notes payable into common stock and repayment made to the note holders. Also, included in the expense for 2016 was $1,642,462 for the amortization of note payable discounts.

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Comparison of Nine Months Ended September 30, 2017 and 2016

We had no revenue in the nine months ended September 30, 2017 or 2016.

During the nine months ended September 30, 2017, we had salaries and wages and professional fees of $1,322,053 and $920,257 respectively, for a total of $2,242,310, as compared to salaries and wages and professional fees of $905,708 and $1,218,041, respectively, for a total of $2,123,749, during the same nine-month period for 2016. This 6% increase as compared to the prior year is due principally to accrued stock bonuses in salaries.

General and administrative expenses of $351,474 during the nine months ended September 30, 2017, as compared to $345,971 during the nine months ended September 30, 2016, is a 2% increase when compared to the same nine-month period of the previous year.

During the nine months ended September 30, 2017, we re-priced 14,692,500 warrants and 100,000 options to $0.00 and exercised the warrants and options and issued 14,792,500 shares of common stock. These warrants had a fair value of $6,769,562, which we recognized as an expense in operations.

The above factors resulted in an operating loss of $9,363,346, during the nine months ended September 30, 2017, as compared to $2,469,720 during the same period of 2016, an increase of $6,893,626, or 279%. Had our expenses not included a write-off of $6,769,562 related to the exercising of warrant and options during the nine months ended September 30, 2017, our loss from operations would have been $2,593,784 for that period as compared to $2,469,720 for the same period in 2016.

Our interest expense of $522,486 for the nine months ended September 30, 2017, as compared to $2,527,115, was decreased by 79% due to reduced amortization of debt discount. In the first nine months of 2016, we expensed $1,642,462 for the amortization of note payable discount.

Comparison of Years Ended December 31, 2016 and 2015

Revenues and Costs of Revenue

We had no revenue for 2016 and 2015.

We had no cost of revenue for 2016 and 2015.

Although the net changes and percent changes for our revenues and our cost of revenue for 2016 and 2015 are summarized above, these trends should not be viewed as a definitive indication of our future results.

Operating Expenses and Other Expenses

Salaries and wage expense for our operations were $1,237,438 and $4,156,763 for 2016 and 2015 respectively representing a decrease of $2,919,325 or approximately 70%. During the third quarter of 2015, we issued stock with a fair value of $1.7 million to certain officers in accordance with the terms of their employment agreements.

General and administrative expenses for our operations, including noncash compensation expense, were $442,394 and $608,384 for 2016 and 2015, respectively, representing a decrease of $165,990, or approximately 27%, in 2016. The decrease in our general and administrative expenses in 2016, as compared to 2015, reflects a reduction in our marketing and office expenses as our efforts were limited by capital restraints following the mid-2015 bankruptcy of the developer of the Baha Mar project.

Professional fees expenses for our operations, including noncash compensation expense, were $1,505,586 and $664,398 for 2016 and 2015, respectively, an increase of $841,188, or approximately 127%, in 2016. The 2016 increase in professional fees expenses is due primarily to the issuance of $0.80 million of stock for consulting fees.

Interest expense was $2,678,415 and $976,632 in 2016 and 2015, respectively, an increase of $1,701,783, or approximately 174%, in 2016. The change in interest expense for the year-end periods was due primarily including debt discount.

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Liquidity and Capital Resources

At September 30, 2017, our principal source of liquidity consisted of $21,438 of cash, as compared to $7,495 of cash at December 31, 2016. In addition, our stockholders’ deficiency was $10,784,910 at September 30, 2017, compared to stockholders’ deficit of $8,664,237 at December 31, 2016, an increase in the deficit of $2,120,673. Our operating loss and retained earnings for the nine-month period was impacted greatly by the $6,769,562 warrant expense we incurred when we repriced 14,692,500 warrants and 100,000 options at $0.00.

Our operations used net cash of $1,086,784 during the nine months ended September 30, 2017, as compared to using net cash of $1,460,693 during the nine months ended September 30, 2016. Some of the change was due to a reduction in the amortization of debt discount.

Investing activities for the nine months ended September 30, 2017 and 2016, used cash of $118,114 and $104,326 respectively. Of the amount of cash used, $49,773 reflects the cash paid to TetriDyn Solutions at the time of the merger with Ocean Thermal Energy Corporation. The remaining amount was an increase in our assets under construction.

Financing activities provided cash of $1,218,841 for our operations during the nine months ended September 30, 2017 due to the proceeds we received from issuing common stock and notes payable to a related party.

As noted above, at September 30, 2017, we had negative working capital (current assets minus current liabilities) of $11,417,236. We are now focusing our efforts on promoting and marketing the OTE technology by developing and executing contracts. We are exploring external funding alternatives, as our current cash is insufficient to fund operations for the next 12 months. Upon the consummation of the merger with TetriDyn Solutions, Inc., which was consummated on May 9, 2017, we will have access to the public markets. In addition, we have launched a $2 million Private Placement Memorandum. If we obtain external funding, we would like to devote the funding to our projects and supporting operations, and related administrative and project sales and development activities, during the next 12 months. We may also want to incur additional costs if we increase the nature and scope of our project development activities due to successful marketing and development efforts, and increased available capital. This increased amount would include funding for the U.S. Virgin Islands project development expenses, such as the environmental impact assessment, bathymetry, and permitting and engineering fees associated with the design of the OTEC plant.

We are advised that the Baha Mar project has been acquired by a new owner that is re-mobilizing to pay or otherwise resolve claims of creditors and move toward funding and re-commencing construction. If and when the resort opens for business, we estimate that we would need about $130.0 million additionally for construction costs associated with completing the construction of that project during the next 18 months. We will need external funding for all of these requirements. As the project proceeds toward completion, we expect to accelerate our efforts to arrange required project financing for our plant. Once the project financing has been arranged and closed, we anticipate receiving a project development fee and reimbursement of approximately $6.0 million. As of today, we have not had any discussions with the new owners and have not entered into discussions regarding the completion of the Baha Mar project.

As in the past, we expect that we will seek external funding from the sale of secured or unsecured convertible promissory notes and the issuance of preferred or common stock. Secured promissory notes would likely be secured by a lien on our assets, particularly including our interest in the Baha Mar project, which would enable the holders of such notes to foreclose or execute on such assets and obtain possession and ownership of the encumbered assets to the exclusion of our shareholders. If we issue preferred stock, the holders of preferred stock would likely seek preferences on dividends and distributions on liquidation over the holders of common stock and other preferences and rights that would be superior to the rights of the holders of our common stock.

Without revenue, we expect that our operating losses will continue during the next 12 months and thereafter until we develop, finance, and construct a project, which will likely be years in the future. We cannot assure that we will be able to obtain sufficient capital from external sources to continue. We may be forced, due to insufficient capital to continue a project, to sell all or a portion of one or more projects under development in an effort to salvage some financial recovery, notwithstanding the fact that we believe the projects long-term potential is greater.

For Years Ended December 31, 2016 and 2015

At December 31, 2016, our principal source of liquidity for our operations consisted of $7,495 of cash, as compared to $125,029 of cash at December 31, 2015. In addition, our stockholders’ deficit was $8,664,237 at December 31, 2016, as compared to $8,198,768 at December 31, 2015, an increase in the deficit of $465,469.

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Our operations used net cash of $2,057,879 during 2016, as compared to using $1,672,688 during 2015. The $385,191 increase in the net cash used in our operating activities during 2016 primarily resulted from an increase in amortization of note discounts and decreases in accounts payable.

Investing activities used cash of $119,722 and $147,706 in 2016 and 2015, respectively.

Financing activities provided net cash of $2,060,067 and $1,664,715 during 2016 and 2015, respectively. The increase in cash from financing activities in 2016 results from proceeds received from the issuance of stock.

We are focusing our efforts on developing our EcoVillages before proceeding with large-scale commercialization of ocean thermal energy conversion facilities.

As we continue development of new products and identify specific commercialization opportunities, we will focus on those product markets and opportunities for which we might be able to get external funding through joint venture agreements, strategic partnerships, or other direct investments.

We have no significant contractual obligations or commercial commitments not reflected on our balance sheet as of this date.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the notes to our December 31, 2016 consolidated financial statements. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. We cannot assure that actual results will not differ from those estimates.

Revenue Recognition

We will recognize revenue on arrangements in accordance with FASB ASC Topic 605, “Revenue Recognition.” In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

Income Taxes

We use the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and on the amount of operating loss carry-forwards and are measured using the enacted tax rates and laws that will be in effect when the temporary differences and carry-forwards are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. Historically, there has been a diversity in practice in how certain cash receipts/payments are presented and classified in the statement of cash flows under Topic 230. The purpose of the Update is to reduce the existing diversity in practice by clarifying the presentation of certain types of transactions. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company notes that this guidance applies to its reporting requirements and will implement the new guidance accordingly.

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We have reviewed all recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on our consolidated results of operations, financial position, and cash flows. Based on that review, we believe that none of these pronouncements will have a significant effect on current or future earnings or operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities.”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in our accountants during the last two fiscal years, and we have not had any material disagreements with our existing accountants during that time.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of our executive officers and directors as of December 31, 2017:

Name	Age	Position
Jeremy P. Feakins	64	Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Secretary/Treasurer
Peter H. Wolfson	53	Director
Antoinette K. Hempstead	53	Director

Jeremy P. Feakins has served as our chief executive officer, chief financial officer, and secretary/treasurer since March 2015. Mr. Feakins has over 35 years of experience as an entrepreneur and investor, having founded two technology-based companies. Between 1990 and 2006, Mr. Feakins was the chairman and chief executive officer of Medical Technology & Innovations, Inc. (MTI), a developer and manufacturer of a microprocessor-based, vision-screening device and other medical devices located in Lancaster, PA. In 1996, he managed the public listing of MTI on the over-the-counter markets and subsequently structured the sale of the rights to MTI’s vision-screening product to a major international eyewear company. Between 1998 and 2006, he was a managing member of Growth Capital Resources LLC, a venture capital company located in Lancaster, PA, where he successfully managed the public listings for four small companies on the over-the-counter market. Between 2005 and 2008, he served as executive vice chairman and member of the board of directors of Caspian International Oil Corporation (OTC: COIC), an oil exploration and services company located in Houston, TX and Almaty, KZ, where he managed its public listing. Since 2008, Mr. Feakins has been the chairman and managing partner of the JPF Venture Fund 1, LP, an early-stage venture capital company located in Lancaster, PA, focused on companies involved with humanitarian and/or sustainability projects. Since 2014, Mr. Feakins has been chairman and chief executive officer of JPF Venture Group, Inc. JPF Venture Group, Inc., provides strategic and operational business assistance to start-up, early-stage, and middle-market high-growth businesses and is a principal stockholder of our stock. Mr. Feakins graduated from the Defence College of Logistics and Personnel Administration, Shrivenham, UK, and served seven years in the British Royal Navy. He is a member of the Institute of Directors in the United Kingdom and the British American Business Council in the United States. Based on his background in the technology industry and his financial and management background, the Board of Directors has concluded that Mr. Feakins is qualified to serve as a member of our Board of Directors.

Peter Wolfson has served as one of our directors since March 2015. Mr. Wolfson is also the founder, president, and chief executive officer of Hans Construction, a developer and builder of upscale homes located in Lancaster, PA. Mr. Wolfson is a qualified commercial pilot at a major U.S.-owned international airline company and has over 30 years’ experience in the aviation business. He also has 10 years’ experience as a financial consultant with a subsidiary of Mass Mutual, developing financial strategies and tax planning. Based on his financial background, the Board of Directors has concluded that Mr. Wolfson is qualified to serve as a member of our Board of Directors.

Antoinette Knapp Hempstead was appointed as a Director in February 2017. Prior to that, Ms. Hempstead served as our Chief Executive Officer and President from April 2013 until March 2015 and as our Deputy Chief Executive Officer and Vice President since August 2002. Ms. Hempstead has over 30 years’ experience in management, software management, software development, and finance. Ms. Hempstead has also served as adjunct faculty for University of Idaho where she taught Computer Science courses. Ms. Hempstead has a Master’s degree in Computer Science from the University of Idaho and a Bachelor’s of Science Degree in Applied Mathematics from the University of Idaho. Ms. Hempstead provides to our Board of Directors experience in software development and project management, as well as experience in financial statement preparation and regulatory reporting. Based on her technical background, the Board of Directors has concluded that Ms. Hempstead is qualified to serve as a member of our Board of Directors.

Director Independence and Board of Directors’ Committees

Other than Peter Wolfson, none of our directors is considered to be an independent member of our Board of Directors under NASD Rule 4200(a)(15).

Our Board of Directors as a whole acts as our audit committee, compensation committee, and nominating committee.

Committees and Terms

The Board of Directors has not established any committees.

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Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including our executive officers, a copy of which is included as an exhibit to this report.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors and executive officers has been involved in any of the events described in Item 401(f) of Regulation S-K.

Corporate Governance Matters

We have not adopted any material changes to the procedures by which security holders may recommend nominees to our Board of Directors.

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EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ended December 31, 2016 and 2015, the dollar value of all cash and noncash compensation earned by any person that was our principal executive officer, or PEO, during the preceding fiscal year. No executive officer earned more than $100,000 during the fiscal years ended December 31, 2016 and 2015:

Summary Executive Compensation Table:

Name and principal position (a)	Year ended December 31 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Jeremy	2016	30,000	0	60,000	0	0	0	0	90,000
Feakins(1)	2015	19,000	0	0	0	0	0	0	19,000
Antoinette	2016	0	0	0	0	0	0	0	0
Hempstead(2)	2015	0	0	0	0	0	0	0	0

The table above does not include prerequisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

(1)	Jeremy Feakins is the Company’s Principal Executive Officer, Principal Financial Officer and a Director.

(2)	Ms. Hempstead resigned as the Company’s Principal Executive Officer in December 2015, but was reappointed as a Director in February 2017.

Narrative Disclosure to Summary Compensation Table

Our chief executive officer, Jeremy P. Feakins, was paid $2,500 per month, under an oral arrangement. There are no other current employment agreements between the Company and its executive officers. The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers. There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein. On May 9, 2017, this compensation was discontinued with the merger of TetriDyn Solutions, Inc and Ocean Thermal Energy Corporation.

Outstanding Equity Awards at Fiscal Year-End

No stock option awards were exercisable or unexercisable as of December 31, 2016, for any executive officer.

Directors Compensation

Mr. Feakins, who is our chief executive officer, received no compensation for his service as a director. The compensation received by Mr. Feakins as an officer is presented in “Executive Compensation – Summary Compensation Table.” Ms. Hempstead received no compensation for her service as an officer as presented in “Executive Compensation – Summary Compensation Table.” However, Ms. Hempstead did receive compensation for her service as a director which is presented in the below table.

The following table sets forth information for the year ended December 31, 2016 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2016.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Peter Wolfson	–	$30,000	–	–	–	–	$30,000
Antoinette Hempstead	–	$30,000	–	–	–	–	$30,000

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock, as of January 5, 2018, by: (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), (iii) all of our directors and named executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding Common Stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within sixty (60) days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Common Stock owned by them, except to the extent that power may be shared with a spouse. The Company does not know of any arrangements the operation of which may at a subsequent date result in a change of control of the Company.

Name and Address of Person or Group(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

5% or Greater Stockholders
Steve Oney (2)	7,648,000	6.24%

Directors and Executive Officers
Jeremy P. Feakins (3)	17,822,400	13.92%
Antoinette Hempstead (4)	115,151	*
Peter H. Wolfson (5)	2,088,981	1.69%*
Executive Officers and Directors as a Group (3 persons):	20,026,532	15.53%

______________

* Less than 1%

(1)	800 South Queen Street, Lancaster, PA 17603, is the address for all stockholders in the table. Applicable percentages are based on 122,642,247 shares of our common stock outstanding on January 5, 2018, and are calculated as required by rules promulgated by the SEC.
(2)	Consists of 7,648,000 shares of common stock owned of record by Steve Oney.
(3)	Consists of (i) 8,094,716 shares of common stock owned of record by Jeremy P. Feakins, (ii) 4,308,790 shares of common stock owned of record by JPF Venture Group, Inc., which is an investment entity that is majority-owned and controlled by Jeremy P. Feakins, and, as such, is deemed to be beneficially owned by Mr. Feakins, and (iii) 5,418,894 shares of common stock issuable to JPF Venture Group, Inc. on the conversion of (a) a $50,000 promissory note dated November 2015, convertible at $0.01384 per share into 3,612,596 shares of common stock (the “November 2015 Note”); and (b) a $25,000 promissory note dated December 2016, convertible at $0.01384 per share into 1,806,298 shares of common stock (the “December 2016 Note” and together with the November 2015 Note, the “Notes”). All calculations in this footnote are based on conversion of the principal only.
(4)	Consists of (i) 452 shares of common stock owned of record by Antoinette Hempstead and (ii) 114,699 shares of common stock owned of record by A.R. Hempstead Revocable Trust which is owned and controlled by Ms. Hempstead and, as such, is deemed to be the beneficial owner of record. Ms. Hempstead is a member of the Board of Directors of the Company.
(5)	Consists of (i) 1,185,838 shares of common stock owned of record by Peter H. Wolfson and (ii) 903,148 shares of common stock issuable to Mr. Wolfson on the conversion of a $12,500 promissory note dated October 2016, convertible at $0.01384 per share into shares of common stock (the “October 2016 Note”). Mr. Wolfson is a member of the Board of Directors of the Company.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND CORPORATE GOVERNANCE

During 2015, a private venture fund, in which our chief executive officer is an officer and director, agreed to provide up to $1,000,000 in working capital (see Notes 5 and 6).

During 2015, we issued 2,000,000 shares of common stock, with a fair value of $1,700,000, to an executive officer and a former executive officer of the Company.

During 2015, one of the original Series B note holders transferred its ownership of the note in the amount of $50,000 to the JPF Venture Fund 1, LP.

During 2016, a private venture fund, in which our chief executive officer is an officer and director, agreed to amend the original note to increase the working capital loan to $2,000,000. On August 31, 2016, the note holder exercised a warrant to purchase 8,000,000 shares of common stock with an exercise price of $0.25 in lieu of repayment of $2,000,000 of note payable. The note holder also converted $171,824 of accrued interest into 687,291 shares of common stock with a fair value of $584,198 ($0.85 per share). The total conversion was 8,687,291 shares for $2,584,198.

On December 29, 2016, Jeremy P Feakins & Associates, in which our chief executive officer is an officer and director, agreed to provide a short-term advance to the Company for working capital in the amount of $36,822.

During 2016, a principal repayment of $5,000 was made on a related party note in the amount of $2,256,000 issued on January 31, 2015, leaving a note balance of $1,756,000.

During 2016 and 2015, we paid rent of $60,000 and $110,000 to a company controlled by our chief executive officer under an operating lease agreement.

For the nine months ended September 30, 2017, we paid rent of $65,000 to a company controlled by our chief executive officer under an operating lease agreement.

On February 16, 2017, the due date of the Jeremy P. Feakins & Associates, LLC, an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer note payable in the amount of $2,265,000 issued on January 31, 2015, was extended to December 31, 2017. On August 15, 2017, $618,500 of the note payable was converted into 618,500 shares of common stock. In addition, they converted accrued interest in the amount of $207,731 for 207,731 shares of common stock. The remaining balance on the note payable as of September 30, 2017 is $1,137,500.

On February 16, 2017, the due date of the related party note payable in the amount of $1,000,000 issued on February 3, 2012, was extended to February 3, 2018.

On March 9, 2017, we issued a promissory note payable of $200,000 to a related party in which our chief executive officer is an officer and director. The note bears interest of 10% and is due and payable within 90 days after demand. The balance outstanding on September 30, 2017, is $175,000.

On March 31, 2017, we made a repayment of note payable to a related party in the amount of $25,000.

On May 8, 2017, JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer transferred 148,588 shares of common stock for $111,440 to the Company to fulfill an over commitment of “D” warrants.

On September 8, 2017, JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, elected to convert $50,000 in notes payable for 3,612,596 shares of common stock at a conversion rate of $0.014. In addition, accrued interest in the amount of $6,342 was converted to 458,198 shares.

During the third quarter of 2017, JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, advanced the Company $236,000 and on November 6, 2017, the Company entered into an agreement with a promissory note. The terms of the note are as follows: (i) interest is payable at 10% per annum; (ii) all unpaid principal and all accrued and unpaid interest shall be due and payable at the earliest of (a) resolution of the Memphis litigation; (b) June 30, 2018; or (c) when the company is otherwise able to pay. As of September 30, 2017, the outstanding balance was $236,000 with no accrued interest.

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On June 5, 2017, a note holder elected to convert a $25,000 convertible note payable for 1,806,298 shares of common stock ($0.014 per share).

As of September 30, 2017, the Company borrowed $84,568, net of repayments from JPF Venture Group, Inc. (“JPF”) on a temporary basis. The loan is non-interest bearing, unsecured and due on demand.

During the third quarter of 2017, the Company launched a $2,000,000 convertible promissory note private placement offering. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable two years after purchase; (iii) and all principal and interest on each Note shall automatically convert on the Conversion Maturity Date into shares of the Company’s common stock at a conversion price of $4.00 per share, as long as the closing share price of the Company’s common stock on the trading day immediately preceding the Conversion Maturity Date is at least $4.00, as adjusted for stock splits, stock dividends, reclassification, and the like. If the price of the Company’s shares on such date is less than $4.00 per share, the Note (principal and interest) will be repaid in full. As of January 8, 2018, the outstanding balance for all four loans was $80,000.

On November 6, 2017, the Company entered into an agreement with a promissory note with JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, to loan the Company up to $2,000,000. The terms of the note are as follows: (i) interest is payable at 10% per annum; (ii) all unpaid principal and all accrued and unpaid interest shall be due and payable at the earliest of (a) resolution of the Memphis litigation; (b) June 30, 2018; or (c) when the company is otherwise able to pay. As of January 8, 2018, the outstanding balance was $641,567.

On November 8, 2017, Jeremy P. Feakins & Associates LLC, an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, elected to convert $50,000 in notes payable for 50,000 shares of common stock at a conversion rate of $1.00. In addition, accrued interest of $16,263 was converted into 16,263 shares of common stock.

On December 28, 2017, we entered into a Note and Warrant Purchase Agreement pursuant to which we issued a series of unsecured promissory notes (the “Notes”) to accredited investors, in the aggregate principal amount of $535,000 as of January 8, 2018. The Notes accrue interest at a rate of 10% per annum payable on a quarterly basis and are not convertible into shares of capital stock of the Company (See Page 18 for details).

The Note dated February 16, 2017 to Jeremy P. Feakins & Associates, LLC, an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer was reduced by $15,000 for the payment of principal on January 4, 2018, reducing the outstanding balance to $1,122,500.

On December 18, 2017, the company entered into an equity purchase agreement with L2 Capital, LLC for up to $15,000,000. On January 5, 2018, we issued 1,714,285 shares of common stock valued at $685,714 as a commitment fee in connection with the agreement.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement, and the reports and other information that we file with the Securities and Exchange Commission, at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the corporation laws of the State of Nevada, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

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OCEAN THERMAL ENERGY CORPORATION

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Ocean Thermal Energy Corporation

We have audited the accompanying consolidated balance sheets of Ocean Thermal Energy Corporation and Subsidiaries (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2016 and 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Ocean Thermal Energy Corporation and Subsidiaries as of December 31, 2016 and 2015 and the results of its operations and its cash flows for the years ended December 31, 2016 and 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $6,108,117, a working capital deficiency of $7,865,177, cash used in operations of $2,057,879 and an accumulated deficit of $53,111,543 at December 31, 2016. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

March 31, 2017

F-2

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2015

	2016	2015

ASSETS
Current Assets
Cash	$7,495	$125,029
Prepaid expenses	30,549	9,223
Other current assets	–	24,542
Total Current Assets	38,044	158,794

Property and Equipment
Property and equipment, net	2,366	6,573
Assets under construction	846,285	970,847
Property and Equipment, net	848,651	977,420

Total Assets	$886,695	$1,136,214

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payables and accrued expense	$5,631,270	$5,079,984
Current portion - capital lease obligation	–	2,530
Due to related party	36,822	–
Notes payable - related party, net	1,886,000	507,082
Notes payable, net	300,000	300,000
Convertible note payable, net	49,129	–
Total Current Liabilities	7,903,221	5,889,596

Notes payable - related party, net	1,045,644	2,806,014
Notes payable, net	602,067	594,432
Convertible note payable, net	–	44,940
Total Liabilities	9,550,932	9,334,982

Commitments and contingencies (Note 8)	–	–

Stockholders' deficiency
Preferred Stock, $0.001 par value; 5,000,000 shares authorized, 0 and 0 shares issued and outstanding, respectively	–	–
Common stock, $0.001 par value; 200,000,000 shares authorized, 94,343,776 and 82,623,066 shares issued and outstanding, respectively	94,344	82,623
Additional paid-in capital	44,352,962	38,722,035
Accumulated deficit	(53,111,543)	(47,003,426)
Total Stockholders' Deficiency	(8,664,237)	(8,198,768)

Total Liabilities and Stockholders' Deficiency	$886,695	$1,136,214

The accompanying notes are an integral part of these consolidated financial statements.

F-3

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Operating Expenses
Salaries and wages	$1,237,438	$4,156,763
Professional fees	1,505,586	664,398
General and administrative	442,394	608,384
Impairment of assets under construction	244,284	6,978,457
Total Operating Expenses	3,429,702	12,408,002

Loss from Operations	(3,429,702)	(12,408,002)

Other Expenses
Interest Expense	(2,678,415)	(976,632)
Total Other expense	(2,678,415)	(976,632)

Loss Before Income Taxes	(6,108,117)	(13,384,634)

Provision for Income Taxes	–	–

Net Loss	$(6,108,117)	$(13,384,634)

Net Loss per Common Share
Basic and Diluted	$(0.07)	$(0.17)

Weighted Average Number of Common Shares Outstanding
Basic and Diluted	83,236,245	79,783,925

The accompanying notes are an integral part of these consolidated financial statements.

F-4

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

for the Years Ended December 31, 2016 and 2015

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficiency
Balance, December 31, 2014	–	$–	78,463,782	$78,464	$34,432,494	$(33,618,792)	$892,166

Stock issued for $0.75 warrants	–	–	537,989	538	402,954	–	403,492

Stock issued for $0.50 warrants	–	–	620,000	620	309,380	–	310,000

Stock issued for services for $0.85 over share	–	–	157,295	157	133,544	–	133,701

Stock issued to employees	–	–	2,844,000	2,844	2,414,556	–	2,417,400

Fair Value of warrants issued with Notes Payable	–	–	–	–	1,000,000	–	1,000,000

Beneficial Conversion feature	–	–	–	–	6,667	–	6,667

Fair value of options issued for service	–	–	–	–	22,440	–	22,440

Net Loss	–	–	–	–	–	(13,384,634)	(13,384,634)

Balance, December 31, 2015	–	$–	82,623,066	$82,623	$38,722,035	$(47,003,426)	$(8,198,768)

Stock issued for $0.50 warrants	–	–	1,380,000	1,380	688,620	–	690,000

Stock issued for $0.75 warrants	–	–	455,666	456	341,294	–	341,750

Stock issued for $0.25 warrants	–	–	8,000,000	8,000	1,992,000	–	2,000,000

Stock issued for services	–	–	1,197,753	1,198	1,016,892	–	1,018,090

Stock issued for accrued interest	–	–	687,291	687	583,511	–	584,198

Debt discount on the JPF VF note	–	–	–	–	1,008,610	–	1,008,610

Net Loss	–	–	–	–	–	(6,108,117)	(6,108,117)

Balance, December 31, 2016	–	$–	94,343,776	$93,344	$44,352,962	$(53,111,543)	$(8,664,237)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Cash Flows From Operating Activities:
Net loss	$(6,108,117)	$(13,384,634)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	4,207	7,219
Impairment of assets under construction	244,284	6,978,457
Stock issued for services	1,018,090	133,701
Options issued for services	–	22,440
Stock issued for interest	412,374	–
Stock Issued for compensation	–	2,417,400
Amortization of note payable discounts	1,644,957	535,914
Changes in assets and liabilities:
Other current assets	24,542	(5,156)
Prepaid expenses	(21,326)	14,778
Accounts payable	(213,902)	748,083
Accrued expenses	937,012	859,110
Net Cash Used In Operating Activities	(2,057,879)	(1,672,688)

Cash Flow From Investing Activities:
Assets under construction	(119,722)	(147,706)
Net Cash Used In Investing Activities	(119,722)	(147,706)

Cash Flows From Financing Activities:
Repayment of notes payable - related party	(5,000)	(95,000)
Proceeds from notes payable - related party	999,025	1,000,975
Proceeds from convertible note payable	–	50,000
Proceeds from issuance of common stock	1,031,750	713,492
Proceeds from due to related party	36,822	–
Repayment of capital lease	(2,530)	(4,752)
Net Cash Provided by Financing Activities	2,060,067	1,664,715

Net decrease in cash and cash equivalents	(117,534)	(155,679)
Cash and cash equivalents at beginning of year	125,029	280,708
Cash and Cash Equivalents at End of Period	$7,495	$125,029

Supplemental disclosure of cash flow information
Cash paid for interest expense	$45,849	$20,541
Cash paid for income taxes	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Accrued interest on related party note converted to common stock	$171,824	$–
Exercise of warrant in lieu of repayment of related-party note payable	$2,000,000	$–
Debt discount on related-party note payable and extension of warrants	$1,008,610	$1,000,000
Debt discount on $50,000 convertible note payable	$–	$6,667

The accompanying notes are an integral part of these consolidated financial statements.

F-6

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Nature of Operations

OCEES International Inc. (“OCEES”) was formed under the laws of Hawaii on January 21, 1998. Ocean Thermal Energy Corporation (“OTE Delaware”) was a Delaware corporation formed on October 18, 2010. In 2011, OCEES and OTE Delaware entered into a share exchange agreement. The transaction was treated as a merger of entities under common control as 100% of the stockholders of OCEES exchanged their shares for 100% of the outstanding shares of OTE Delaware.

OTE Delaware used its proprietary technology to develop, build, own, and operate renewable energy systems, primarily in the Eastern and Western Caribbean Islands.

On December 17, 2013, Broadband Network Affiliates, Inc. (“BBNA”), a Nevada Corporation, changed its state domicile and became a Delaware Corporation. On December 23, 2013, BBNA entered into a merger agreement with OTE Delaware, which was effective December 31, 2013. Upon completion of the merger, BBNA changed its name to Ocean Thermal Energy Corporation (“OTE”) and the former OTE Delaware ceased to exist. The transaction was treated as a reverse merger and recapitalization by OTE Delaware. For purposes of this report, “we,” “us,” and “our” refers to OTE, the surviving entity, after taking into effect the merger transaction, and its subsidiaries.

We develop projects for renewable power generation, desalinated water production, and air conditioning using our proprietary technologies designed to extract energy from the temperature differences between warm surface water and cold deep water.

(B) Principal Subsidiary Undertakings

Our consolidated financial statements for the years ended December 31, 2016 and 2015, include the following subsidiaries:

Name	Place of Incorporation / Establishment	Principal Activities	Date Formed
Ocean Thermal Energy Bahamas Ltd.	Bahamas	Intermediate holding company of OTE BM Ltd. and OTE Bahamas O&M Ltd.	07/04/2011

OTE BM Ltd.	Bahamas	OTEC/SDC development in the Bahamas	09/07/2011

OCEES International Inc.	Hawaii, USA	Research and development for the Pacific Rim	01/21/1998

Ocean Thermal Energy UK Limited	England and Wales	Dormant	07/22/2010

OTEC Innovation Group Inc.	Delaware, USA	Dormant	06/02/2011

OTE-BM Energy Partners LLC	Delaware, USA	Dormant	06/02/2011

OTE Bahamas O&M Ltd.	Bahamas	Dormant	09/07/2011

Ocean Thermal Energy Holdings Ltd.	Bahamas	Dormant	03/05/2012

Ocean Thermal Energy Cayman Ltd.	Caymans	Dormant	03/26/2013

OTE HC Ltd.	Caymans	Dormant	03/26/2013

Ocean Thermal Energy USVI, Inc.	Virgin Islands	Dormant	07/12/2016

F-7

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

We have an effective interest of 100% in each of our subsidiaries.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include the assumptions used in valuing equity investments and issuances, valuation of deferred tax assets, and depreciable lives of property and equipment.

(D) Cash and Cash Equivalents

We consider all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2016 and 2015, we had no cash equivalents.

(E) Income Taxes

We account for income taxes under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740-10-25, “Income Taxes—Overall—Recognition.” Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Our 2011 to 2016 tax years remain open to audit by the Internal Revenue Service and state tax authorities.

(F) Business Segments

We conduct operations in various foreign jurisdictions that use our technology. Our segments are based on the location of their operations. The U.S. territories segment consists of operations in the U.S. Virgin Islands and Guam; the Bahamas segment consists of operations specific to the Bahamas; and the other segment currently consists of operations in the Cayman Islands. Direct revenues and costs, depreciation, depletion, and amortization costs, general and administrative costs (“G&A”), and other income directly associated with their respective segments are detailed within the following discussion. Identifiable net property and equipment are reported by business segment for management reporting and reportable business segment disclosure purposes. Current assets, other assets, current liabilities, and long-term debt are not allocated to business segments for management reporting or business segment disclosure purposes.

Reportable business segment information for the years ended December 31, 2016, and December 31, 2015, is as follows:

December 31, 2016
	Headquarters	US Territories	Bahamas	Other	Total
Revenue	$–	$–	$–	$–	$–
Assets	40,410	797,287	–	48,998	886,695
Net Loss	(5,837,007)	–	(271,110)	–	(6,108,117)
Property and equipment	2,366	–	–	–	2,366
Capitalized construction in process	–	797,287	–	48,998	846,285
Depreciation	4,207	–	–	–	4,207
Additions to Property and equipment	–	119,722	–	–	119,722

December 31, 2015
	Headquarters	US Territories	Bahamas	Other	Total
Revenue	$–	$–	$–	$–	$–
Assets	165,367	677,564	244,285	48,998	1,136,214
Net Loss	(6,406,177)	–	(6,978,457)	–	(13,384,634)
Property and equipment	6,573	–	–	–	6,573
Capitalized construction in process	–	677,564	244,285	48,998	970,847
Depreciation	7,219	–	–	–	7,219
Additions to Property and equipment	–	134,471	13,235	–	147,706

F-8

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

For the year ended December 31, 2016, the U.S. territories are comprised of U.S. Virgin Islands project (approx. $632,000) and Guam project (approx. $165,000). Other territories are comprised of Cayman Islands project (approx. $49,000).

For the year ended December 31, 2015, the U.S. territories are comprised of U.S. Virgin Islands project (approx. $513,000) and Guam project (approx. $165,000). The Bahamas territories are comprised of Bahamas Electricity Corporation project (approx. $244,000). Other territories are comprised of Cayman Islands project (approx. $49,000).

(G) Property and Equipment

Furniture, vehicles, equipment, and software are recorded at cost and include major expenditures that increase productivity or substantially increase useful lives.

Maintenance, repairs, and minor replacements are charged to expenses when incurred. When furniture, vehicles, or equipment is sold or otherwise disposed of, the asset and related accumulated depreciation are removed from this account, and any gain or loss is included in the statement of operations.

Assets under construction represent costs incurred by us for our renewable energy systems currently in process. Generally, all costs incurred during the development stage of our projects are capitalized and tracked on an individual project basis and are included in construction in progress until the project has been placed into service. If a project is abandoned, the associated costs that have been capitalized are charged to expense in the year of abandonment. Expenditures for repairs and maintenance are charged to expense as incurred. Interest costs incurred during the construction period of defined major projects from debt that is specifically incurred for those projects are capitalized.

Direct labor costs incurred for specific major projects expected to have long-term benefits are capitalized. Direct labor costs subject to capitalization include employee salaries, as well as related payroll taxes and benefits. With respect to the allocation of salaries to projects, salaries are allocated based on the percentage of hours that our key managers, engineers, and scientists work on each project. These individuals track their time worked at each project. Major projects are generally defined as projects expected to exceed $500,000. Direct labor includes all of the time incurred by employees directly involved with construction and development activities. Time spent in general and indirect management and in evaluating the feasibility of potential projects is expensed when incurred.

We capitalize costs incurred once the project has met the project feasibility stage. Costs include environmental engineering, permits, government approval, and site engineering costs. We currently have four projects in the development stage and one project in the construction phase. We capitalize direct interest costs associated with the projects. As of December 31, 2016 and 2015, we have no interest costs capitalized.

The cost of furniture, vehicles, equipment, and software is depreciated over the estimated useful lives of the related assets.

Depreciation is computed using the straight-line method for financial reporting purposes. The estimated useful lives and accumulated depreciation for land, buildings, furniture, vehicles, equipment, and software are as follows:

Years
Computer Equipment	3
Software	5

(H) Fair Value

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and enhances disclosures about fair value measurements. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1–Pricing inputs are quoted prices available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2–Pricing inputs are quoted for similar assets or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes assets or liabilities valued at quoted prices adjusted for legal or contractual restrictions specific to these investments.

F-9

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

•	Level 3–Pricing inputs are unobservable for the assets or liabilities; that is, the inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Management believes the carrying amounts of the short-term financial instruments, including cash and cash equivalents, accounts receivable, prepaid expense and other assets, accounts payable, accrued liabilities, notes payable, deferred compensation, and other liabilities reflected in the accompanying balance sheets approximate fair value at December 31, 2016 and 2015, due to the relatively short-term nature of these instruments.

(I) Concentrations

Cash and cash equivalents and restricted cash are deposited with major financial institutions, and at times, such balances with any one financial institution may be in excess of FDIC-insured limits. As of December 31, 2016 and 2015, $0 and $0 were deposited in excess of FDIC-insured limits. Management believes the risk in these situations to be minimal.

(J) Loss per Share

The basic loss per share is calculated by dividing our net loss available to common shareholders by the weighted average number of common shares during the period. The diluted loss per share is calculated by dividing our net loss by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. We have 16,012,210 and 22,327,876 shares issuable upon the exercise of warrants and options and 205,667 and 205,667 shares issuable upon the conversion of the green energy bonds and notes that were not included in the computation of dilutive loss per share because their inclusion is antidilutive for the years ended December 31, 2016 and 2015, respectively.

(K) Revenue Recognition

We will recognize revenue on arrangements in accordance with FASB ASC Topic 605, “Revenue Recognition.” In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

(L) Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. Historically, there has been a diversity in practice in how certain cash receipts/payments are presented and classified in the statement of cash flows under Topic 230. The purpose of the Update is to reduce the existing diversity in practice by clarifying the presentation of certain types of transactions. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company notes that this guidance applies to its reporting requirements and will implement the new guidance accordingly.

All other newly issued accounting pronouncements, but not yet effective, have been deemed either immaterial or not applicable.

NOTE 2—GOING CONCERN

We had a net loss of $6,108,117 and used cash in operations of $2,057,879 for the year ended December 31, 2016, and had an accumulated deficit of $53,111,543 and a working capital deficiency of $7,865,177 as of December 31, 2016. This raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital through the sale of debt or equity securities or stockholder loans and to implement our business plan. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Management believes that we will be able to continue as a going concern through additional affiliate loans, implementation of our strategic operating plan, continuing a multi-focused plan to obtain external capital, and offering sales incentives to accelerate ocean thermal energy conversion (“OTEC”) project development.

F-10

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

NOTE 3—PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2016

				Estimated
		Accumulated	Net Book	Useful Life
	Cost	Depreciation	Value	Life
Computer & Office Equipment	$13,751	11,385	$2,366	3 Years
Software (Video System)	19,061	19,061	–	5 Years
Construction in Process	873,111		873,111
	$905,923	30,446	$875,477

Property and equipment consist of the following at December 31, 2015:

				Estimated
		Accumulated	Net Book	Useful
	Cost	Depreciation	Value	Life
Computer & Office Equipment	$13,751	9,085	$4,666	3 Years
Software (Video System)	19,061	17,154	1,907	5 Years
Construction in Process	970,847		970,847
	$1,003,659	26,239	$977,420

Depreciation expense for the years ended December 31, 2016 and 2015 was $4,207 and $7,219, respectively. The Baha Mar assets under construction were deemed to be impaired due to the uncertainty regarding completion of the resort. Consequently, $6,978,457 of impairment of assets under construction was recorded for the year ended December 31, 2015. During 2016, $244,284 of Clifton Pier assets under construction were considered to be impaired due to the uncertainty of the project.

NOTE 4—CAPITAL LEASE PAYABLE

On June 22, 2011, we entered into a five-year capital lease agreement with a company. The lease has a purchase option of $1. We have classified this agreement as a capital lease. Payments in 2016, under the lease, amounted to $2,530; consequently, the lease was satisfied prior to December 31, 2016.

NOTE 5—NOTES PAYABLE

During 2012, we issued a note payable for $1,000,000 and three-year warrants to purchase 3,295,761 shares of common stock with an exercise price of $0.50 per share. The note had an interest rate of 10% per annum, was secured by a first lien in all of our assets and was due on February 3, 2015. We determined the warrants had a fair value of $378,500 based on the Black-Scholes option-pricing model. The fair value was recorded as a discount on the note payable and was being amortized over the life of the note. We repriced the warrants during 2013 and took an additional charge to earnings of $1,269,380 related to the repricing. The warrants were exercised upon the repricing (see Note 6). For the years ended December 31, 2016 and 2015, we amortized $ 0 and $10,514 of debt discount, respectively. On February 16, 2017, the note holder agreed to amend the note to extend the due date of the note to February 3, 2018.

F-11

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

Series B 10% Units

During 2013, we issued Series B units. Each unit is comprised of a note agreement, a $50,000 promissory note that matures on September 30, 2023, and bears interest at 10% per annum payable annually in arrears, a security agreement, and a warrant to purchase 10,000 shares of common stock at an exercise price to be determined pursuant to a specified formula. During 2013, we issued $525,000 of 10% promissory notes and warrants to purchase 105,000 shares of common stock (see Note 6). The warrants have an expiration date of September 30, 2023. We determined the warrants had a fair value of $60,068 based on the Black- Scholes option-pricing model. The fair value was recorded as a discount on the note payable and was being amortized over the life of the note. For the years ended December 31, 2016 and 2015, we amortized $8,265 and $4,958 of debt discount, respectively. Accrued interest on the notes was $168,934 and $116,104 at December 31, 2016 and 2015, respectively. During 2015, one of the original note holders transferred its ownership of the note in the amount of $50,000 to the JPF Venture Fund 1, LP, which is disclosed as a related-party transaction (see Note 9)

Unsecured Debentures

During 2013, we paid cash of $10,000 and issued a note payable for $290,000 in connection with the reverse merger transaction (see Note 9). We repurchased and retired 7,546,464 shares of common stock simultaneously with the closing of the merger. The note is unsecured and due the earlier of December 31, 2015, or upon our receiving $50,000 of proceeds from the exercise of the Class A warrants, $50,000 from the exercise of the Class B warrants, $60,000 from the exercise of the Class C warrants, $60,000 from the exercise of Class D warrants, and $70,000 from the exercise of the Class E warrants. During 2014, we paid $100,000 and during 2015, we paid $60,000, leaving a balance of $130,000. Accrued interest totaled $29,769 and $20,759 at December 31, 2016 and 2015, respectively. We have determined that no further payment of principal or interest on this note should be made because the note holder failed to perform his underlying obligations giving rise to this note. As such, we are confident that if the note holder were to seek legal redress, a court would decide in our favor by either voiding the note or awarding damages sufficient to offset the note value.

During 2014, we issued a note payable for $2,265,000 and warrants to purchase 12,912,500 shares of common stock, with an exercise price equal to the greater of a 50% discount of the stock price when our shares are listed on a public exchange or $0.425 per share, to an entity owned by our chief executive officer, together our principal stockholders. The warrants expire one year after our shares are listed on a recognized public exchange. The unsecured note has an interest rate of 10% per annum and the balance was due on January 31, 2015. We determined the warrants had a fair value of $2,265,000 based on the Black-Scholes option-pricing model. The fair value was recorded as a discount on the note payable and is being amortized over the life of the note. For the years ended December 31, 2016 and 2015, we amortized $ 0 and $57,424 of debt discount, respectively. As of December 31, 2015, principal of $152,500 has been repaid and principal of $351,500 has been converted into 468,667 shares of common stock, leaving a note balance of $1,761,000. During 2016, a principal payment of $5,000 was made leaving a note balance of $1,756,000 at December 31, 2016. Accrued interest totaled $453,093 and $270,428 as of December 31, 2016, and December 31, 2015, respectively. On February 16, 2017, the note holder agreed to extend the due date for the repayment of the loan and interest to the earlier of December 31, 2017, or the date of the financial closings of its Baha Mar Project (or any other project of $25 million or more), whichever occurs first. We did not modify the terms of the warrants (see Notes 6 and 9).

During 2014, we issued Secured Convertible Promissory Notes (Bonds) totaling $166,800 through September 30, 2014. The bonds carry an interest rate ranging from 7.86% to 9.86% and mature on April 30, 2019 and December 31, 2019. In addition, the bondholders are entitled to convert each $1,200 bond into 1,000 shares of common stock at a price of $1.20 per share. Should our shares trade for 10 consecutive days at $1.80 per share or higher, the bonds are automatically called and converted to shares at $1.20 per share. There was no beneficial conversion on the date of grant. Accrued interest totaled $41,398 and $21,664 as of December 31, 2016 and 2015, respectively.

During 2014, we issued a note payable of $100,000 to a related party and $200,000 to a third party, for a total of $300,000, and warrants to purchase 300,000 shares of common stock with an exercise price of $1.00 per share. The warrants expire during December 2018. These unsecured notes have an interest rate of 12% per annum. The $100,000 note with a related party is due the earlier of December 26, 2015; the completion by us of an equity financing resulting in our receipt of gross proceeds of at least $2,000,000; or the financial close of the Baha Mar project and release of funds by the bank (see Note 9). The balance on the $200,000 note is due the earlier of March 31, 2015; the completion by us of an equity financing resulting in our receipt of gross proceeds of at least $2,000,000; or the financial close of the Baha Mar project and release of project financing funds by the bank. We determined the warrants had a fair value of $85,304 based on the Black-Scholes option-pricing model. The fair value was recorded as a discount on the notes payable and is being amortized over the life of the note. For the years ended December 31, 2016 and 2015, we amortized $5,796 and $78,637 of debt discount, respectively. Accrued interest totaled $113,119 and $36,000 as of December 31, 2016 and 2015, respectively. As of December 31, 2016, the notes are in default. Due to the delay in opening of the Baha Mar Resort, our Baha Mar SWAC Project’s financial closing was delayed causing us to default on the notes. We have accrued the interest at a default rate of 22%. We intend to repay the notes and accrued interest upon the project’s financial closing (see Note 6).

F-12

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

During 2015, a private venture fund, in which our chief executive officer is an officer and director, agreed to provide up to $1,000,000 in working capital and a warrant to purchase up to 4,480,000 shares of common stock at $0.25 per share. During the twelve months ended December 31, 2016, the note holder agreed to amend the note to increase the working capital loan to up to $2,000,000, and we agreed to issue an additional 3,520,000 warrants for a total of 8,000,000 shares of common stock. During the year ended December 31, 2016, additional loans were made to us by the private venture fund, resulting in a principal balance of $2,000,000 and $171,823 in accrued interest. On August 31, 2016, the note holder exercised a warrant to purchase 8,000,000 shares of common stock with an exercise price of $0.25 in lieu of repayment of $2,000,000 of the note payable. The note holder also converted $171,824 of accrued interest into 687,291 shares of common stock with a fair value of $584,198 ($0.85 per share). The total conversion was 8,687,291 shares for $2,584,198. We recorded an additional $1,000,000 of debt discount for the $1,000,000 received and $8,610 for the extension of warrant. The debt discount has been fully amortized on the exercise of the warrant (see Note 9).

On April 7, 2015, we issued an unsecured convertible promissory note in the principal amount of $50,000 to an unrelated party. The note bears interest of 10% and is due on April 17, 2017. The note can be converted into our common stock at a conversion rate of $0.75 per share at any time prior to the repayment. We recorded a debt discount of $6,667 for the fair value of the beneficial conversion feature. For the years ended December 31, 2016 and 2015, we amortized $4,189 and $1,607 of debt discount, respectively. Accrued interest totaled $12,668 and $6,000 as of December 31, 2016 and 2015, respectively.

The following convertible notes and notes payable were outstanding at December 31, 2016:

							Related Party		Non Related Party
Date of Issuance	Maturity Date	Interest Rate	Original Principal	Principal at December 31, 2016	Discount at December 31, 2016	Carrying Amount at December 31, 2016	Current	Long-Term	Current	Long-Term
02/03/12	02/03/18	10.00%	1,000,000	1,000,000	–	1,000,000	–	1,000,000	–	–
08/15/13	10/31/23	10.00%	525,000	525,000	44,089	480,911	–	45,644	–	435,267
12/31/13	12/31/15	8.00%	290,000	130,000	–	130,000	130,000	–	–	–
04/16/14	04/30/19	9.86%	6,000	6,000	–	6,000	–	–	–	6,000
05/09/14	04/30/19	9.86%	50,400	50,400	–	50,400	–	–	–	50,400
05/28/14	04/30/19	9.86%	25,200	25,200	–	25,200	–	–	–	25,200
04/01/14	12/31/17	10.00%	2,265,000	1,756,000	–	1,756,000	1,756,000	–	–	–
07/21/14	12/31/19	9.86%	78,000	78,000	–	78,000	–	–	–	78,000
08/18/14	12/31/19	7.86%	7,200	7,200	–	7,200	–	–	–	7,200
12/22/14	03/31/15	12.00%	200,000	200,000	–	200,000	–	–	200,000	–
12/26/14	12/26/15	12.00%	100,000	100,000	–	100,000	–	–	100,000	–
04/09/15	04/09/17	10.00%	50,000	50,000	871	49,129	–	–	49,129	–
	Total			$3,927,800	$44,960	$3,882,840	$1,886,000	$1,045,644	$349,129	$602,067

The following convertible notes and notes payable were outstanding at December 31, 2015:

							Related Party		Non Related Party
Date of Issuance	Maturity Date	Interest Rate	Original Principal	Principal at December 31, 2015	Discount at December 31, 2015	Carrying Amount at December 31, 2015	Current	Long-Term	Current	Long-Term
02/03/12	02/03/17	10.00%	$1,000,000	$1,000,000	$–	$1,000,000	$–	$1,000,000	$–	$–
08/15/13	10/31/23	10.00%	525,000	525,000	52,354	472,646	–	45,014	–	427,632
12/31/13	12/31/15	8.00%	290,000	130,000	–	130,000	130,000	–	–	–
04/16/14	04/30/19	9.86%	6,000	6,000	–	6,000	–	–	–	6,000
05/09/14	04/30/19	9.86%	50,400	50,400	–	50,400	–	–	–	50,400
05/28/14	04/30/19	9.86%	25,200	25,200	–	25,200	–	–	–	25,200
04/01/14	01/31/17	10.00%	2,265,000	1,761,000	–	1,761,000	–	1,761,000	–	–
07/21/14	12/31/19	9.86%	78,000	78,000	–	78,000	–	–	–	78,000
08/18/14	12/31/19	7.86%	7,200	7,200	–	7,200	–	–	–	7,200
12/22/14	03/31/15	12.00%	200,000	200,000	–	200,000	–	–	200,000	–
12/26/14	12/26/15	12.00%	100,000	100,000		100,000	–	–	100,000	–
04/09/15	04/09/17	10.00%	50,000	50,000	5,060	44,940	–	–	–	44,940
07/28/15	*	12.00%	1,130,427	1,000,000	623,893	376,107	376,107	–	–	–
**	*	12.00%	–	975	–	975	975	–	–	–
Total			$5,727,227	$4,933,775	$681,307	$4,252,468	$507,082	$2,806,014	$300,000	$639,372

*	Repayment earlier of: (i) the first anniversary of the date of issuance; (ii) the completion by us of equity financing resulting in our receipt of gross proceeds of at least $2,000,000; or (iii) the financial closing of the Baha Mar project.
**	Additional funding received related to the promissory note issued on July 28, 2015, to a private venture fund in which our chief executive officer is an officer and director, in consideration of a working capital loan of up to $1,000,000. On March 15, 2016, the note was amended to increase the working capital loan to up to $2,000,000.

F-13

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

Maturities of Long-Term Obligations for Five Years and Beyond

The minimum principal payments of notes payable and capital lease obligations at December 31, 2016:

2017	$2,236,000
2018	1,000,000
2019	166,800
2020 and thereafter	525,000
Total	$3,927,800

On December 29, 2016, the Company received a $36,822 non-interest bearing advance from Jeremy P. Feakins & Associates, an investment entity that is majority owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer.

NOTE 6—STOCKHOLDERS’ EQUITY

(A) Common Stock

During 2015, individuals exercised warrants to purchase 537,989 shares of common stock at a price of $0.75 per share for cash totaling $403,492. These warrants were related to the Series C and E warrants associated with the BBNA merger.

During 2015, individuals exercised warrants to purchase 620,000 shares of common stock at a price of $0.50 per share for cash totaling $310,000. These warrants were related to the Series D warrants associated with the BBNA merger.

During 2015, we issued 2,844,000 shares of common stock to officers and employees with a fair value of $2,417,400 ($0.85 per share).

During 2015, we issued 157,295 shares of common stock for services performed with a fair value of $133,701 ($0.85 per share).

During 2016, individuals exercised warrants to purchase 455,666 shares of common stock at a price of $0.75 per share for cash totaling $341,750. These warrants were related to the Series C and E warrants associated with the BBNA merger.

During 2016, individuals exercised warrants to purchase 1,380,000 shares of common stock at a price of $0.50 per share for cash totaling $690,000. These warrants were related to the Series D warrants associated with the BBNA merger.

During 2016, we issued 1,197,753 shares of common stock for services performed with a fair value of $1,018,090 ($0.85 per share).

During 2016, the note holder, a private venture fund, in which our chief executive officer is an officer and director exercised a warrant to purchase 8,000,000 shares of common stock with an exercise price of $0.25 in lieu of repayment of $2,000,000 of note payable. The noteholder also converted $171,824 of accrued interest into 687,291 shares of common stock with a fair value of

$584,198 ($0.85 per share).

(B) Warrants and Options

We used the following assumptions for options during the year ended December 31, 2016:

Expected volatility:	61%
Expected lives:	Less than 1 Year
Risk-free interest rate:	0.62%
Expected dividend yield:	None

F-14

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

We used the following assumptions for options during the year ended December 31, 2015:

Expected volatility:	54%
Expected lives:	1 Year
Risk-free interest rate:	0.32%
Expected dividend yield:	None

During 2012, we issued warrants to purchase 1,075,000 shares of common stock in conjunction with Series A notes payable that are exercisable at a price of $3.00 per share and expire on March 31, 2017.

During 2013, we issued warrants to purchase 105,000 shares of common stock in conjunction with Series B notes payable that are exercisable at a price to be determined pursuant to a specified formula (see Note 5). Effective July 21, 2014, the Company was approved for listing on the GXG Markets First Quote platform with an $0.85 per share price, establishing a price of $0.68 per share for the warrants and making them all exercisable.

During 2013, we issued warrants to purchase 300,000 shares of common stock, with an exercise price equal to the greater of a 50% discount off of the stock price at our initial public offering of shares in conjunction with a note payable to an entity owned by our chief executive officer in the amount of $100,000. Effective July 21, 2014, the Company was approved for listing on the GXG Markets First Quote platform with an $0.85 per share price, establishing a price of $0.425 per share for the warrants and making them all exercisable.

As part of the merger with BBNA, we assumed outstanding warrants to purchase 10,000,000 shares of common stock. These warrants are grouped into five tranches of 2,000,000 shares. The pricing for each tranche is as follows: Series A and Series B are $0.50 per share; Series C is $0.75 per share; Series D is $1.00 per share; and Series E is $1.25 per share. These warrants expire on December 31, 2018. During 2014, 5,786,635 of these warrants were exercised and 1,157,989 were exercised during 2015. In addition, we repriced the Series D warrants to $0.75 per share and Series E warrants to $0.50 per share.

During 2014, we issued warrants to purchase 12,912,500 shares of common stock, with an exercise price equal to the greater of a 50% discount of the stock price at our initial public offering of shares in conjunction with a note payable to an entity owned by our chief executive officer in the amount of $2,265,000 (see Note 5). Effective July 21, 2014, the Company was approved for listing on the GXG Markets First Quote platform with an $0.85 per share price, establishing a price of $0.425 per share for the warrants and making them all exercisable. On April 4, 2016, the note holder agreed to amend the note to extend the due date of the note to December 31, 2017. We did not modify the terms of the warrants.

During 2014, we issued warrants to purchase 300,000 shares of common stock, with an exercise price of $1.00 per share, in conjunction with notes payable to individuals, including a related party, in the amount of $300,000. These warrants expire on December 31, 2018 (see Note 5).

On July 28, 2015, we issued warrants to purchase 4,480,000 shares of common stock with an exercise price of $0.25 per share in conjunction with the loan agreement with a private venture fund, which is a related party, to provide us up to $1,000,000 in working capital. The warrants expire on April 30, 2016. We calculated the fair value of the warrant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 54%; risk-free interest rate of 0.32%; and an expected life of one year (see Notes 6 and 9). On March 15, 2016, the note holder agreed to amend the note to increase the working capital loan to up to $2,000,000 and extend the date of repayment to the earlier of: (i) the first anniversary of the date of issuance; (ii) the completion by us of equity financing resulting in our receipt of gross proceeds of at least $2,000,000; or (iii) the financial closing of the Baha Mar project, and we agreed to increase the warrant to up to 8,000,000 shares and extend the expiration date to December 31, 2016. On August 31, 2016, the note holder exercised a warrant to purchase 8,000,000 shares of common stock with an exercise price of $0.25 in lieu of repayment of $2,000,000 of note payable. The note holder also converted $171,824 of accrued interest into 687,291 shares of common stock with a fair value of $584,198 ($0.85 per share). The total conversion was 8,687,291 shares for $2,584,198.

F-15

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

The following table summarizes all warrants outstanding and exercisable for the years ended December 31, 2016 and 2015:

Warrants	Number of Warrants	Range of Exercise Price
Balance at December 31, 2014	18,905,865	$0.43-$1.00
Granted	4,480,000	$0.25
Exercised	(1,157,989)	$0.50 - $0.75
Forfeited	–
Balance at December 31, 2015	22,227,876	$0.25 - $3.00
Granted	3,520,000	$0.25
Exercised	(9,835,666)	$0.25 - $.75
Forfeited	–
Balance at December 31, 2016	15,912,210	$0.25 - $3.00
Exercisable December 31, 2016	15,912,210

On, January 1, 2015, we issued to our vice president shareholder relations three-year options to purchase an aggregate of 100,000 shares of common stock at $0.75 per share. The options vest in four segments of 25,000 shares per quarter commencing on: March 31, 2015; June 30, 2015; September 30, 2015, and December 31, 2015. The options expire on January 1, 2018. We calculated the fair value of the options by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 54%; risk- free interest rate of 0.25%; and an expected life of one year. The fair value of the options was $22,440 or $0.2244 per option.

See Subsequent Events Note 10 concerning the exercise of warrants.

The following table summarizes all options outstanding and exercisable for the years ended December 31, 2016 and 2015:

Options	Number of Options	Range of Exercise Price
Balance at December 31, 2014	–	$0.00
Granted	100,000	$0.75
Exercised	–	-
Forfeited	–	-
Balance at December 31, 2015	100,000	$0.75
Granted	–	-
Exercised	–	-
Forfeited	–	-
Balance at December 31, 2016	100,000	$0.75
Exercisable December 31, 2016	100,000	$0.75

NOTE 7—INCOME TAX

A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate to the income before provision for income taxes is as follows:

	For the Years Ended December 31
	2016	2015
Statutory rate applied to loss before income taxes	$(2,479,492)	$(5,433,278)
Increase (decrease) in income taxes results from:
Nondeductible permanent differences	1,251,476	1,287,259
Change in valuation allowance	1,228,016	4,146,019
Income tax expense (benefit)	$–	$–

F-16

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	For the Years Ended December 31
	2016	2015
Deferred tax assets	$2,931,956	$2,832,793
Operating loss carryforwards	7,984,349	6,855,496
Gross deferred tax assets	10,916,305	9,688,289
Valuation allowance	(10,916,305)	(9,688,289)
Net deferred income tax asset	$–	$–

We have net operating loss carryforwards for income tax purposes of approximately $19,600,000. This loss is allowed to be offset against future income until the year 2036 when the net operating loss carryforwards will expire. The tax benefits relating to all timing differences have been fully reserved for in the valuation allowance account due to the substantial losses incurred through December 31, 2016. The change in the valuation allowance for the years ended December 31, 2016 and 2015 was an increase of $1,228,016 and $4,146,019, respectively.

Internal Revenue Code Section 382 imposes limitations on the availability of a company’s net operating losses after certain ownership changes occur. The Section 382 limitation is based upon certain conclusions pertaining to the dates of ownership changes and the value of the company on the dates of the ownership changes. It was determined that an ownership change occurred. The amount of our net operating losses incurred prior to the ownership change is limited based on the value of the Company on the date of the ownership change. Management has not determined the amount of net operating losses generated prior to the ownership change available to offset taxable income subsequent to the ownership change.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Employment Agreements

On January 1, 2011, we entered into a five-year employment agreement with an individual to serve as our chief executive officer. The employment agreement provides for successive one-year term renewals unless it is expressly cancelled by either party 100 days prior to the end of the term. Under the agreement, the chief executive officer will receive an annual salary of $350,000, a car allowance of $12,000, and Company-paid health insurance. We are allowed to defer $170,000 per annum until we reach our first financial close on a project with a capital cost of $25 million or more. The agreement also provides for bonuses equal to one times annual salary plus 500,000 shares of common stock for each additional project that generates $25 million or more revenue to us. The chief executive officer is entitled to receive severance pay in the lesser amount of three years’ salary or 100% of the remaining salary if the remaining term is less than three years. As of December 31, 2015, we issued 1,000,000 shares of common stock, with a fair value of $850,000, to compensate the chief executive officer for his performance (see Note 9).

On May 1, 2011, we entered into a five-year employment agreement with an individual to serve as our senior vice president and head of OTEC Programs. The employment agreement provides for successive one-year term renewals unless it is expressly cancelled by either party 100 days prior to the end of the term. Under the agreement, the individual will receive an annual salary of $210,000, a car allowance of $9,000, and $14,400 towards health insurance. We are allowed to defer $108,000 per annum. For the Baha Mar project, the individual is entitled to a bonus of $25,000, 100,000 shares of common stock, and all deferred salaries. The agreement also provides for bonuses equal to one times the annual salary plus 100,000 shares of common stock for each additional project that generates $25 million or more revenue to us.

During the year ended December 31, 2015, we issued to the chief financial officer 1,000,000 shares of common stock, with a fair value of $850,000, according to a settlement agreement. The chief financial officer was hired on February 1, 2015, in anticipation of the financial closing of the Baha Mar project; however, the project was delayed making it difficult for us to raise enough money to justify his employment. As a result, a settlement agreement was negotiated to supersede the chief financial officer’s unexpired employment agreement (see Note 9).

During the year ended December 31, 2016, we issued 1,197,753 shares of common stock to consultants for services with fair value of $1,018,090. The Company is committed to issue 288,000 shares of common stock to consultants for services with fair value of $244,800 in January, February and March 2017 (See Note 10).

F-17

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

Commitments

In early 2016, three Principals from a family office based in Memphis, Tennessee contacted us about investing in Ocean Thermal Energy Corporation. After conducting extensive due diligence on our Company and its technology, prospects, Officers, and Directors, the investors presented us with a Term Sheet to invest $42.4 million in our Company. The Investors insisted on exclusivity, which prevented us from continuing our fundraising efforts. The Investors also insisted on confidentiality, preventing us from communicating their offer until closing. We, along with our lawyers, engaged in our own due diligence on the Investors, and found that the Investors were known in the Memphis community as having substantial net worths, and good reputations in the financial industry. The point person for the Investors is a Certified Financial Planner as well as a licensed broker and investment advisor. Based on our due diligence, we were comfortable and excited to move forward with these Investors.

Despite the Investors’ promises, the Investors did not live up to their commitment and did not fund our Company as promised. In February of 2017, we instructed our attorneys to pursue the matter through the Courts and to seek significant damages from all potentially responsible parties.

Contingencies

On June 29, 2015, with the Baha Mar resort an estimated 95% complete, Baha Mar Ltd., the developer of the resort, filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court in Wilmington, Delaware. Baha Mar Ltd. is the entity with which our subsidiary entered into the Energy Services Agreement to build a SWAC system. The underlying cause of the filing was a commercial dispute between Baha Mar Ltd. and its construction company. Neither we nor our construction company is a party to the proceeding. At an early stage of the proceedings, the U.S. Bankruptcy Court in Wilmington, Delaware dismissed the action on September 15, 2015, agreeing with the Bahamas Supreme Court in finding that the case should properly be decided in Bahamian courts.

The case is proceeding in the Bahamas Supreme Court with the September 2015 appointment of provisional liquidators (Bahamas-based KRyS Global and UK-based AlixPartners) for the specific purpose of preserving the assets of the unfinished resort pending a resolution of the dispute. In November 2015, the Bahamas Supreme Court named Deloitte & Touche LLP as a receiver to Baha Mar Ltd. at the request of the Export-Import Bank of China, which is a primary creditor having made a $2.45 billion loan to Baha Mar Ltd. in 2010. In March 2016, the receiver engaged Colliers International, an international real estate firm, to actively market the resort to a new owner.

The June 2015 bankruptcy of the developer constituted an event of default under the Energy Services Agreement, but we have elected not to assert that default in favor of attempting to pursue the project. Under the terms of our Energy Services Agreement, in the event of default of the developer, we have the right to recover damages, including the amount invested in the project ($7.9 million at December 31, 2015), plus any fees earned at the time of breach and other direct damages, limited in aggregate amount to $25.0 million. The Energy Services Agreement is binding on any successor developer that takes over the development and finished construction.

We believe that even though bankruptcy courts have substantial powers to void contracts, the Energy Services Agreement is likely to survive (either in full effect or with limited modifications) due to the energy requirements of the project, but there can be no guarantee that we will realize any future benefits from the project. Our Baha Mar project will be delayed until the new owner takes control of the resort and our ESA contract is either terminated or assumed by the new ownership. According to Bahamas prime minister Perry Christie, the Bahamas' long-delayed Baha Mar Resort will open under the ownership of Hong Kong-based Chow Tai Fook Enterprises (CTFE), whose companies include luxury-hotel operator Rosewood Hotels.

We have elected not to intervene in the Bahamas proceeding, which we believe is in the nature of an equitable proceeding to preserve the project and seek to reorganize so that the project can be completed rather than liquidated. Our strategy is based on our conclusion that the completion of the resort by any new owner will require it to address the lack of capacity of the current electrical grid to provide air conditioning through conventional means and the projected energy cost savings derived from our SWAC system as compared to conventional electricity at prevailing rates, even if its lack of reliability in the Bahamas is discounted. By relying on this strategy, we believe we are avoiding significant legal representation costs. Further, we believe that we would have no legal position to differentiate us from other unsecured creditors with an aggregate of about $2.0 billion in claims.

F-18

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

Litigation

From time to time, we are involved in legal proceedings and regulatory proceedings arising from operations. We establish reserves for specific liabilities in connection with legal actions that management deems to be probable and estimable. We are not currently a party to any proceeding, the adverse outcome of which would have a material adverse effect on our financial position or results of operations.

NOTE 9—RELATED-PARTY TRANSACTIONS

During 2015, a private venture fund, in which our chief executive officer is an officer and director, agreed to provide up to $1,000,000 in working capital (see Notes 5 and 6).

During 2015, we issued 2,000,000 shares of common stock, with a fair value of $1,700,000, to an executive officer and a former executive officer of the Company (see Note 8).

During 2015, one of the original Series B note holders transferred its ownership of the note in the amount of $50,000 to the JPF Venture Fund 1, LP (see Note 5).

During 2016, a private venture fund, in which our chief executive officer is an officer and director, agreed to amend the original note to increase the working capital loan to $2,000,000. On August 31, 2016, the note holder exercised a warrant to purchase 8,000,000 shares of common stock with an exercise price of $0.25 in lieu of repayment of $2,000,000 of note payable. The note holder also converted $171,824 of accrued interest into 687,291 shares of common stock with a fair value of $584,198 ($0.85 per share). The total conversion was 8,687,291 shares for $2,584,198.

On December 29, 2016, Jeremy P Feakins & Associates, in which our chief executive officer is an officer and director, agreed to provide a short-term advance to the Company for working capital in the amount of $36,822.

During 2016, a principal repayment of $5,000 was made on a related party note in the amount of $2,256,000 issued on January 31, 2015, leaving a note balance of $1,756,000.

During 2016 and 2015, we paid rent of $60,000 and $110,000 to a company controlled by our chief executive officer under an operating lease agreement.

NOTE 10—SUBSEQUENT EVENTS

On February 16, 2017, the due date of the related party note payable in the amount of $2,265,000 issued on January 31, 2015, was extended to December 31, 2017.

On February 16, 2017, the due date of the related party note payable in the amount of $1,000,000 issued on February 3, 2012, was extended to February 3, 2018.

As a part of our agreement with the Memphis Investors, the Board repriced 14,692,500 warrants and 100,000 options to $0.00 and exercised the warrants and options and issued 14,792,500 shares of common stock (See Note 6 and 8).

Individuals exercised warrants to purchase 546,165 shares at the price of $0.75 per share for cash totaling $409,624. These warrants were related to the Series D warrants associated with the BBNA merger.

The Company issued 288,000 shares of common stock, with a fair value of $244,800, to consultants for services (See Note 8).

F-19

OCEAN THERMAL ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016 AND 2015

On February 17, 2017, we entered into an Agreement and Plan of Merger with TetriDyn Solutions, Inc. (“TetriDyn”), in which our chief executive officer is an officer and director. Planned for mid-April 2017, the shareholders of OTE will receive a one-for-one exchange of their shares in the public company for a ninety percent (90%) ownership while TetryDyn shareholders will retain ten percent (10%) ownership. Once merged the name will be changed to Ocean Thermal Energy Corporation.

On March 9, 2017, we issued a promissory note payable of $200,000 to a related party in which our chief executive officer is an officer and director. The note bears interest of 10% and is due and payable within 90 days after demand.

In preparing these consolidated financial statements, we have evaluated events and transactions for potential recognition or disclosure through March 31, 2017, the date the financial statements were issued.

F-20

OCEAN THERMAL ENERGY CORPORATION

(FORMERLY KNOWN AS TETRIDYN SOLUTIONS, INC.)

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current Assets
Cash	$21,438	$7,495
Prepaid expenses	1,741	30,549
Total Current Assets	23,179	38,044

Property and Equipment
Property and equipment, net	1,522	2,366
Assets under construction	919,138	846,285
Property and Equipment, net	920,660	848,651

Total Assets	$943,839	$886,695

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payables and accrued expense	$7,441,617	$5,631,270
Due to related party	320,568	36,822
Notes payable - related party, net	2,949,380	1,886,000
Convertible notes payable -related party- net	87,500	–
Notes payable, net	591,350	300,000
Convertible notes payable - net	50,000	49,129
Total Current Liabilities	11,440,415	7,903,221

Notes payable - related party, net	50,000	1,045,644
Notes payable, net	158,334	602,067
Notes payable, convertible	80,000	–
Total Liabilities	11,728,749	9,550,932

Commitments and Contingencies (See Note 10)

Stockholders' deficiency
Preferred Stock, $0.001 par value; 5,000,000 shares authorized, 0 and 0 shares issued and outstanding, respectively	–	–
Common stock, $0.001 par value; 200,000,000 shares authorized, 118,190,179 and 94,343,776 shares issued and outstanding, respectively	118,191	94,344
Additional paid-in capital	52,822,560	44,352,962
Accumulated deficit	(63,725,661)	(53,111,543)
Total Stockholders' Deficiency	(10,784,910)	(8,664,237)

Total Liabilities and Stockholders' Deficiency	$943,839	$886,695

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-21

OCEAN THERMAL ENERGY CORPORATION

(FORMERLY KNOWN AS TETRIDYN SOLUTIONS, INC.)

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating Expenses
Salaries and wages	$768,226	$280,929	$1,322,053	$905,708
Professional fees	416,484	756,363	920,257	1,218,041
General and administrative	98,519	123,700	351,474	345,971
Warrant Expense	–	–	6,769,562	–
Total Operating Expenses	1,283,229	1,160,992	9,363,346	2,469,720
Loss from Operations	(1,283,229)	(1,160,992)	(9,363,346)	(2,469,720)

Other Expenses
Interest Expense and amortization of debt discount	(239,392)	(1,820,835)	(522,486)	(2,527,115)
Interest Income	8	–	42	–
Loss on settlement of debt	(728,328)		(728,328)
Total Other expense	(967,712)	(1,820,835)	(1,250,772)	(2,527,115)

Loss Before Income Taxes	(2,250,941)	(2,981,827)	(10,614,118)	(4,996,835)

Provision for Income Taxes	–	–	–	–

Net Loss	$(2,250,941)	$(2,981,827)	$(10,614,118)	$(4,996,835)

Net Loss per Common Share
Basic and Diluted	$(0.02)	$(0.04)	$(0.10)	$(0.06)

Weighted Average Number of Common Shares Outstanding	114,366,529	84,993,246	109,857,231	83,236,245

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-22

OCEAN THERMAL ENERGY CORPORATION

(FORMERLY KNOWN AS TETRIDYN SOLUTIONS, INC.)

AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For Nine Month Ended
	September 30,
	2017	2016
Cash Flows From Operating Activities:
Net loss	$(10,614,118)	$(4,996,835)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	844	3,632
Stock issued for services	380,683	948,200
Loss on settlement of debt	728,328	412,374
Warrant Expense	6,769,562	–
Amortization of debt discounts	44,960	1,642,462
Changes in assets and liabilities:
Other current assets	–	24,542
Prepaid expenses	28,808	(18,632)
Accounts payable and accrued expenses	1,574,149	523,564
Net Cash Used In Operating Activities	(1,086,784)	(1,460,693)

Cash Flow From Investing Activities:
Cash acquired in acquisition	4,512	–
Assets under construction	(72,853)	(104,326)
Payments for acquisition	(49,773)	–
Net Cash Used In Investing Activities	(118,114)	(104,326)

Cash Flows From Financing Activities:
Repayment of notes payable - related party	(25,000)	(5,000)
Proceeds from due to related party, net of repayment	281,746	–
Proceeds from notes payable, convertible	80,000	–
Proceeds from issuance of common stock for cash	45,000	926,750
Proceeds from notes payable - related party	200,000	999,025
Stock repurchased from related parties	(111,440)	–
Stock issued for exercise of warrants for cash	748,535	–
Repayment of capital lease	–	(2,530)
Net Cash Provided by Financing Activities	1,218,841	1,918,245

Net increase in cash and cash equivalents	13,943	353,226
Cash and cash equivalents at beginning of year	7,495	125,029
Cash and Cash Equivalents at End of Period	$21,438	$478,255

Supplemental disclosure of cash flow information
Cash paid for interest expense	$18,012	$43,253
Cash paid for income taxes	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Convertible note payable and accrued interest -related party converted to common stock	$81,342	$–
Accrued interest on related-party note converted to common stock	$–	$171,823
Exercise of warrants in lieu of repayment of related-party note payable	$–	$2,000,000
Debt discount on related-party note payable and extension of warrants	$–	$1,008,610
Note Payable and accrued interest converted into common stock	$653,230	$–
Note Payable and accrued interest - related party converted into common stock	$826,231	$–

On May 9, 2017, the company issued 536,490 shares of common stock to the former shareholders of TetriDyn Solutions Inc. for the assumption of $617,032 of accrued expenses and $1,015,506 of convertible notes and notes payable from related and unrelated parties. The company recorded a debit of $1,628,026 to the additional paid in capital.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-23

OCEAN THERMAL ENERGY CORPORATION

(FORMERLY KNOWN AS TETRIDYN SOLUTIONS, INC.)

AND SUBSIDIARIES

Notes to Condensed Consolidated September 30, 2017 Financial Statements

(Unaudited)

Note 1: Source of Business and Basis of Presentation

Ocean Thermal Energy Corporation (“Ocean Thermal”, the “Company”, “we”, and “us”) is currently in the business of designing Ocean Thermal Energy Conversion (“OTEC”) power plants and Seawater Air Conditioning (“SWAC”) plants for large commercial properties, utilities and municipalities. These technologies provide practical solutions to mankind’s three oldest and most fundamental needs: clean drinking water, plentiful food, and sustainable, affordable energy without the use of fossil fuels. OTEC is a clean technology that continuously extracts energy from the temperature difference between warm surface ocean water and cold deep seawater. In addition to producing electricity, some of the seawater running through an OTEC plant can be efficiently desalinated using the power generated by the OTEC technology, producing thousands of cubic meters of fresh water every day for the communities served by its plants for use in agriculture and human consumption. This cold deep nutrient-rich water can also be used to cool buildings (SWAC) and for fish farming/ aquaculture. In short, it’s a technology with many benefits, and its versatility makes OTEC unique.

The Company previously operated under the corporate name of TetriDyn Solutions, Inc. (“TetriDyn”). On March 10, 2017, TetriDyn entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ocean Thermal Energy Corporation, a Delaware corporation (“OTE”). On May 9, 2017, TetriDyn consummated the acquisition of all outstanding equity interests of OTE pursuant to the terms of the Merger Agreement, with a newly-created Delaware corporation that is wholly-owned by TetriDyn (“TetriDyn Merger Sub”), merging with and into OTE (the “Merger”) and OTE continuing as the surviving corporation and a wholly-owned subsidiary of TetriDyn. Effective upon the consummation of the Merger (the “Closing”), the OTE Stock issued and outstanding or existing immediately prior to the Closing of the Merger was converted at the Closing into the right to receive newly issued shares of TetriDyn common stock. As a result of the Merger, TetriDyn succeeded to the business and operations of OTE. In connection with the consummation of the Merger and upon the consent of the holders of a majority of the outstanding common shares, TetriDyn filed with the Nevada Secretary of State an amendment to its articles of incorporation changing its name to “Ocean Thermal Energy Corporation”.

On April 13, 2017, the Company filed a Schedule 14C Information Statement with the Securities and Exchange Commission (the “Commission”) to notify stockholders that the following actions were approved without a meeting of the stockholders:

•	An amendment to our Articles of Incorporation, as amended, to effect a change in the Company’s name from TetriDyn Solutions, Inc. to Ocean Thermal Energy Corporation;

•	An amendment to our Articles of Incorporation, as amended, to effect and authorize 5,000,000 shares of preferred stock and 200,000,000 shares of common stock; and

•	An amendment to our Articles of Incorporation, as amended, to effect a forward stock split of the issued and outstanding shares of common stock of the Company on an approximately 2.1676-for-1 basis.

On May 25, 2017, the Company received approval from the Financial Industry Regulatory Authority (“FINRA”) to change the trading symbol for the Company’s common stock to “CPWR” from “TDYS.” The Company’s common stock began formally trading under the symbol “CPWR” on June 21, 2017.

For accounting purposes, this transaction is being accounted for as a merger of entities under common control and has been treated as a recapitalization of Tetridyn Solutions, Inc. with Ocean Thermal Energy Corporation. as the accounting acquirer. The historical financial statements of the accounting acquirer became the financial statements of the Company. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The 110,273,767 shares issued to the shareholder of OTE in conjunction with the share exchange transaction has been presented as outstanding for all periods. The historical financial statements include the operations of the accounting acquirer for all periods presented and the accounting acquiree for the period from May 9, 2017 through September 30, 2017. The Company’s accounting year end is December 31, which was the year end of Ocean Thermal Energy Corporation.

F-24

The condensed consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, our financial statements reflect all adjustments that are of a normal recurring nature necessary for presentation of financial statements for interim periods in accordance with U.S. generally accepted accounting principles (GAAP) and with the instructions to Form 10-Q in Article 10 of SEC Regulation S-X. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

We condensed or omitted certain information and footnote disclosures normally included in our annual audited financial statements, which we prepared in accordance with GAAP. The operating results for the three and nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the year. Our interim financial statements should be read in conjunction with our Audit Report and the 8-K filing on July 19, 2017.

Note 2: Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared on the assumption that we will continue as a going concern. As reflected in the accompanying condensed consolidated financial statements, we had a net loss of $10,614,118 and used $1,086,784 of cash in operating activities for the nine months ended September 30, 2017. We had a working capital deficiency of $11,417,236 and a stockholders’ deficiency of $10,784,910 as of September 30, 2017. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to increase sales and obtain external funding for our project development. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Note 3: Income Taxes

No income tax expense was recognized for the nine-month periods ended September 30, 2017 and 2016, due to net losses being incurred in these periods. We are subject to audit by the Internal Revenue Service, various states, and foreign jurisdictions for the prior three years. There has not been a change in our unrecognized tax positions since December 31, 2016, and we do not believe there will be any material changes in our unrecognized tax positions over the next 12 months. Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. We do not have any accrued interest or penalties associated with any unrecognized tax benefits, and no interest expense related to unrecognized tax benefits was recognized during the nine months ended September 30, 2017.

The Company’s ability to use its NOL carryforwards may be substantially limited due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50.0% of the outstanding stock of a company by certain stockholders or public groups.

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company became a “loss corporation” under the definition of Section 382. If the Company has experienced an ownership change, utilization of the NOL carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL carryforwards before utilization. Further, until a study is completed and any limitation known, no positions related to limitations are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations or financial position of the Company.

Note 4: Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The accounting standard establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required as well as the assets and liabilities that we value using those levels of inputs.

•	Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

•	Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

F-25

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. We did not have any significant nonfinancial assets or nonfinancial liabilities that would be recognized or disclosed at fair value on a recurring basis as of September 30, 2017, nor did we have any assets or liabilities measured at fair value on a nonrecurring basis to report in the first nine months of 2017.

Note 5: Net Loss per Common Share

Basic earnings per share are computed by dividing the net income (loss) applicable to common shares by the weighted average number of common shares outstanding. We recorded a net loss for the nine-month periods ended September 30, 2017 and 2016, so there are no diluted earnings per share calculated for those periods. Basic and diluted earnings per share were the same for all periods presented.

We had 0 and 16,112,210 shares issuable upon the exercise of warrants and options and 7,576,778 and 205,667 shares issuable upon the conversion of green energy bonds and convertible notes payable that were not included in the computation of dilutive loss per share because their inclusion is antidilutive for the interim periods ended September 30, 2017 and 2016, respectively.

Note 6: Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. Historically, there has been a diversity in practice in how certain cash receipts/payments are presented and classified in the statement of cash flows under Topic 230. The purpose of the Update is to reduce the existing diversity in practice by clarifying the presentation of certain types of transactions. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company notes that this guidance applies to its reporting requirements and will implement the new guidance accordingly.

We have reviewed all recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on our consolidated results of operations, financial position, and cash flows. Based on that review, we believe that none of these pronouncements will have a significant effect on current or future earnings or operations.

Note 7: Business Segments

We conduct operations in various foreign jurisdictions that use our technology. Our segments are based on the location of their operations. The U.S. territories segment consists of operations in the U.S. Virgin Islands and Guam; the Bahamas segment consists of operations specific to the Bahamas; and the other segment currently consists of operations in the Cayman Islands. Direct revenues and costs, depreciation, depletion, and amortization costs, general and administrative costs (“G&A”), and other income directly associated with their respective segments are detailed within the following discussion. Identifiable net property and equipment are reported by business segment for management reporting and reportable business segment disclosure purposes. Current assets, other assets, current liabilities, and long-term debt are not allocated to business segments for management reporting or business segment disclosure purposes.

Reportable business segment information for the nine months ended September 30, 2017, and September 30, 2016, is as follows:

September 30, 2017
	Headquarters	US Territories	Bahamas	Other	Total
Revenue	$–	$–	$–	$–	$–
Assets	24,701	870,140		48,998	949,138
Net loss	(10,614,118)	–	–	–	(10,614,118)
Property and equipment	1,522	–	–	–	1,522
Assets under construction	–	870,140		48,998	919,138
Depreciation	844	–	–	–	844
Additions to assets under construction	–	72,853	–	–	72,853

F-26

September 30, 2016
	Headquarters	US Territories	Bahamas	Other	Total
Revenue	$–	$–	$–	$–	$–
Assets	539,051	755,064	271,111	48,998	1,614,224
Net loss	(4,966,835)	–	–	–	(4,966,835)
Property and equipment	2,941	–	–	–	2,941
Assets under construction	–	755,064	271,111	48,998	1,075,173
Depreciation	3,632	–	–	–	3,632
Additions to assets under construction	–	77,500	26,826	–	104,326

Note 8: Convertible notes and notes payable

On December 12, 2006, TetriDyn Solutions, Inc. (TDYS) borrowed funds from the Southeast Idaho Council of Governments (SICOG). This is referred as the “EDA -#180” loan. At the time of the merger between TDYS and Ocean Thermal Energy Corporation (OTE) on May 9, 2017, OTE assumed the liability for this loan. The remaining balance on the loan at the date of merger was $14,974. The interest rate is 6.25% and the maturity date was January 5, 2013. The loan principal was $13,811 with accrued interest of $42 as of September 30, 2017. This note is in default.

On December 23, 2009, TetriDyn Solutions, Inc. (TDYS) borrowed funds from the Southeast Idaho Council of Governments (SICOG). This is referred as the “EDA - #273” loan. At the time of the merger between TDYS and Ocean Thermal Energy Corporation (OTE) on May 9, 2017, OTE assumed the liability for this loan. The remaining balance on the loan at the date of merger was $94,480. The interest rate is 7% and the maturity date was December 23, 2014. The loan principal was $94,480 with accrued interest of $21,678 as of September 30, 2017. This note is in default.

On December 23, 2009, TetriDyn Solutions, Inc. (TDYS) borrowed funds from the Southeast Idaho Council of Governments (SICOG). This is referred as the “MICRO I - #274” loan. At the time of the merger between TDYS and Ocean Thermal Energy Corporation (OTE) on May 9, 2017, OTE assumed the liability for this loan. The remaining balance on the loan at the date of merger was $23,619. The interest rate is 7% and the maturity date was December 23, 2014. The loan principal was $23,619 with accrued interest of $4,728 as of September 30, 2017. This note is in default.

On December 23, 2009, TetriDyn Solutions, Inc. (TDYS) borrowed funds from the Southeast Idaho Council of Governments (SICOG). This is referred as the “MICRO II - #275” loan. At the time of the merger between TDYS and Ocean Thermal Energy Corporation (OTE) on May 9, 2017, OTE assumed the liability for this loan. The remaining balance on the loan at the date of merger was $23,619. The interest rate is 7% and the maturity date was December 23, 2014. The loan principal was $23,619 with accrued interest of $6,030 as of September 30, 2017. This note is in default

On December 1, 2007, TetriDyn Solutions, Inc. (TDYS) borrowed funds from the Eastern Idaho Development Corporation, This is referred as the “EIDC ” loan. At the time of the merger between TDYS and Ocean Thermal Energy Corporation (OTE) on May 9, 2017, OTE assumed the liability for this loan. The remaining balance on the loan at the date of merger was $85,821. The interest rate is 7% and the maturity date was September 1, 2015. The loan principal was $85,821 with accrued interest of $31,788 as of September 30, 2017. This note is in default

On September 25, 2009, TetriDyn Solutions, Inc. (TDYS) borrowed funds from the Pocatello Development Authority. At the time of the merger between TDYS and Ocean Thermal Energy Corporation (OTE) on May 9, 2017, OTE assumed the liability for this loan. The remaining balance on the loan at the date of merger was $50,000. The interest rate is 5% and the maturity date was October 25, 2011. The loan principal was $50,000 with accrued interest of $17,567 as of September 30, 2017. This note is in default

On March 12, 2015, the Company exchanged convertible notes issued in 2010, 2011, and 2012, payable to its officers and directors in the aggregate principal amount of $320,246, plus accrued but unpaid interest of $74,134, into a single, $394,380 consolidated convertible note (the “Consolidated Note”). The Consolidated Note was assigned to JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer. The Consolidated Note was convertible to common stock at $0.025 per share, the approximate market price of the Company’s common stock as of the date of the issuance. On February 24, 2017 the Company completed an amendment with JPF to eliminate the conversion feature of the Consolidated Note. The Consolidated Note bears interest at 6% per annum and is due and payable within 90 days after demand. As of September 30, 2017, accrued but unpaid interest on the Consolidated Note was $64,714.

F-27

On March 12, 2015, the Company assigned the liabilities for unpaid salaries of two of its former officers in the amount of $213,436 to JPF. The assignment was evidenced by a consolidated promissory note dated December 31, 2014. The note does not bear any interest. On December 31, 2016, the $213,436 was reclassified to accrued expenses.

On June 23, 2015, the Company borrowed $50,000 from JPF pursuant to a promissory note. The Company received $25,000 on July 31, 2015, and the remaining $25,000 on August 18, 2015. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of the Company’s common stock. On September 8, 2017, JPF elected to convert $50,000 of notes payable and accrued interest of $6,342 into 3,612,596 and 458,198 shares of common stock, respectively.

On November 23, 2015, the Company borrowed $50,000 from JPF pursuant to a promissory note. The Company received $37,500 before December 31, 2015, and the remaining $12,500 was received after the year-end. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of the Company’s common stock at the rate of one share each for $0.03 of principal amount of the note. As of September 30, 2017, the outstanding balance was $50,000, plus accrued interest of $5,282.

On February 25, 2016, the Company borrowed $50,000 from JPF pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. This conversion price is not required to adjust for the reverse stock split as per the note agreement. On February 24, 2017 the Company completed an amendment with JPF to eliminate the conversion feature of the note. As of September 30, 2017, the outstanding balance was $50,000, plus accrued interest of $4,870.

On May 20, 2016, the Company borrowed $50,000 from JPF pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. This conversion price is not required to adjust for the reverse stock split as per the note agreement. On February 24, 2017 the Company completed an amendment with JPF to eliminate the conversion feature of the note. As of September 30, 2017, the outstanding balance was $50,000, plus accrued interest of $4,022.

On October 20, 2016, the Company borrowed $12,500 from JPF pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. This conversion price is not required to adjust for the reverse stock split as per the note agreement. On February 24, 2017 the Company completed an amendment with JPF to eliminate the conversion feature of the note. As of September 30, 2017, the outstanding balance was $12,500, plus accrued interest of $736

On October 20, 2016, the Company borrowed $12,500 from an independent director pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. This conversion price is not required to adjust for the reverse stock split as per the note agreement. As of September 30, 2017, the outstanding balance was $12,500, plus accrued interest of $802

On October 20, 2016, the Company borrowed $25,000 from a stockholder pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. This conversion price is not required to adjust for the reverse stock split as per the note agreement. As of June 5, 2017 the note holder converted the note principal of $25,000 into 1,806,298 shares common stock. As of September 30, 2017, there was an outstanding balance of accrued interest of $904.

On December 21, 2016, the Company borrowed $25,000 from JPF pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. This conversion price is not required to adjust for the reverse stock split as per the note agreement. As of September 30, 2017, the outstanding balance was $25,000, plus accrued interest of $1,179.

F-28

During 2012, we issued a note payable for $1,000,000 and three-year warrants to purchase 3,295,761 shares of common stock with an exercise price of $0.50 per share. The note had an interest rate of 10% per annum, was secured by a first lien in all of our assets and was due on February 3, 2015. We determined the warrants had a fair value of $378,500 based on the Black-Scholes option-pricing model. The fair value was recorded as a discount on the note payable and was being amortized over the life of the note. We repriced the warrants during 2013 and took an additional charge to earnings of $1,269,380 related to the repricing. The warrants were exercised upon the repricing. On February 16, 2017, the note holder agreed to amend the note to extend the due date of the note to February 3, 2018. As of September 30, 2017, the outstanding balance was $1,000,000, plus accrued interest of $510,004.

During 2013, we issued Series B units. Each unit is comprised of a note agreement, a $50,000 promissory note that matures on September 30, 2023, and bears interest at 10% per annum payable annually in arrears, a security agreement, and a warrant to purchase 10,000 shares of common stock at an exercise price to be determined pursuant to a specified formula. During 2013, we issued $525,000 of 10% promissory notes and warrants to purchase 105,000 shares of common stock. The warrants have an expiration date of September 30, 2023. We determined the warrants had a fair value of $60,068 based on the Black-Scholes option-pricing model. As part of our agreement with the Memphis Investors, the Board repriced the warrants to $0.00 and exercised the warrants and issued shares of common stock. On December 31, 2016, the accrued interest was $168,934. During 2015, one of the original note holders transferred its ownership of the note in the amount of $50,000 to Jeremy P. Feakins & Associates LLC through the JPF Venture Fund 1, LP. On August 15, 2017, loans in the amount of $316,666 and accrued interest of $120,898 were converted to 437,564 shares at $1.00 per share, which was ratified by the Board of Directors. The shares were recorded at fair value of $1,165,892. The Company recorded a loss on settlement of debt of $728,328 on conversion date. As of September 30, 2017, the loan balance was $208,334 and the accrued interest was $80,583.

During the third quarter of 2017, the Company launched a $2,000,000 convertible promissory note private placement offering. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable two years after purchase; (iii) and all principal and interest on each Note shall automatically convert on the Conversion Maturity Date into shares of the Company’s common stock at a conversion price of $4.00 per share, as long as the closing share price of the Company’s common stock on the trading day immediately preceding the Conversion Maturity Date is at least $4.00, as adjusted for stock splits, stock dividends, reclassification, and the like. If the price of the Company’s shares on such date is less than $4.00 per share, the Note (principal and interest) will be repaid in full. As of September 30, 2017, the outstanding balance for all four loans was $80,000, plus accrued interest of $976.

During 2013, we paid cash of $10,000 and issued a note payable for $290,000 in connection with the reverse merger transaction. We repurchased and retired 7,546,464 shares of common stock simultaneously with the closing of the merger with Broad Band Network Associates. The note is unsecured and due the earlier of December 31, 2015, or upon our receiving $50,000 of proceeds from the exercise of the Class A warrants, $50,000 from the exercise of the Class B warrants, $60,000 from the exercise of the Class C warrants, $60,000 from the exercise of Class D warrants, and $70,000 from the exercise of the Class E warrants. During 2014, we paid $100,000 and during 2015, we paid $60,000, leaving a balance of $130,000. Accrued interest totaled $37,655 at September 30, 2017 and $29,769 at December 31, 2016. We have determined that no further payment of principal or interest on this note should be made because the note holder failed to perform his underlying obligations giving rise to this note. As such, we are confident that if the not holder were to seek legal redress, a court would decide in our favor by either voiding the note or awarding damages sufficient to offset the note value.

During 2014, we issued a note payable for $2,265,000 and warrants to purchase 12,912,500 shares of common stock, with an exercise price equal to the greater of a 50% discount of the stock price when our shares are listed on a public exchange or $0.425 per share, to an entity owned by our chief executive officer, together our principal stockholders. The warrants expire one year after our shares are listed on a recognized public exchange. The unsecured note has an interest rate of 10% per annum and the balance was due on January 31, 2015. We determined the warrants had a fair value of $2,265,000 based on the Black-Scholes option-pricing model. The fair value was recorded as a discount on the note payable and is being amortized over the life of the note. As part of our agreement with the Memphis Investors, the Board repriced the warrants to $0.00 and exercised the warrants and issued shares of common stock. As of December 31, 2015, principal of $152,500 has been repaid and principal of $351,500 has been converted into 468,667 shares of common stock, leaving a note balance of $1,761,000. During 2016, a principal payment of $5,000 was made leaving a note balance of $1,756,000 at December 31, 2016. On December 31, 2016, the accrued interest was $453,093. On February 16, 2017, the note holder agreed to extend the due date for the repayment of the loan and interest to the earlier of December 31, 2017, or the date of the financial closings of its Baha Mar Project (or any other project of $25 million or more), whichever occurs first. On August 15, 2017, loans in the amount of $618,500 and accrued interest of $207,731 were converted to 826,231 shares at $1.00 per share, which was ratified by the Board of Directors. The conversion was recorded at historical cost due to the related party nature of the transaction. As of September 30, 2017, the loan balance was $1,137,500 and the accrued interest was $370,622.

During 2014, we issued Secured Convertible Promissory Notes (Bonds) totaling $166,800 through September 30, 2014. The bonds carry an interest rate ranging from 7.86% to 9.86% and mature on April 30, 2019 and December 31, 2019. In addition, the bondholders are entitled to convert each $1,200 bond into 1,000 shares of common stock at a price of $1.20 per share. Should our shares trade for 10 consecutive days at $1.80 per share or higher. On August 15, 2017, bonds in the amount of $166,800 and accrued interest of $48,866 were converted to 179,722 shares of common stock at $1.20 per share.

F-29

During 2014, we issued a note payable of $100,000 to a related party and $200,000 to a third party, for a total of $300,000, and warrants to purchase 300,000 shares of common stock with an exercise price of $1.00 per share. As part of our agreement with the Memphis Investors, the Board repriced the warrants to $0.00 and exercised the warrants and issued shares of common stock. These unsecured notes have an interest rate of 12% per annum. The $100,000 note with a related party is due the earlier of December 26, 2015; the completion by us of an equity financing resulting in our receipt of gross proceeds of at least $2,000,000; or the financial close of the Baha Mar project and release of funds by the bank. The balance on the $200,000 note is due the earlier of March 31, 2015; the completion by us of an equity financing resulting in our receipt of gross proceeds of at least $2,000,000; or the financial close of the Baha Mar project and release of project financing funds by the bank. As of December 31, 2016, the notes are in default. Due to the delay in opening of the Baha Mar Resort, our Baha Mar SWAC Project’s financial closing was delayed causing us to default on the notes. We have accrued the interest at a default rate of 22%. We intend to repay the notes and accrued interest upon the project’s financial closing. Accrued interest totaled $163,262 as of September 30, 2017 and $113,119 as of December 31, 2016.

On April 7, 2015, we issued an unsecured convertible promissory note in the principal amount of $50,000 to an unrelated party. The note bears interest of 10% and is due on April 17, 2017. On April 6, 2017, the note holder agreed to extend the maturity date to April 7, 2018. The note and accrued interest can be converted into our common stock at a conversion rate of $0.75 per share at any time prior to the repayment. We recorded a debt discount of $6,667 for the fair value of the beneficial conversion feature. During the nine months ended September 30, 2017, we amortized $871 of debt discount. Accrued interest totaled $12,570 as of September 30, 2017 and $10,159 as of December 31, 2016.

On March 9, 2017, an entity owned by our chief executive officer is an officer and director, agreed to provide up to $200,000 in working capital. The note bears interest of 10% and is due and payable with 90 days of demand. On September 30, 2017, the balance of the loan outstanding was $175,000 and the accrued interest as of that date was $10,382.

The following convertible note and notes payable were outstanding at September 30, 2017:

							Related Party		Non Related Party
Date of Issuance	Maturity Date	Interest Rate	Original Principal	Principal at September 30, 2017	Discount at September, 2017	Carrying Amount at September 30, 2017	Current	Long-Term	Current	Long-Term
12/12/2006	1/5/2013	6.25%	58,670	13,811	–	13,811	–	–	13,811	–
12/1/2007	9/1/2015	7.00%	125,000	85,821	–	85,821	–	–	85,821	–
9/25/2009	10/25/2011	5.00%	50,000	50,000	–	50,000	–	–	50,000	–
12/23/2009	12/23/2014	7.00%	100,000	94,480	–	94,480	–	–	94,480	–
12/23/2009	12/23/2014	7.00%	25,000	23,619	–	23,619	–	–	23,619	–
12/23/2009	12/23/2014	7.00%	25,000	23,619	–	23,619	–	–	23,619	–
2/3/2012	02/03/18	10.00%	1,000,000	1,000,000	–	1,000,000	1,000,000		–	–
8/15/2013	10/31/23	10.00%	525,000	208,334	–	208,334	–	50,000	–	158,334
12/31/2013	12/31/15	8.00%	290,000	130,000	–	130,000	130,000	–	–	–
4/1/2014	12/31/17	10.00%	2,265,000	1,137,500	–	1,137,500	1,137,500	–	–	–
12/22/2014	03/31/15	12.00%	200,000	200,000	–	200,000	–	–	200,000	–
12/26/2014	12/26/15	12.00%	100,000	100,000	–	100,000	–	–	100,000	–
3/12/2015	90 days after demand	6.00%	394,380	394,380	–	394,380	394,380	–	–	–
4/7/2015	04/17/18	10.00%	50,000	50,000	–	50,000	–	–	50,000	–
11/23/2015	90 days after demand	6.00%	50,000	50,000	–	50,000	50,000	–	–	–
2/25/2016	90 days after demand	6.00%	50,000	50,000	–	50,000	50,000	–	–	–
5/20/2016	90 days after demand	6.00%	50,000	50,000	–	50,000	50,000	–	–	–
10/20/2016	90 days after demand	6.00%	50,000	12,500	–	12,500	12,500	–	–	–
10/20/2016	90 days after demand	6.00%	12,500	12,500	–	12,500	12,500	–	–	–
12/21/2016	90 days after demand	6.00%	25,000	25,000	–	25,000	25,000	–	–	–
3/9/2017	90 days after demand	10.00%	200,000	175,000	–	175,000	175,000	–	–	–
Various	1 year from date of issue	6.00%	80,000	80,000	–	80,000	–	–	–	80,000

	Totals			$3,966,564	$0	$3,966,564	$3,036,880	$50,000	$641,350	$238,334

F-30

The following convertible note and notes payable were outstanding at December 31, 2016:

							Related Party		Non Related Party
Date of Issuance	Maturity Date	Interest Rate	Original Principal	Principal at December 31, 2016	Discount at December 31, 2016	Carrying Amount at December 31, 2016	Current	Long-Term	Current	Long-Term
02/03/12	02/03/18	10.00%	1,000,000	1,000,000	–	1,000,000	–	1,000,000	–	–
08/15/13	10/31/23	10.00%	525,000	525,000	44,089	480,911	–	45,644	–	435,267
12/31/13	12/31/15	8.00%	290,000	130,000	–	130,000	130,000	–	–	–
04/16/14	04/30/19	9.86%	6,000	6,000	–	6,000	–	–	–	6,000
05/09/14	04/30/19	9.86%	50,400	50,400	–	50,400	–	–	–	50,400
05/28/14	04/30/19	9.86%	25,200	25,200	–	25,200	–	–	–	25,200
04/01/14	12/31/17	10.00%	2,265,000	1,756,000	–	1,756,000	1,756,000	–	–	–
07/21/14	12/31/19	9.86%	78,000	78,000	–	78,000	–	–	–	78,000
08/18/14	12/31/19	7.86%	7,200	7,200	–	7,200	–	–	–	7,200
12/22/14	03/31/15	12.00%	200,000	200,000	–	200,000	–	–	200,000	–
12/26/14	12/26/15	12.00%	100,000	100,000	–	100,000	–	–	100,000	–
04/09/15	04/09/17	10.00%	50,000	50,000	871	49,129			49,129	–

	Total			$3,927,800	$44,960	$3,882,840	$1,886,000	$1,045,644	$349,129	$602,067

Note 9: Stockholders’ Equity

Common Stock

For the nine months ended September 30, 2017, individuals exercised Series D warrants to purchase 998,079 shares of common stock at a price of $0.75 per share for cash totaling $748,535. These warrants were related to BBNA merger.

For the nine months ended September 30, 2017, we issued 337,998 shares of common stock for services performed with a fair value of $380,683.

For the nine months ended September 30, 2017, we issued 11,250 shares of common stock pursuant to our Private Placement Memorandum with a fair value of $45,000 ($4.00 per share).

As part of the reverse merger on May 9, 2017, 94,343,776 shares of common stock were issued to the shareholders of OTE in exchange for common stock in the merged company.

As a part of our agreement with the Memphis Investors, the Board re-priced 14,692,500 warrants and 100,000 options to $0.00 and exercised the warrants and options and issued 14,792,500 shares of common stock. These warrants had a fair value of $6,769,562. Per ASC Topic 718, this exchange is treated as a modification. The incremental value of $6,769,562 measured as the excess of the fair value of the modified award over the fair value of the original award immediately before the modification using the Black-Scholes option pricing model was expensed fully when they were exercised.

We used the following assumptions for warrants and options on February 1, 2017:

Expected volatility:	77%
Expected lives:	Various (30 days – 7 years)
Risk-free interest rate:	Various (0.50%-2.27%)
Expected dividend yield:	None

On May 8, 2017, JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer transferred 148,588 shares of common stock for $111,440 to the Company to fulfill an over commitment of “D” warrants.

On May 9, 2017, the company issued 534,555 shares of common stock to the former shareholders of TetriDyn Solutions, Inc. for the assumption of $617,032 of accrued expenses and $1,015,506 of convertible notes and notes payable from related and unrelated parties. The company recorded a debit of $1,628,026 to the additional paid in capital as part of the recapitalization.

On June 5, 2017, a note holder elected to convert a $25,000 convertible note payable for 1,806,298 shares of common stock ($0.014 per share).

F-31

On August 15, 2017, Series B note holders elected to convert $316,666 in notes payable for 316,666 shares of common stock at a conversion rate of $1.00. In addition, they converted accrued interest in the amount of $120,898 for 120,898 shares of common stock. The shares were recorded at fair value of $1,165,892. The Company recorded a loss on the settlement of debt of $728,328 on the conversion date.

On August 15, 2017, Clean Energy note holders elected to convert $166,800 in notes payable for 139,000 shares of common stock at a conversion rate of $1.20. In addition, they converted accrued interest in the amount of $48,866 for 40,722 shares of common stock.

On August 15, 2017, Jeremy P. Feakins & Associates, LLC, an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, elected to convert $618,500 in notes payable for 618,500 shares of common stock at a conversion rate of $1.00. In addition, they converted accrued interest in the amount of $207,731 for 207,731 shares of common stock.

On September 8, 2017, JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, elected to convert $50,000 in notes payable for 3,612,596 shares of common stock at a conversion rate of $0.014. In addition, they converted accrued interest in the amount of $6,342 for 458,198 shares of common stock.

Warrants and Options

The following table summarizes all warrants outstanding and exercisable for the nine-month period ended September 30, 2017:

	Number of	Weighted Average
Warrants	Warrants	Exercise Price
Balance at December 31, 2016	15,912,210	$0.76
Granted	–	$0.00
Exercised	(998,079)	$0.75
Exercised (re-priced to $0.00)	(14,692,500)	$0.00
Forfeited	(221,631)
Balance at September 30, 2017	–

The following table summarizes all options outstanding and exercisable for the nine-month period ended September 30, 2017:

	Number of	Weighted Average
Options	Options	Exercise Price
Balance at December 31, 2016	100,000	$0.75
Exercised	(100,000)	$0.75
Balance at September 30, 2017	–

Note 10: Commitments and Contingencies

Litigation

From time to time, we are involved in legal proceedings and regulatory proceedings arising from operations. We establish reserves for specific liabilities in connection with legal actions that management deems to be probable and estimable.

In late 2016, we entered into a binding agreement with an investor group from Memphis, Tennessee to invest a substantial amount of capital into our company (the “Memphis Investors”). As part of the agreement, we were restricted from making changes to our capital structure and, consequently, suffered significant financial damages when the investors did not honor their commitment and defaulted on the agreement. On May 16, 2017, we filed a civil suit in the United States District Court in the Western District of Tennessee (Case No. 2:17 –cv-02343). Court ordered mediation began on October 26, 2017, in Memphis, TN and is ongoing as of November 8, 2017.

F-32

Consulting Agreements

The Company entered into several consulting agreements and agreed to pay the consultants in cash or shares of common stock with terms up to 6 months. As of September 30, 2017, the Company has accrued the cash compensation and share compensation valued at fair value totaling $220,000. The accrued consulting fees will be settled in cash or shares of common stock (see Note 12).

Employment Agreements

On September 15, 2017, the Company and Chief Executive Officer (referred as “Executive) entered into an amended employment agreement. As per amended employment agreement, the Executive shall receive $388,220 annually which was increased from $350,000 effective on June 30, 2017. All amounts due the Executive as of June 30, 2017 totaling $646,190 and thereafter shall bear interest of 8% until paid and a stock bonus of 258,476 shares of common stock is due and payable for deferring his compensation. The term of employment is for a period of ten (10) years commencing on September 30, 2017. This was approved by the Board of Directors on June 29, 2017. As of September 30, 2017, the shares have not been issued and were accrued at fair value of $310,171.

On September 15, 2017, the Company and Senior Financial Advisor (referred as “Advisor”) entered into an amended employment agreement. As per amended employment agreement, the Advisor shall receive $232,932 annually which was increased from $210,000 effective on June 30, 2017. All amounts due the Executive as of June 30, 2017 totaling $376,475 and thereafter shall bear interest of 8% until paid and a stock bonus of 150,590 shares of common stock is due and payable for deferring his compensation. The term of employment is for a period of ten (10) years commencing on September 30, 2017. This was approved by the Board of Directors on June 29, 2017. As of September 30, 2017, the shares have not been issued and were accrued at fair value of $180,708.

Note 11: Related-Party Transactions

For the nine months ended September 30, 2017, we paid rent of $65,000 to a company controlled by our chief executive officer under an operating lease agreement.

On February 16, 2017, the due date of the Jeremy P. Feakins & Associates, LLC, an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer note payable in the amount of $2,265,000 issued on January 31, 2015, was extended to December 31, 2017. On August 15, 2017, $618,500 of the note payable was converted into 618,500 shares of common stock. In addition, they converted accrued interest in the amount of $207,731 for 207,731 shares of common stock. The remaining balance on the note payable as of September 30, 2017 is $1,137,500.

On February 16, 2017, the due date of the related party note payable in the amount of $1,000,000 issued on February 3, 2012, was extended to February 3, 2018.

On March 9, 2017, we issued a promissory note payable of $200,000 to a related party in which our chief executive officer is an officer and director. The note bears interest of 10% and is due and payable within 90 days after demand. The balance outstanding on September 30, 2017, is $175,000.

On March 31, 2017, we made a repayment of note payable to a related party in the amount of $25,000.

On May 8, 2017, JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer transferred 148,588 shares of common stock for $111,440 to the Company to fulfill an over commitment of “D” warrants.

On September 8, 2017, JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, elected to convert $50,000 in notes payable for 3,612,596 shares of common stock at a conversion rate of $0.014. In addition, accrued interest in the amount of $6,342 was converted to 458,198 shares.

During the third quarter of 2017, JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, advanced the Company $236,000 and on November 6, 2017, the Company entered into an agreement with a promissory note. The terms of the note are as follows: (i) interest is payable at 10% per annum; (ii) all unpaid principal and all accrued and unpaid interest shall be due and payable at the earliest of (a) resolution of the Memphis litigation; (b) June 30, 2018; or (c) when the company is otherwise able to pay. As of September 30, 2017, the outstanding balance was $236,000 with no accrued interest.

On June 5, 2017, a note holder elected to convert a $25,000 convertible note payable for 1,806,298 shares of common stock ($0.014 per share).

As of September 30, 2017, the Company borrowed $84,568, net of repayments from JPF Venture Group, Inc. (“JPF”) on a temporary basis. The loan is non-interest bearing, unsecured and due on demand.

F-33

Note 12: Subsequent Events

Subsequent to September 30, 2017, the Company received an additional $215,000 from JPF Venture Group, Inc. (“JPF”), an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 10% per annum; (ii) all unpaid principal and all accrued and unpaid interest shall be due and payable at the earliest of (a) resolution of the Memphis litigation; (b) June 30, 2018; or (c) when the company is otherwise able to pay (see Note 8).

Subsequent to September 30, 2017, the Company issued 184,202 shares of common stock to consultants for past services (see Note 10).

On August 3, 2017, we entered into a compensation agreement with our former legal counsel wherein we agreed to pay an outstanding legal bill in the amount of $197,950 by issuance of 65,000 shares covered by a Form S-8 Registration Statement filed with the Securities and Exchange Commission (SEC) on August 25,2017. The former legal counsel may, at any time and from time to time following the filing of the Form S-8, elect to call for the issuance of shares as payment for the outstanding legal bill. As the shares are sold into the market, the outstanding balance will be reduced.

On September 28, 2017, the company entered into an agreement with a consultant to enhance shareholder relations. This agreement is effective October 1, 2017, and shall continue for a period of six (6) months. The Consultant shall receive from the Company for the performance of the services rendered to the Company, one million (1,000,000) free trading shares of common stock that were issued through an S-8 filing with the Securities and Exchange Commission (SEC) on October 3, 2017.

On November 8, 2017, Jeremy P. Feakins & Associates, LLC, an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, a Series B note holder, elected to convert $50,000 in notes payable for 50,000 shares of common stock at a conversion rate of $1.00. In addition, they converted accrued interest in the amount of $16,263 for 16,263 shares of common stock.

Subsequent to September 30, 2017, the Company issued 258,476 and 150,590 shares of common stock, respectively to the Chief Executive Officer and Senior Financial Advisor pursuant to the amended employment agreements (see Note 10).

Subsequent to September 30, 2017, the Company entered into a settlement agreement for an outstanding balance for past consulting services totaling $180,000 and issued 360,000 shares of common stock.

F-34

Subject to Completion, Dated January 12, 2018

Prospectus

52,631,578 Shares

Common Stock

______________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholders’ legal counsel applicable to the sale of its shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Item	Amount to be paid
SEC registration fee	$1,867.50
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Miscellaneous fees and expenses	3,132.50
Total	$30,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of its officers and directors against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of negligence or misconduct in the performance of duty.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such bylaws and applicable Nevada law.

To the extent that our directors and officers are indemnified under the provisions contained in our bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On March 19, 2015, the Company exchanged convertible notes issued in 2010, 2011, and 2012, payable to its officers and directors in the aggregate principal amount of $320,246, plus accrued but unpaid interest of $74,134, into a single, $394,380 consolidated convertible note. The consolidated convertible note was assigned to JPF Venture Group, Inc. (“JPF”), the Company’s principal stockholder and an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer. The new consolidated note is convertible to common stock at $0.025 per share, the approximate market price of the Company’s common stock as of the date of issuance. The note bears interest at 6% per annum and is due and payable within 90 days after demand.

On March 23, 2015, the Company entered into an Investment Agreement dated March 12, 2015, with JPF Venture Group, Inc. (“JPF”), and Antoinette Knapp Hempstead and the estate of her late husband, David W. Hempstead (together, the “Hempsteads”). Before entering into this agreement, there was no material relationship between us, the Hempsteads, and our respective affiliates, on the one hand, and JPF and its affiliates, on the other. Under the terms of the Investment Agreement, JPF purchased for $100,000 in cash 29,372,277 shares of our common stock at $0.003405 per share (the “JPF Stock”) and a warrant to purchase up to 1,033,585 shares of our common stock at an exercise price of $0.003 per share. JPF is an investment entity that is majority-owned by Jeremy P. Feakins, the Chairman and Chief Executive Officer of Ocean Thermal Energy. The JPF Stock represents a 55% ownership interest by JPF in our common stock, without giving effect to the issuance of additional shares of our common stock on the conversion of outstanding convertible notes.

On April 7, 2015, we issued an unsecured convertible promissory note in the principal amount of $50,000 to an unrelated party. The note bears interest of 10% and is due on April 17, 2017. On April 6, 2017, the note holder agreed to extend the maturity date to April 7, 2018. The note and accrued interest can be converted into our common stock at a conversion rate of $0.75 per share at any time prior to the repayment. We recorded a debt discount of $6,667 for the fair value of the beneficial conversion feature.

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On June 23, 2015, the Company borrowed $50,000 from its principal stockholder, JPF, pursuant to a promissory note. The Company received $25,000 on July 31, 2015, and the remaining $25,000 on August 18, 2015. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of the Company’s common stock at the rate of one share each for $0.03 of principal amount of the note. As of June 30, 2016, the outstanding balance was $50,000, plus accrued interest of $2,717. The Company recorded a debt discount of $50,000 for the fair value of the beneficial conversion feature.

On November 23, 2015, the Company borrowed $50,000 from its principal stockholder, JPF, pursuant to a promissory note. The Company received $37,500 before December 31, 2015, and the remaining $12,500 was received after the year-end. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of the Company’s common stock at the rate of one share each for $0.03 of principal amount of the note. As of June 30, 2016, the outstanding balance was $50,000, plus accrued interest of $1,700. The Company recorded a debt discount of $28,000 for the fair value of the beneficial conversion feature.

On February 25, 2016, the Company borrowed $50,000 from its principal stockholder JPF pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. As of June 30, 2016, the outstanding balance was $50,000, plus accrued interest of $1,400. No beneficial conversion feature existed as the stock price on the date of issuance was equal to the conversion price.

On May 20, 2016, the Company issued a promissory note in the amount of $50,000 to its principal stockholder, JPF. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. As of June 30, 2016, the outstanding balance was $47,500, plus accrued interest of $980. No beneficial conversion feature existed as the stock price on the date of issuance was equal to the conversion price.

On October 20, 2016, the Company issued a convertible note in the principal amount of $50,000, payable to JPF Venture Group, Inc., an investment entity that is majority-owned by Jeremy P. Feakins, the Company’s chief executive officer and director. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of the Company’s common stock at the rate of one share each for $0.03 of principal amount of the note.

On December 8, 2016, the Company completed the purchase (the “Acquisition”) of all assets of JPF Venture Group, Inc., a Delaware corporation (“Seller”), used primarily in connection with the business of Seller consisting of the development of a sustainable living community by creating an ecologically sustainable “EcoVillage” powered by 100% fossil-fuel free electricity, buildings cooled by energy efficient and chemical free systems, and on-site water produced for drinking, aquaculture and agriculture (the “Assets”), pursuant to the terms of an Asset Purchase Agreement dated December 8, 2016 (the “Purchase Agreement”), by and between the Company and the Seller. Under the terms of the Purchase Agreement, the purchase price for the Assets was the issuance to the Seller of Five Thousand (5,000) shares of common stock of the Company (the “Purchase Price”). The Purchase Price described in the Purchase Agreement is One Million Two Hundred Fifty Thousand (1,250,000) shares of common stock of the Company but was adjusted in connection with stock splits.

On December 21, 2016, the Company borrowed $25,000 from JPF pursuant to a promissory note. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable 90 days after demand; and (iii) the payee is authorized to convert part or all of the note balance and accrued interest, if any, into shares of our common stock at the rate of one share for each $0.03 of principal amount of the note. This conversion price is not required to adjust for the reverse stock split as per the note agreement.

On February 24, 2017, the Company completed the amendment of certain convertible promissory notes issued to JPF Venture Group, Inc. to eliminate the conversation feature of those notes. See our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2017.

During the third quarter of 2017, the Company launched a $2,000,000 convertible promissory note private placement offering. The terms of the note are as follows: (i) interest is payable at 6% per annum; (ii) the note is payable two years after purchase; (iii) and all principal and interest on each Note shall automatically convert on the Conversion Maturity Date into shares of the Company’s common stock at a conversion price of $4.00 per share, as long as the closing share price of the Company’s common stock on the trading day immediately preceding the Conversion Maturity Date is at least $4.00, as adjusted for stock splits, stock dividends, reclassification, and the like. If the price of the Company’s shares on such date is less than $4.00 per share, the Note (principal and interest) will be repaid in full. As of September 30, 2017, the outstanding balance for all four loans was $80,000.

For the nine months ended September 30, 2017, individuals exercised Series D warrants to purchase 998,079 shares of common stock at a price of $0.75 per share for cash totaling $748,535. These warrants were related to the Series D warrants that had been issued by pre-merger BBNA under Section 1145 of the Bankruptcy Code as part of a plan of reorganization implemented under Chapter 11 of the Bankruptcy Code.

For the nine months ended September 30, 2017, we issued 337,998 shares of common stock to consultants for services performed with a fair value of $380,683.

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For the nine months ended September 30, 2017, we converted 14,692,500 warrants and 100,000 options at an exercise price of $0.00 and issued 14,792,500 shares of common stock.

For the nine months ended September 30, 2017, we issued 11,250 shares of common stock pursuant to our Private Placement Memorandum with a fair value of $45,000 ($4.00 per share)

For the nine months ended September 30, 2017, we issued 7,320,609 shares of common stock for the conversion of notes payable and accrued interest for a fair value of $2,289,131.

On November 8, 2017, Jeremy P. Feakins & Associates, LLC, an investment entity that is majority-owned by Jeremy Feakins, the Company’s director, chief executive officer, and chief financial officer, a Series B note holder, elected to convert $50,000 in notes payable for 50,000 shares of common stock at a conversion rate of $1.00. In addition, they converted accrued interest in the amount of $16,263 for 16,263 shares of common stock.

Subsequent to September 30, 2017, the Company issued 258,476 and 150,590 shares of common stock, respectively to the Chief Executive Officer and Senior Financial Advisor pursuant to the amended employment agreements.

For the period from September 30, 2017 to January 8, 2018, we issued 1,788,644 shares of common stock for consulting services performed with a fair value of $2,197,117.

On August 3, 2017, we entered into a compensation agreement with our former legal counsel wherein we agreed to pay an outstanding legal bill in the amount of $197,950 by issuance of 65,000 shares covered by a Form S-8 Registration Statement filed with the Securities and Exchange Commission (SEC) on August 25,2017. The former legal counsel may, at any time and from time to time following the filing of the Form S-8, elect to call for the issuance of shares as payment for the outstanding legal bill. As the shares are sold into the market, the outstanding balance will be reduced.

For the period from October 1, 2017 to January 8, 2018, we issued 406,875 shares of common stock for past compensation due to an employee with a fair value of $195,000.

On December 18, 2017, the Company entered into an equity purchase agreement with L2 Capital, LLC for up to $15,000,000. On January 5, 2018, we issued 1,714,285 shares of common stock valued at $685,714 as a commitment fee in connection with the agreement. For further information, see “The Offering” beginning on page 14.

On December 28, 2017, the Company entered into a Note and Warrant Purchase Agreement pursuant to which we issued a series of unsecured promissory notes in the aggregate principal amount of $535,000 and warrants to purchase 145,500 shares of common stock. For further information, see “The Offering” beginning on page 14.

As the result of the transaction with TetriDyn Solutions, we issued an additional 1,935 shares.

Except as otherwise noted, the securities in these transactions were sold in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act for transactions not involving any public offering. Each of the persons acquiring the foregoing securities was an accredited investor (as defined in Rule 501(a) of Regulation D) and confirmed the foregoing and acknowledged, in writing, that the securities must be acquired and held for investment. All certificates evidencing the shares sold bore a restrictive legend. No underwriter participated in the offer and sale of these securities, and no commission or other remuneration was paid or given directly or indirectly in connection therewith.

The proceeds from these sales were used for general corporate purposes.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

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ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1.)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i.)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii.)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii.)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2.)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3.)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(5.)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6.)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i.)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii.)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii.)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv.)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Title of Document	Location
3.1	Articles of Incorporation of TetriDyn Solutions, Inc. dated May 15, 2006	Incorporated by reference from the current report on Form 8-K filed June 7, 2006.
3.2	By-laws	Incorporated by reference from the current report on Form 8-K filed June 7, 2006.
3.3	Designation of Rights, Privileges, and Preferences of Series A Preferred Stock	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2009, filed March 31, 2010.
3.4	Certificate of Amendment to Articles of Incorporation, dated May 8, 2017	Incorporated by reference from the current report on Form 8-K filed May 12, 2017.
4.1	Specimen stock certificate	Incorporated by reference from the registration statement on Form S-8 August 25, 2017
5.1*	Legal Opinion of Procopio, Cory, Hargreaves & Savitch, LLP
10.7	Loan Agreement between TetriDyn Solutions, Inc., and Southeast Idaho Council of Governments, Inc., together with related promissory notes, dated December 23, 2009	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2009, filed March 31, 2010.
10.18	Consolidated Promissory Note for $394,350 dated December 31, 2014	Incorporated by reference from the current report on Form 8-K filed June 8, 2015.
10.19	Investment Agreement between and among TetriDyn Solutions, Inc., Antoinette Knapp Hempstead, on behalf of herself and the estate of her late husband, David W. Hempstead, and JPF Venture Group, Inc.	Incorporated by reference from the current report on Form 8-K filed June 8, 2015.
10.20	Agreement and Plan of Merger between TetriDyn Solutions, Inc. and Ocean Thermal Energy Corporation dated March 12, 2015	Incorporated by reference from the current report on Form 8-K filed June 8, 2015.
10.22	Amendment to March 12, 2015 Merger Agreement	Incorporated by reference from the quarterly report on Form 10-Q for the quarter ended June 30, 2015, filed October 2 2015.
10.23	Promissory Note dated June 23, 2015	Incorporated by reference from the quarterly report on Form 10-Q for the quarter ended June 30, 2015, filed October 2 2015.
10.24	Agreement to Terminate Agreement and Plan of Merger between TetriDyn Solutions, Inc. and Ocean Thermal Energy Corporation	Incorporated by reference from the current report on Form 8-K filed December 10, 2015.
10.25	Promissory Note dated February 25, 2016	Incorporated by reference from the current report on Form 8-K filed March 1, 2016.
10.26	Promissory Note dated November 23, 2015	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2015, filed March 30, 2016.
10.27	Summary of Compensatory Arrangements with Directors and Named Executive Officers	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2015, filed March 30, 2016.
10.28	Asset Purchase Agreement between TetriDyn Solutions, Inc. and JPF Venture Group, Inc. dated December 8, 2016	Incorporated by reference from the current report on Form 8-K filed December 12, 2016.
10.29	Promissory Note dated October 20, 2016	Incorporated by reference from the current report on Form 8-K filed October 20, 2016.
10.30	Promissory Note dated May 20, 2016	Incorporated by reference from the current report on Form 8-K filed May 24, 2016.
10.31	Amendment to Convertible Promissory Notes, dated February 24, 2017	Incorporated by reference from the current report on Form 8-K filed March 2, 2017.
10.32	Agreement and Plan of Merger between TetriDyn Solutions, Inc. and Ocean Thermal Energy Corporation, dated March 1, 2017	Incorporated by reference from the current report on Form 8-K filed March 10, 2017.
10.33	Equity Purchase Agreement, dated December 18, 2017	Incorporated by reference from the current report on Form 8-K filed December 21, 2017.
10.34	Registration Rights Agreement, dated December 18, 2017	Incorporated by reference from the current report on Form 8-K filed December 21, 2017.
10.35	Common Stock Purchase Warrant, dated December 18, 2017	Incorporated by reference from the current report on Form 8-K filed December 21, 2017.
10.36	Note and Warrant Purchase Agreement, dated December 28, 2017	Incorporated by reference from the current report on Form 8-K filed January 3, 2018.
10.37	Form of Unsecured Promissory Note	Incorporated by reference from the current report on Form 8-K filed January 3, 2018.
10.38	Form of Common Stock Purchase Warrant	Incorporated by reference from the current report on Form 8-K filed January 3, 2018.
14.1	Code of Ethics	Incorporated by reference from the annual report on Form 10-KSB for the year ended December 31, 2006, filed April 2, 2007.
21.1	Schedule of Subsidiaries	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2010, filed April 13, 2011.
23.1*	Consent of Liggett & Webb, P.A.
23.2*	Consent of Procopio, Cory, Hargreaves & Savitch, LLP (included in Exhibit 5.1)
101.INS*	XBRL Instance Document**
101.SCH*	XBRL Extension Schema Document**
101.CAL*	XBRL Extension Calculation Linkbase Document**
101.DEF*	XBRL Extension Definition Linkbase Document**
101.LAB*	XBRL Extension Labels Linkbase Document**
101.PRE*	XBRL Extension Presentation Linkbase Document**

* Filed herewith.

** In accordance with Rule 406T of Regulation S-T, this information is deemed not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of Pennsylvania, on January 12, 2018

OCEAN THERMAL ENERGY CORPORATION

By:	/s/ Jeremy P. Feakins Jeremy P. Feakins Chief Executive Officer and Chief Financial Officer (Principal Executive and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeremy Feakins, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy P. Feakins Jeremy P. Feakins	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive and Financial Officer)	January 12, 2018
/s/ Peter Wolfson Peter Wolfson	Director	January 12, 2018
/s/ Antoinette Hempstead Antoinette Hempstead	Director	January 12, 2018

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